Exhibit 10.4

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE
by and among
WONDER GROUP, INC.,
as Parent,
WONDER AUTOMATION, INC.,
as Buyer,
WALLY MERGER SUB I, INC.,
as Merger Sub I,
WALLY MERGER SUB II, LLC,
as Merger Sub II,
SPYCE FOOD CO.,
as the Company,
and
SWEETGREEN, INC.
as Seller
Dated as of November 5, 2025

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4.5	Consents and Approvals	30
4.6	Litigation	30
4.7	Brokers	31
4.8	Securities Laws	31

Article V. REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		31
5.1	Due Organization	31
5.2	Authorization	31
5.3	Consents and Approval; No Conflict	32
5.4	Legal Proceedings	32
5.5	Brokers	32
5.6	Investment Representations	32
5.7	Cash Resources	32
5.8	Solvency	32
5.9	Tax Matters	33

Article VI. COVENANTS		33
6.1	Efforts	33
6.2	No Solicitation of Other Proposals	34
6.3	Notification of Certain Matters	34
6.4	Consents	35
6.5	Investigation by the Buyer Parties	35
6.6	Conduct of Business	35
6.7	Tax Matters	37
6.8	Wrong Pockets; Payment of Business Accounts Payable	40
6.9	Employment Matters	41
6.1	Publicity; Confidentiality; Post-Closing Access	43
6.11	Non-Solicit	47
6.12	Release.	48
6.13	Audits	49
6.14	Transition Services	50

Article VII. CONDITIONS TO CLOSING		50
7.1	Conditions to Obligations of the Seller Parties	50
7.2	Conditions to Obligations of the Buyer Parties	51

Article VIII. INDEMNIFICATION; REMEDIES		52
8.1	Survival of Representations, Etc.	52
8.2	Indemnification	53
8.3	Satisfaction of Indemnification Obligations	57
8.4	Exclusive Remedy	57

Article IX. TERMINATION		58
9.1	Termination	58
9.2	Effect of Termination	59
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Article X. DEFINED TERMS		59
10.1	Defined Terms	59

Article XI. MISCELLANEOUS		81
11.1	Notices	81
11.2	Rules of Construction and References	82
11.3	Titles	83
11.4	Entire Agreement	83
11.5	Assignment	83
11.6	Amendment or Modification	83
11.7	Waiver	84
11.8	Severability	84
11.9	Burden and Benefit	84
11.1	Governing Law	84
11.11	Consent to Jurisdiction	84
11.12	Waiver of Trial by Jury	85
11.13	Specific Performance	85
11.14	Cumulative Remedies	85
11.15	Expenses	85
11.16	Representation by Counsel	85
11.17	Further Assurances	85
11.18	Execution and Counterparts	86
11.19	Disclaimers of Other Warranties	86
11.2	Acknowledgements	87
11.21	Conflicts; Retention of Privilege; Shared Privileged Materials	88

EXHIBITS

Exhibit A	First Certificate of Merger	Exhibit D	Form of IP Assignment
Exhibit B	Second Certificate of Merger	Exhibit E	Form of Patent Assignment
Exhibit C	Form of Bill of Sale

SCHEDULES

Schedule 1.1	Key Employees	Schedule 6.6	Conduct of the Business
Schedule 1.2	Form of Supply Agreement	Schedule 6.14(a)	Required Transition Services
Schedule 1.3	Form of IP License Agreement	Schedule 10.1(a)	Acquired Contracts
Schedule 5.6	Parent Investment Representations	Schedule 10.1(b)	Business Fixtures and Equipment
Schedule 6.1	Required Regulatory Approvals	Schedule 10.1(c)	Other Excluded Assets
Schedule 6.4	Consents and Notices	Schedule 10.1(d)	Knowledge of the Parties

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AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE
This AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE (this “Agreement”), dated as of November 5, 2025, is by and among: (i)  Wonder Group, Inc., a Delaware corporation (“Parent”); (ii) Wonder Automation, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Buyer”); (iii) Wally Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Wally Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”); (iv) Spyce Food Co., a Delaware corporation and direct wholly owned subsidiary of Seller (the “Company”); and (v) Sweetgreen, Inc., a Delaware corporation (“Seller”). Each of the Company (before the First Effective Time) and Seller may be referred to as a “Seller Party” and collectively, as the “Seller Parties”, each of Parent, Buyer and the Merger Subs (including the Surviving Entity) may be referred to herein as a “Buyer Party” and collectively as the “Buyer Parties” and each of the Seller Parties and Buyer Parties may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to such terms in Article X.
RECITALS
WHEREAS, (a) the boards of directors of Parent, Buyer, Merger Sub I, Seller and the Company, (b) Parent, as the sole and managing member of Merger Sub II and (c) Seller, as sole stockholder of the Company, have each determined that the Transactions are advisable and in the best interests of their respective companies and their respective stockholder(s) or member (as applicable), and have approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Seller owns and directly holds all of the issued and outstanding shares of Company Capital Stock (the “Acquired Shares”);
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger (the “Surviving Corporation”), pursuant to and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the Parties intend that, as part of an integrated plan with the First Merger and on the terms and subject to the conditions set forth in this Agreement, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger (the “Surviving Entity”), pursuant to and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”);
WHEREAS, each of the Parties intends that (a) the First Merger and the Second Merger be considered together as a single integrated transaction for U.S. federal income Tax purposes that together qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder consistent with IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
WHEREAS, Seller, directly or through the other Seller Entities (including the Purchased Group), owns or holds the Acquired Assets;

WHEREAS, (a) Buyer wishes to acquire from Seller or the other Excluded Entities, and Seller or the other Excluded Entities wishes to sell to Buyer, all of the Acquired Assets owned (legally or beneficially) or held by the Excluded Group, (b) Buyer has agreed to assume from the Excluded Group the Assumed Liabilities of the Excluded Group and (c) the Excluded Group has agreed to assume the Excluded Liabilities of the Purchased Group, in each case, subject to the terms and conditions of this Agreement;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to each Buyer Party’s willingness to enter into this Agreement, the Business Employees set forth on Schedule 1.1 (collectively, the “Key Employees”, and such Schedule, the “Key Employee Schedule”) are entering into offer letters and other employment related documents with Parent (collectively, and together with all related agreements and documentation required thereby, the “Offer Packages”), each of which will become effective as of the Closing;
WHEREAS, at the Closing, and as a condition and inducement to the Parties’ willingness to enter into this Agreement, Seller, on the one hand, and each of the Surviving Entity and Buyer, on the other hand, will enter into a Supply and Services Agreement in the form attached hereto as Schedule 1.2 (the “Supply Agreement”);
WHEREAS, at the Closing, and as a condition and inducement to the Parties’ willingness to enter into this Agreement, Seller, on the one hand, and each of the Surviving Entity and Buyer, on the other hand, will enter into an Intellectual Property License Agreement in the form attached hereto as Schedule 1.3 (the “IP License Agreement”); and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Parties’ willingness to enter into this Agreement, Seller, on the one hand, and Parent, on the other hand, have entered into an certain letter agreement in connection with the issuance by Parent of the Closing Equity Consideration on the Closing Date (the “Equity Side Letter”), which will become effective as of the Closing.
AGREEMENT
NOW, THEREFORE, in consideration of the respective covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties to this Agreement agree as follows:
ARTICLE I.
PURCHASE AND SALE OF ACQUIRED ASSETS; MERGERS

1.1Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities and Excluded Liabilities. Subject to the terms and conditions set forth in this Agreement and for the consideration set forth in Section 1.3, at the Closing, (a) Seller will, or will cause each other applicable Excluded Entity to, sell, assign, transfer and convey to Buyer, and Buyer will purchase, acquire, and accept from Seller or such Excluded Entity, all right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances, (b) Buyer will assume and accept from Seller or such Excluded Entity, and satisfy and discharge when due, all Assumed Liabilities of the Excluded Group and (c) Seller will, or will cause the applicable Excluded Entities to, retain, be solely responsible for and satisfy and discharge when due (and, to the extent necessary, assume and accept from the Purchased Group at or prior to the First Effective Time), all Excluded Liabilities. At the Closing, the sale, assignment, transfer, and conveyance of the Acquired Assets from the Excluded Group to Buyer, the assumption by Buyer of the Assumed Liabilities and, to the extent necessary, the assumption of Seller or other Excluded Entities of the Excluded Liabilities, in each case, will occur automatically without the need for further action by any Party, and Seller assigns to Buyer all Acquired Assets owned (legally or beneficially) or held by Seller or any Excluded Entity, effective on the Closing. The Parties agree that, at the request of either Party, any of the Acquired Assets that can be transmitted to Buyer electronically will be so delivered to Buyer promptly following the Closing in a secure format and manner mutually agreeable to the Parties and will not be delivered to Buyer on any tangible medium. Notwithstanding any other provision of this Agreement, (i) Seller will retain all, and Buyer will not acquire any right, title or interest in any, Excluded Assets, and (ii) Buyer will not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due solely by Seller and the applicable Excluded Entities and Seller and the other Excluded Entities will retain, be solely responsible for and satisfy and discharge when due and, to the extent necessary will assume and accept from the Purchased Group prior to the First Effective Time, each and every Excluded Liability.

1.2The Mergers.

(a)The First Merger.
(i)In accordance with the terms and subject to the conditions of this Agreement, at the First Effective Time (as defined below), the Company and Merger Sub I will consummate the First Merger in accordance with the DGCL, under which (A) Merger Sub I will be merged with and into the Company and the separate corporate existence of Merger Sub I will cease; (B) the Company will be the successor or surviving corporation in the First Merger and will continue to be governed by the laws of the State of Delaware; (C) the separate corporate existence of the Company with all its rights, privileges, immunities, powers, and franchises will continue unaffected by the First Merger; and (D) the Company will succeed to and assume all the rights and obligations of Merger Sub I as a wholly owned subsidiary of Parent. The First Merger will have the effects set forth in the applicable provisions of the DGCL.
(ii)Concurrently with the Closing on the Closing Date, the Parties will file a Certificate of Merger in the form attached as Exhibit A (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The First Merger will become effective upon the filing of the First Certificate of Merger or at such later time as is agreed to by the parties to this Agreement and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is referred to in this Agreement as the “First Effective Time”).
(iii)At the First Effective Time, and without any further action on the part of the Company or Merger Sub I:
(A)the certificate of incorporation of the Company, as in effect immediately before the First Effective Time, will be amended and restated in the First Merger so as to be identical in all respects to the certificate of incorporation of Merger Sub I as in effect immediately before the First Effective Time, except that the name of the Surviving Corporation will be the name of the Company as of immediately before the First Effective Time, and, as so amended and restated, such certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until later amended as provided therein or by applicable law;
(B)the bylaws of the Company, as in effect immediately before the First Effective Time, will be amended and restated in the First Merger so as to be identical in all respects to the bylaws of Merger Sub I as in effect immediately before the First Effective Time, except that the name of the Surviving Corporation will be the name of the Company as of immediately before the First Effective Time, and, as so amended and restated, such bylaws will be the bylaws of the Surviving Corporation until later amended as provided therein or by applicable law;
(C)the directors and officers of Merger Sub I immediately before the First Effective Time will, from and after the First Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors have been duly elected, designated, or qualified, or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and
(D)the First Merger will, from and after the First Effective Time, have all of the effects provided by the DGCL and applicable law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the properties, rights, privileges, and powers of the Company and Merger Sub I will vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub I will become the debts, liabilities, and duties of the Surviving Corporation.
(b)The Second Merger.
(i)In accordance with the terms and subject to the conditions of this Agreement, at the Second Effective Time (as defined below), the Surviving Corporation and Merger Sub II will consummate the Second Merger in accordance with the DGCL and the DLLCA, under which (A) the Surviving Corporation will be merged with and into Merger Sub II and the separate corporate existence of the Surviving Corporation will cease; (B) Merger Sub II will be the successor or surviving entity in the Second Merger and will continue to be governed by the laws of the State of Delaware; (C) the separate legal existence of Merger Sub II with all its rights, privileges, immunities, powers, and franchises will continue unaffected by the Second Merger; and (D) Merger Sub II will succeed to and assume all the rights and obligations of the Surviving Corporation. The Second Merger will have the effects set forth in the applicable provisions of the DGCL and the DLLCA.
(ii)Immediately following the filing of the First Certificate of Merger on the Closing Date, the Parties will file a Certificate of Merger in the form attached as Exhibit B (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA. The Second Merger will become effective upon the filing of the Second Certificate of Merger or at such later time as is agreed to by the parties to this Agreement and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is referred to in this Agreement as the “Second Effective Time”).
(iii)At the Second Effective Time, and without any further action on the part of the Surviving Corporation or Merger Sub II:
(A)the certificate of formation of Merger Sub II, as in effect immediately before the Second Effective Time, will be the certificate of formation of the Surviving Entity, except that the name of the Surviving Entity will be as amended in the Second Certificate of Merger, until thereafter amended as provided therein or by applicable law;
(B)the limited liability company agreement of Merger Sub II, as in effect immediately before the Second Effective Time, will be the limited liability company agreement of the Surviving Entity, except that the name of the Surviving Entity will be as amended in the Second Certificate of Merger, until later amended as provided therein or by applicable law;
(C)the officers of Merger Sub II immediately before the Second Effective Time will, from and after the Second Effective Time, be the officers of the Surviving Corporation, until their respective successors have been duly elected, designated, or qualified, or until their earlier death, resignation, or removal in accordance with the Surviving Entity’s certificate of formation and limited liability company agreement; and
(D)the Second Merger will, from and after the Second Effective Time, have all of the effects provided by the DGCL, the DLLCA and applicable law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the properties, rights, privileges, and powers of the Surviving Corporation and Merger Sub II will vest in the Surviving Entity, and all debts, liabilities, and duties of the Surviving Corporation and Merger Sub II will become the debts, liabilities, and duties of the Surviving Entity.

(c)Subsequent Actions. If at any time after the Second Effective Time the Surviving Entity determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Entity its right, title, or interest in, to, or under any of the rights, properties, or assets of the Surviving Corporation acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers, then the officers of the Surviving Entity and Parent, as sole member of the Surviving Entity, will be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, all such deeds, bills of sale, instruments of conveyance, assignments, and assurances and to take and do, in the name and on behalf of the Surviving Corporation or otherwise, all such other actions and things as are necessary or desirable to vest, perfect, or confirm any and all right, title, or interest in, to, and under such rights, properties, or assets in the Surviving Entity.
(d)Conversion of Securities in the Mergers.
(i)At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or Seller (in its capacity as the sole stockholder of the Company), the shares of Company Common Stock, in each case, issued and outstanding immediately before the First Effective Time (other than any Treasury Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the consideration set forth in Section 1.3(b), without interest.
(ii)Each issued and outstanding share of Company Capital Stock that is held in treasury of the Company or owned by the Company, Parent, Merger Sub I or Merger Sub II (collectively, “Treasury Shares”) will automatically be cancelled and retired at the First Effective Time or Second Effective Time, as applicable, and will cease to exist, and no consideration will be delivered in exchange therefor.
(iii)At the First Effective Time, all issued and outstanding shares of the common stock, par value $0.0001 per share, of Merger Sub I will be cancelled and extinguished and will be automatically converted into and become an aggregate of 1,000 fully paid and nonassessable shares of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”).
(iv)At Second Effective Time, (A) all issued and outstanding shares of Surviving Corporation Common Stock will be cancelled and extinguished and will be automatically converted into and become one membership interest of the Surviving Entity and (B) each issued and outstanding membership interest of Merger Sub II will remain outstanding and represent membership interests of the Surviving Entity.
(v)As a result of the conversions contemplated by this Section 1.2, Parent will be the holder of all of the issued and outstanding membership interests of the Surviving Entity immediately following the Second Effective Time.
(e)No Dissenters’ Rights. Seller, in its capacity as the sole stockholder of the Company, hereby (i) acknowledges that Seller is aware of its rights to dissent to the First Merger and request an appraisal of the fair value and, if applicable, fair market value of such its shares of Company Capital Stock pursuant to Section 262 of the DGCL and that by consenting and approving the First Merger and the other Transactions concurrently with the execution of this Agreement, Seller irrevocably waives his, her or its rights to dissent and request an appraisal under Section 262 of the DGCL, and, accordingly, (ii) irrevocably waives and agrees not to exercise any dissenters’ or appraisal rights pursuant to Section 262 of the DGCL, Chapter 13 of the California Corporations Code (to the extent applicable) or any other right to object to the First Merger, except to the extent provided in this Agreement.
(f)No Further Ownership Rights in Company Capital Stock. At and after the First Effective Time, Seller, in its capacity as the sole stockholder of the Surviving Corporation, will cease to have any rights as a holder of securities of the Surviving Corporation, except for the right of Seller to receive the consideration payable in respect of such Company Capital Stock under this Agreement. After the First Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Capital Stock outstanding immediately before the First Effective Time.
1.3Consideration.

(a)Asset Purchase. On the terms and subject to the conditions set forth in this Agreement, in consideration for the sale, assignment, transfer, conveyance, and delivery by Seller or the other applicable Excluded Entities to Buyer of Acquired Assets, and the assumption of the Assumed Liabilities, in accordance with Section 1.1, at the Closing, Seller will be entitled to receive from Buyer, and Parent will pay, issue or deliver (or cause to be paid, issued or delivered, including causing Buyer to pay) to Seller, the Closing Asset Purchase Consideration.
(b)Mergers. On the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or Seller, the Acquired Shares issued and outstanding immediately before the First Effective Time (other than any Treasury Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, at the Closing, the Closing Merger Consideration.
1.4Withholding Taxes. The Buyer Parties will be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable under this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the Transactions or the making of such payment under the Code or under any provision of state, local, or non-U.S. Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax Authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

1.5Consents of Third Parties. Notwithstanding anything in this Agreement to the contrary:
(a)Neither this Agreement or any other Ancillary Agreement shall constitute an agreement to assign, directly or indirectly, any Asset (including any Acquired Contract), claim or right, or any benefit arising under or resulting from such Asset, claim or right, if an attempted direct or indirect assignment thereof, without the consent of a third party, would constitute a breach of any Contract concerning such Asset, claim or right or would violate applicable Legal Requirement (“Unassigned Asset”), and if any direct or indirect transfer or assignment by any Seller Entity to, or any direct or indirect assumption by the Buyer, any interest in, or liability, obligation or commitment under, any Unassigned Asset would violate any applicable Legal Requirement or constitute a breach of any Contract concerning such asset, in either case, absent the consent of the applicable third party(ies), then such transfer, assignment or assumption shall be made after such consent is obtained.
(b)(i) For a period of six (6) months following the Closing, Seller shall, and shall cause the applicable Excluded Entities to, use commercially reasonable efforts to obtain any consents referred to in Section 1.5(a) in respect of the Unassigned Assets prior to the Closing, and (ii) if any consent referred to in Section 1.5(a) is not obtained prior to the Closing, (A) the conveyance, transfer, assignment, assumption, or delivery of each such Unassigned Asset will automatically be deferred until the necessary consents have been obtained (at which time such Unassigned Asset with be conveyed, transferred and delivered to Buyer or its designee(s) for no additional cost or consideration), (B) Seller will and will cause the Excluded Entities to, thereafter hold such Unassigned Assets in trust for the benefit, insofar as reasonably possible, of Buyer or its designee(s) until the consummation of the conveyance, transfer, assignment, assumption, or delivery thereof, (C) Seller and the Excluded Entities, on the one hand, and the Buyer Group, on the other hand, shall use commercially reasonable efforts, and cooperate with each other, to obtain promptly such consents necessary to convey, transfer, assign, assume, or deliver such Unassigned Assets, and (D) pending such consent, Seller and the Excluded Entities, on the one hand, and the Buyer Group, on the other hand, shall cooperate in any lawful arrangement reasonably acceptable to Seller and Buyer under which Buyer or its designee(s) shall obtain substantially the same claims, rights and benefits under, and shall bear all the costs, liabilities and burdens with respect to, and indemnify and hold harmless Seller and its Subsidiaries against any Assumed Liabilities in respect of, such Unassigned Assets with respect to which the consent has not been obtained in accordance with this Agreement as if such Unassigned Assets have been conveyed, transferred, assigned or delivered to Buyer at the Closing in the manner contemplated by this Agreement; provided, however, that,(x) neither Seller nor any of its Affiliates will be obligated to pay any amounts (other than de minimis amounts) or provide other consideration in connection with obtaining any consent to transfer an Unassigned Asset (except in accordance with any express obligations under the Acquired Contracts as in effect on the Closing Date or pursuant to Article VIII), except to the extent Buyer agrees to reimburse Seller or such Affiliate for such amounts or other consideration, and (y) (other than in respect of any breach of Seller of this Section 1.5 or pursuant to Article VIII) neither Seller nor any of its Affiliates shall have any liability, and under no circumstances shall the Purchase Price be reduced, for failure to obtain such consent to transfer an Unassigned Asset.
(c)No Seller Entity will commit to make any payments or make any material non-monetary concession to any counterparty to an Unassigned Asset that would bind (or purport to bind) Buyer, its Affiliates or the Business to induce such counterparty’s consent to the transfer thereof to the Buyer or its designee(s) (or otherwise to the transactions contemplated by this Agreement), in each case without Buyer’s prior written consent. If and as applicable, prior to the expiration or termination of any Unassigned Asset in accordance with its terms, for a period of six (6) months following the Closing, no Seller Entity will terminate (other than at the end of its current term), amend or otherwise modify in any material respect or, if applicable, transfer, convey or deliver such Unassigned Asset in a manner that adversely affects Buyer or its Affiliates’ rights or obligations in connection therewith, without the prior written consent of Buyer in each instance (such consent not to be unreasonably withheld, delayed or conditioned).
(d)Notwithstanding anything to the contrary in this Agreement, but subject to the Seller Entities’ obligations under Section 1.5(c), if Seller has not obtained the consents, waivers or approvals under the applicable Business Contract as described in subsection (a) of Schedule 6.4 prior to the Closing and the counterparty to such Business Contract delivers written notice of its intent to terminate, cancel, renegotiate the terms of (including by seeking a consent fee) or accelerate payments under such Business Contract as a result of the Transactions or notice thereof being provided to such counterparty, subject to Closing occurring, Seller will promptly reimburse upon demand the Buyer Group for all reasonable and documented out-of-pocket costs and expenses incurred or payable by the Buyer Group in connection with obtaining such consent (including payment of any consent fee), renegotiating the terms of such Business Contract (including any increase in payment obligations thereunder) or replacing such Business Contract or the facilities provided thereunder with substantially similar facilities and otherwise restoring the conduct of the Business as currently conducted at such facilities; provided that (A) the Seller’s obligations under this Section 1.5(d) shall terminate on the date that is twelve (12) months following the Closing (other than in respect of any demand for reimbursement of the costs and expenses for which Seller is required to reimburse the Buyer Group pursuant to this Section 1.5(d) made prior to such date), and (B) in no event will the aggregate dollar amount of such reimbursement obligations of Seller under this Section 1.5(d) exceed $750,000.
ARTICLE II.
CLOSING

2.1The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by exchange of signature pages, at 9:00 a.m. Pacific Time no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, date, and location to which the Parties agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.2Deliveries at Closing.

(a)Deliveries by Buyer Parties. On the terms and subject to the conditions set forth in this Agreement, the Buyer Parties will deliver (or cause to be delivered) to Seller, at the Closing, the following:
(i)a certificate executed by an authorized officer of Parent certifying as to the matters set forth in Section 7.1(a) and 7.1(b) as of the Closing Date (such certificate, the “Buyer Closing Certificate”);
(ii)in accordance with Section 1.3, the Closing Cash Consideration and the Closing Equity Consideration;
(iii)a copy of the Second Certificate of Merger, duly executed by Merger Sub II;
(iv)a bill of sale, assignment and assumption agreement in the form set forth in Exhibit C (the “Bill of Sale”), duly executed by Buyer;
(v)an Intellectual Property assignment agreement in the form set forth in Exhibit D (the “IP Assignment”), duly executed by Buyer;
(vi)a patent assignment agreement in the form set forth in Exhibit E (the “Patent Assignment”), duly executed by Buyer;
(vii)the Supply Agreement, duly executed by Buyer and the Surviving Entity;
(viii)the IP License Agreement, duly executed by Buyer and the Surviving Entity; and
(ix)a certificate executed by the Secretary or an Assistant Secretary of Parent certifying as of the Closing Date a true and complete copy of the resolutions of the board of directors of each of Parent, Buyer and Merger Sub I (or duly authorized committee thereof) and the sole member of Merger Sub II authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions.
(b)Deliveries by Seller Parties. On the terms and subject to the conditions of this Agreement, the Seller Parties will deliver (or cause to be delivered) to the Buyer Parties, at the Closing, the following:
(i)a certificate, dated as of the Closing Date, executed by an authorized officer of Seller certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied as of the Closing Date (such certificate, the “Seller Closing Certificate”);
(ii)a joinder or counterpart (as applicable) to each Required Equity Document, duly executed by Seller;
(iii)a copy of the First Certificate of Merger, duly executed by the Company;
(iv)the Bill of Sale, duly executed by each Excluded Entity that owns (legally or beneficially) or holds an Acquired Asset;
(v)the IP Assignment, duly executed by Seller and each other Excluded Entity that owns (legally or beneficially) or holds any Business Intellectual Property;
(vi)the Patent Assignment, duly executed by Seller and each other Excluded Entity that owns (legally or beneficially) or holds any applicable Business Intellectual Property;
(vii)the Supply Agreement, duly executed by Seller;

(viii)the IP License Agreement, duly executed by Seller;
(ix)a certificate executed by the Secretary or an Assistant Secretary of Seller certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of the Company, as amended through the Closing Date, certified within five (5) Business Days prior to the Closing by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of the Company; and (C) a true and complete copy of (1) the resolutions of the board of directors of each of Seller and the Company (or duly authorized committee thereof) and (2) the written consent of Seller, in its capacity as the sole stockholder of the Company, in each case, authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions (including the Mergers);
(x)a certificate of good standing of the Company, dated within five (5) Business Days prior to the Closing, issued by the Secretary of State of the State of Delaware;
(xi)a properly executed IRS Form W-9 from each of Seller and the Company;
(xii)a filed stamped copy of a UCC-3 termination statement evidencing the termination of the Encumbrance set forth on Section 3.6(a) of the Seller Disclosure Schedule; and
(xiii)to the extent requested by Parent at least ten (10) days prior to Closing, resignations from the Persons holding the position of a director or officer of any Purchased Entity in office immediately before the Closing, resigning from such positions effective as of the Closing.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING
THE PURCHASED GROUP AND THE BUSINESS

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to the Buyer Parties as follows:
3.1Due Organization; Subsidiaries; Etc.

(a)Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted, to own, license, lease, and use the properties and assets that it purports to own, license, lease or use, and to perform all of its obligations and enforce all of its rights under the Acquired Contracts (if any). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties owned, licensed, leased, or used, or the nature of its activities, make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of the Company, including all amendments, have been made available to Buyer and are true, correct, and complete as of the date of this Agreement, and the Company is not in breach or default of its Organizational Documents. Section 3.1(a) of the Seller Disclosure Schedule sets forth the names (and titles, if applicable) of each officer and director of the Company, including the names and members of each committee (if any) of the Company’s board of directors. The board of directors of the Company has not approved or proposed, nor has any Person proposed, any amendment to any of the Company’s Organizational Documents. Neither the Company nor the Company’s board of directors (or any committee thereof) has granted to any Person any power of attorney in respect of the Company.
(b)Subsidiaries. Except as set forth in Section 3.1(b) of the Seller Disclosure Schedule, the Company does not have, and has never had, any Subsidiaries. Except as listed on Section 3.1(b) of the Seller Disclosure Schedule, the Company does not own, and has not owned, directly or indirectly, any capital stock, partnership interest, joint venture interest, or any other security or ownership interest (whether controlling or not) in any Entity. Neither the Company nor any other Purchased Entity has any obligation to acquire any interest in any Entity or make any investment in or capital contribution to any Entity.
3.2Authorization. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, to consummate the Transactions, and to perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery by the Company of this Agreement, each Ancillary Agreement to which it is a party, and each other instrument required to be executed and delivered by it pursuant to this Agreement, and the consummation by the Company of the Transactions, have been duly and validly approved by the board of directors of the Company, and Buyer has been provided with documentation of such board approval. No other corporate proceedings or actions on the part of the Company are necessary to authorize this Agreement, each Ancillary Agreement to which it is a party, and each other instrument required to be executed and delivered by it pursuant to this Agreement, and the Transactions. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is a party, each of such Ancillary Agreements will be, legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law ((a) and (b) together, the “Enforceability Exceptions”).

3.3Capitalization.

(a)The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. Other than the Acquired Shares, all of which are directly held and owned, beneficially and legally, by Seller, there are no (i) other shares of other classes or series of capital stock of the Company authorized or outstanding or (ii) other securities of the Company reserved for issuance for any purpose. All of the Acquired Shares are duly authorized, validly issued, fully paid, and non-assessable and have been granted in compliance in all material respects with applicable securities Legal Requirements, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission, or similar right. There are no accrued or declared but unpaid dividends on any shares of Company Capital Stock. No claim has been made or threatened in writing or, to the Knowledge of Seller, otherwise to the Company or any Seller Entity asserting that any Person other than Seller is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options and warrants) of, or any other voting, equity, or ownership interest in the Company.
(b)Except as set forth in Section 3.3(a) of this Agreement or on Section 3.3(b) of the Seller Disclosure Schedule, (i) there are no outstanding or authorized indebtedness, securities or other rights convertible into or exercisable for any equity securities or other equity interests in the Company, (ii) there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire or retire for value any shares of Company Capital Stock, or other equity interests in the Company and (iii) there are no outstanding, promised or authorized stock options, stock appreciation rights, phantom stock, compensatory equity or equity-linked interests or other similar rights with respect to the Company or any of its Subsidiaries (or the capital stock or equity interests of the Company or any of its Subsidiaries).
3.4Consents and Approvals. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, (a) no Governmental Authorization or other notice to, declaration, filing, or registration with, or authorization, consent, or approval of, any Governmental Body, and (b) no consent under any Contract or Governmental Authorization from any Governmental Body, is, in each case, required to be made or obtained by the Seller Group in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions by the Seller Group.

3.5Real Property and Leased Property.

(a)No Owned Real Property. No member of the Excluded Group owns, or has ever owned, real property that is primarily used for the operation and conduct of the Business. No member of Purchased Group owns, or has ever owned, real property.
(b)Actions. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings or other Legal Proceedings relating to any Business Leased Real Property (as defined below).
(c)Real Property Leases or Other Agreements. Section 3.5(c) of the Seller Disclosure Schedule includes a true, correct and complete list of all real property leases, subleases or other occupancies primarily used in the conduct of the Business or to which any member of the Purchased Group is a party as lessee, sublessee, lessor or sublessor (which such schedule includes the “Business Real Property Lease” (as identified therein)) (the properties leased thereunder, the “Business Leased Real Property”) and, in each case, the name and address of the landlord and tenant thereunder and the address or other location of such leased real property. Seller or such other applicable member of the Excluded Group has a good and valid leasehold or subleasehold interest to the Business Leased Real Property pursuant to the applicable Business Real Property Lease, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. No Business Entity has received any written notice from any other party to the Business Real Property Lease of the termination or proposed termination thereof. No security deposit or portion thereof deposited with respect to any Business Real Property Lease has been applied in respect of a breach of or default under any Business Real Property Lease that has not been redeposited in full. The possession and quiet enjoyment of the Business Leased Real Property by the Business Group under such Business Real Property Leases has not been disturbed and there are no disputes with respect to such Business Real Property Leases. Seller has made available to the Buyer Parties true, correct and, complete copies of each of the Business Real Property Leases and all renewals, amendments, modifications or supplements thereto and guarantees thereof.
(d)Sufficiency and Condition of Business Leased Real Property. The Business Leased Real Property constitutes all of the real property necessary to conduct the Business as currently conducted by the Seller Group. No members of the Excluded Group or the Purchased Group have mortgaged, collaterally assigned or granted any other security interest in the Business Leased Real Property or any interest therein. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Group, taken as a whole, the Business Leased Real Property and the improvements located thereon (including the mechanical, electronic, plumbing and structural systems, roof and foundation) are (i) in good operating condition and repair in all material respects (normal wear and tear excepted) and (ii) have no material defects.
3.6Transaction Perimeter Matters.

(a)The Seller Group has good, valid and marketable title to, or a valid leasehold or other property interest in, all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
(b)As of the date of this Agreement, the Acquired Assets, together with the Required Transition Services to be provided to Parent and its Affiliates by one or more Excluded Entities pursuant to Section 6.14(a), constitute all Assets necessary for the conduct of the Business as currently conducted by the Seller Group. Except as set forth on Section 3.6(b) of the Seller Disclosure Schedule, as of immediately after the Closing, the Acquired Assets, together with the Required Transition Services to be provided to Parent and its Affiliates by one or more Excluded Entities pursuant to Section 6.14(a), will constitute all Assets necessary (i) for the conduct of the Business as presently conducted and to permit Parent and its Affiliates to continue to conduct the Business in all material respects in the same manner as the Business as presently conducted and (ii) for Parent or any of its Affiliates party to the Supply Agreement (in each case and its designees) to perform its obligations under the Supply Agreement. All tangible Acquired Assets are in good condition, normal wear and tear excepted.
(c)Except as set forth on Section 3.6(c) of the Seller Disclosure Schedule, no Purchased Entity has any Business Indebtedness, any Business Current Liabilities or any Business Transaction Expenses.

(d)Section 3.6(d) of the Seller Disclosure Schedule sets forth a true, correct and complete list of any Contract between any Excluded Entity and any Purchased Entity.
(e)Except as set forth on Section 3.6(b) of the Seller Disclosure Schedule, as of immediately after the Closing, the Acquired Assets, together with the Required Transition Services to be provided to Parent and its Affiliates by one or more Excluded Entities pursuant to Section 6.14(a), will constitute all Assets necessary (i) for the conduct of the IK Business as presently conducted and to permit Parent and its Affiliates to continue to conduct the IK Business in all material respects in the same manner as the IK Business as presently conducted and (ii) for Parent or any of its Affiliates party to the Supply Agreement (in each case and its designees) to perform its obligations under the Supply Agreement (this Section 3.6(e), the “IK Sufficiency Rep”).
3.7Contracts.

(a)Section 3.7(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Business Contracts (other than Seller Employee Plans) of the following categories in effect as of the date of this Agreement (each such Contract which is required to be listed on Section 3.7(a) of the Seller Disclosure Schedule, irrespective of whether actually listed, and each IP License, a “Material Contract”):
(i)Labor Agreements;
(ii)evidences of Business Indebtedness (including letters of credit, guarantees or other instruments relating to an obligation to pay money);
(iii)Business Real Property Lease;
(iv)Contracts with any Material Business Relation;
(v)Contracts involving, or reasonably expected to involve, an annual payment to any Person exceeding $2,000,000 in any period following the Closing;
(vi)(A) Contracts containing covenants limiting the freedom to engage in any line of business or develop any Product, Technology or Intellectual Property, compete with any person, or solicit or hire any person, or that otherwise have the effect of restricting in any material respect the operations of the Business or any employee, consultant, director, officer, stockholder, or Affiliate of the Company from the development, marketing, or distribution of products and services or any other business activity anywhere in the world, including non-competition, non-solicitation, and standstill obligations, exclusivity rights, and “most favored nation” provisions; (B) Contracts that grant to any Person any options, rights of first refusal, first offer, or co-sale, or similar preferential rights to purchase any assets, properties, or securities of the Company; or (C) Contracts requiring to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier, or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier, or subcontractor;
(vii)Contracts with any Governmental Body;
(viii)Contracts relating to any pending or completed acquisition (however structured) of any Entity that, as of the consummation of such acquisition, conducted businesses substantially similar to the Business;
(ix)Contracts providing for the development, delivery, or ongoing support of any Product or Company Intellectual Property, independently or jointly, by, for, or with the Company or any Affiliate excluding Personnel Agreements;
(x)Contracts granting exclusive rights (including in any geographic territory or business vertical) to license, market, distribute, sell, re-sell, support, host, or deliver any Products, or otherwise contemplating an exclusive relationship between the Company or any Affiliate and any other Person;
(xi)Contracts that provide for indemnification of any Service Provider or agents of the Business or any Business Entity;
(xii)Contracts that may not be terminated (without penalty) within 60 days after the delivery of a termination notice;
(xiii)licensing agreements or other Contracts relating to the development, ownership, use, or licensing of (or covenant not to sue, non-assertion, co-existence, settlement, or similar agreements or consents related to) Intellectual Property, in each case, that are related to the Business and not already included on Section 3.14(c) of the Seller Disclosure Schedule and that are not Standard Software Licenses, Personnel Agreements or licenses for Open Source;
(xiv)Contracts under which any of the Transactions would give rise to or expand any rights in favor or, or any obligation on the part of any other Person;
(xv)Shared Contracts; and
(xvi)Contracts relating to confidentiality, non-compete, non-solicit, non-disclosure, or non-use, other than (A) Personnel Agreements, (B) Contracts entered in to with Service Providers in the course of their employment or engagement, and (C) any non-material confidentiality and non-disclosure agreements (whether any Business Entity is the beneficiary or the obligated party thereunder) entered into in the ordinary course of business.
(b)Except as contemplated in Section 1.5, as of immediately after the Closing (i) no Excluded Entity will be party to any Acquired Contract or hold or have any Acquired Contract Rights, (ii) the Purchased Group will be the only Seller Entities that are party to any Acquired Contract or hold or have any Acquired Contract Rights and (iii) other than (A) the Shared Contracts and (B) the Contracts that are Excluded Assets and that, in each case of clauses (A) and (B), are set forth on Schedule 10.1(c), the Acquired Contracts will be the only Business Contracts (and the Acquired Contract Rights will be the only Contract Rights) in effect that relate primarily to or are used primarily in the conduct of the Business.
(c)Other than standard confidentiality, non-compete, non-solicit, non-disclosure, non-use or similar restrictive covenant agreements entered into by but not restricting the Excluded Group in connection with the Business or the Purchased Group, or Seller’s or the Company’s standard confidentiality, non-compete, non-solicit, non-disclosure, non-use or similar restrictive covenant agreement entered into by other Persons, forms of which have been provided to the Buyer Parties and are listed on Section 3.7(a)(xvi) of the Seller Disclosure Schedule, Seller has provided to the Buyer Parties true, correct, and complete copies of all of the Contracts listed on Section 3.7(a) of the Seller Disclosure Schedule, including all amendments and supplements thereto.
(d)Absence of Defaults. With respect to each Material Contract that constitutes an Acquired Contract, (i) such Acquired Contract is valid, binding, and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions, (ii) each Seller Entity that is party to or bound by such Acquired Contract and, to the Knowledge of Seller, all other parties to such Acquired Contract, in each case have complied in all material respects with the provisions thereof, (iii) none of the Seller Parties or, to the Knowledge of Seller, any other party to such Acquired Contract is in material breach or Default thereunder, (iv) no notice of any claim of breach or Default has been given and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a violation or breach of, or give, to the Knowledge of Seller, to any other Person the right to Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or adversely modify, any such Acquired Contract, (v) no Seller Entity has received any written notice or other communication of termination of such Acquired Contract and (vi) no Seller Entity has waived any of its material rights under such Acquired Contract.

3.8Governmental Authorizations. The Purchased Group (or, to the extent related to the Business, Excluded Group) has, and at all times has had, all material Business Governmental Authorizations required under any Legal Requirement (including EHS Laws or Food Safety Laws) in the operation of the Business, and own or possess such Governmental Authorizations free and clear of all Encumbrances. None of the Seller Entities are in breach or Default, or have received any written notice or, to the Knowledge of the Seller, other notice of any claim of breach or Default, with respect to any such Governmental Authorization in connection with the operation of the Business. All Business Governmental Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. The Business Governmental Authorizations set forth on Section 3.8 of the Seller Disclosure Schedule constitute all of the material Governmental Authorizations necessary to permit the conduct and operation of the Business as currently conducted immediately following the Closing.

3.9No Conflict or Violation. Except as set forth on Section 3.9 of the Seller Disclosure Schedule, neither the execution, delivery, and performance of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions, nor compliance by any Seller Party (or any member of the Excluded Group who becomes a party to an Ancillary Agreement) with any of the provisions by this Agreement and the Ancillary Agreements to which it is a party, will (a) violate or conflict with any provision of any Organizational Documents of such Person; (b) violate, conflict with, or result in or constitute a breach or Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon or with respect to any Acquired Assets under, any of the terms, conditions, or provisions of any Material Contract or material Business Governmental Authorization; (c) violate any Legal Requirement or Court Order; (d) impose any Encumbrance on any Acquired Assets; or (e) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held in connection with the operations of the Business or any Acquired Assets except, in each of clauses (b) and (d), where the violation, breach or Default, or creation of such Encumbrance would not be material to the Business, the Acquired Assets or the Purchased Group.

3.10Business Books and Records. The minute books of the Company previously delivered to the Buyer Parties accurately reflect all material actions taken by the board of directors (or similar body) and stockholders or other securityholders of Seller and its Affiliates in the past three (3) years. No Business Entity has taken any action that is inconsistent with, or violates, any resolution adopted by its stockholders (or other securityholders), board of directors (or similar body), or any committee of the board of directors (or similar body) with respect to the Business.

3.11Litigation. There is no, and in the last three (3) years from the date of this Agreement, there has been no, Legal Proceeding pending or, to the Knowledge of Seller, threatened, involving the Business Group that, individually or in the aggregate, is, or would reasonably be expected to be, material to the Business. No member of the Business Group is subject to any Court Order that, individually or in the aggregate, is, or would reasonably be expected to be, material to the Business.

3.12Labor Matters.

(a)Section 3.12(a) of the Seller Disclosure Schedule contains a true, correct, and complete list, as of the date hereof, of each employee of Seller who performs all or substantially all of their services for the Business (each, a “Business Employee”) and for each, their (A) name (or employee identification number), (B) current annual salary rate or current hourly wage rate (as applicable), (C) target bonus and/or commission opportunity, (D) title, (E) hire date, (F) employer, (G) accrued vacation and paid-time-off, (H) principal work location (including the country, city and state (if applicable)), leave status, (I) status as being exempt or non-exempt from the applicable wage and hour Legal Requirements, and (J) visa status. Neither the Company nor any of its Subsidiaries currently employ or engage any Service Providers. All Service Providers who perform services for the Business are employed by Seller. No Business Employee has informed Seller, the Company or any of their respective Subsidiaries (in writing) of any plan to terminate employment with or services for the Business, Excluded Group or the Purchased Group, and, to the Knowledge of Seller, no such Business Employee has any plans to terminate employment with or services for the Business, the Excluded Group or the Purchased Group.

(b)The employment or engagement of each Business Employee is terminable “at will” by the applicable member of the Excluded Group or the Purchased Group, without payment of severance or other compensation or consideration, except for payment of final wages and benefits accruing under by applicable Legal Requirements.
(c)The Purchased Group, the Business and, with respect to the Business, the Excluded Group, (i) are, and at all times for the past three (3) years have been, in compliance with all applicable Legal Requirements and Court Orders respecting employment, employment practices, terms and conditions of employment, including but not limited to, equal employment opportunity, nondiscrimination, harassment, employment discrimination, affirmative action, retaliation, disability rights or benefits, accommodations, privacy, hiring, background checks, identity and employment eligibility verification, immigration and authorization to work, child labor, wages, compensation, hours and benefits, payment, working time, overtime, meal and rest breaks, personal rights, pay equity, pay transparency, record retention, notice, leaves of absence, fair labor standards, collective bargaining, worker classification, employee classification under applicable wage and hour laws, workers’ compensation, unemployment compensation, the collection and payment of social security and similar Taxes, occupational health and safety and health, plant closings, reductions in force, mass layoffs, termination of employment, and group terminations; (ii) are not a party to, or otherwise bound by, any Court Order relating to any current or former Service Provider or applicant for employment or otherwise relating to any labor or employment-related practices; (iii) have withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries, and other payments to any Service Provider; (iv) have no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (v) have no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, employment insurance, or other benefits or obligations for any Service Provider (other than routine payments to be made in the normal course of business and consistent with past practice).
(d)No current or former Business Employee, or other Service Provider employed or engaged with respect to the Business, has been alleged to have engaged in any act of sexual harassment, harassment, discrimination, retaliation, or any other unlawful act of a similar nature in their capacity as an employee or other service provider of the Business, and no such allegation has been investigated, litigated, or become the subject of administrative proceedings.
(e)Neither the Excluded Group in connection with the Business or the Purchased Group is, or has been at any time, a party to any collective bargaining agreement or similar Contract with a trade or labor union, works council, employee association, labor organization, or other bargaining unit representative (each, a “Union,” and such an agreement or arrangement with a Union, including all addenda, side letters, memoranda of understanding, and ancillary agreements thereto, a “Labor Agreement”), and there is no Union representing, purporting to represent, or, to the Knowledge of Seller, attempting to represent any Business Employee. During the past three years there have been no Union organizing activities with respect to any current or former Service Provider. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Body, nor are there any grievances, or Legal Proceedings, in each case, pending or, to the Knowledge of Seller, threatened by or on behalf of any Service Provider. No Business Entity is experiencing or, during the past three years, has experienced any strike, slowdown, work stoppage, picketing, lockout, labor arbitrations, or other material organized work interruption or labor dispute with respect to any Service Providers, nor are any such strikes, slowdowns, work stoppages, picketings, lockouts, or other organized work interruptions pending or, to the Knowledge of Seller, threatened. No Business Entity is planning or, during the past three years, has experienced a “mass layoff” or “plant closing” as defined by the WARN Act.
(f)There are no material Liabilities, whether contingent or absolute, of the Purchased Group, the Business or, to the extent related to the Business, the Excluded Group relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party Business Insurance carrier, subject to normal deductibles. With respect to each state workers’ compensation arrangement that is funded wholly or partially through a Business Insurance Policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(g)Section 3.12(g) of the Seller Disclosure Schedule contains a list of all Service Providers who are not Business Employees, including any individual independent contractors, consultants, or agency employees currently engaged by the Company or any Subsidiary, along with the position, principal work location, a general description of services and responsibilities, date of retention, rate of remuneration, term of engagement for each such Person, and the notice or termination provisions applicable to the services provided by such individual. Each Service Provider has entered into customary covenants regarding confidentiality, non-competition, and assignment of Intellectual Property in such Person’s agreement with the Company or the applicable Subsidiary, a copy of which has been previously delivered to the Buyer Parties.
3.13Compliance with Law. During the last three (3) years, no Business Entity has (i) violated in any material respect, of failed to be in compliance in all material respects with, any Legal Requirements (including EHS Laws and Food Safety Laws) applicable to the Business or (ii) received any written notice to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements applicable to the Business (including any FDA Form 483 or other notice of inspectional observations, “warning letters,” “untitled letters,” or requests or requirements under any Food Safety Laws).

3.14Intellectual Property.

(a)Disclosure of Intellectual Property. Section 3.14(a)(i) of the Seller Disclosure Schedule lists: (i) each item of Registered Intellectual Property that is owned or filed in the name of the Company or its Subsidiaries or subject to a valid obligation of assignment to the Company or any Subsidiary, or, with respect to patent rights, that are owned or filed in the name of Seller or its Affiliates and primarily related to the Business (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered Intellectual Property”); (ii) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (iii) the filing date, and issuance/registration/grant date (if applicable); (iv) a status thereof; and (v) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest. Section 3.14(a)(ii) of the Seller Disclosure Schedule lists: (y) any formal actions that must be taken by any Business Entity within ninety (90) days of the date of this Agreement with respect to any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (z) any Legal Proceedings before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which any Business Entity is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property, but excluding ordinary course prosecution for such Company Registered Intellectual Property. No item of Company Registered Intellectual Property is any subject to any pending or threatened opposition, cancellation, interference, or similar proceeding. All necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property that are or shall be due for payment on or before the Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with the Company Registered Intellectual Property that are or shall be due for filing on or before the Closing Date have been or shall be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. To the maximum extent provided for by, and in accordance with, applicable laws, the applicable Business Entity has recorded each assignment of Company Registered Intellectual Property with each relevant Governmental Body, in accordance with applicable laws. Seller has made available to the Buyer Parties correct and complete copies of all applications, correspondence and other material documents related to each such item of Company Registered Intellectual Property. Section 3.14(a)(iii) of the Seller Disclosure Schedule sets forth all (x) material unregistered trademarks (including under common law), service marks, logos, and trade names owned by the Company or any Subsidiary, (y) Products, including a listing of all material components of hardware and software, and (z) all social media accounts, including username or handle, registered in the name of the Company or any Subsidiary.
(b)Title, Validity and Enforceability. (i) The Company or its Subsidiaries exclusively own all right, title, and interest to and in the Company Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses granted in the ordinary course of business) and (ii) the Company or its Subsidiary has the exclusive right to bring infringement actions with respect to the Company Intellectual Property. As of the date of this Agreement, neither the Company nor any Subsidiary has: (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property that are or, as of the time of such transfer or exclusive license were, Company Intellectual Property, to any other Person; or (B) permitted Company Intellectual Property that are or, were at the time, material to enter into the public domain. All Company Registered Intellectual Property is subsisting, enforceable, and, to the Knowledge of Seller, valid (except with respect to applications, which are validly applied for) and in full force and effect. The Business Intellectual Property is all of the material Intellectual Property necessary for the operation of the Business as currently conducted.
(c)Contracts.
(i)Section 3.14(c)(i) of the Seller Disclosure Schedule lists all licenses or Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound pursuant to which any Intellectual Property or Technology is licensed to the Company or any of its Subsidiaries (other than (A) non-exclusive software licenses or software-as-a-service agreements with respect to Standard Software Licenses and Open Source, (B) nondisclosure agreements entered in the ordinary course of business, and (C) licenses of Intellectual Property that are substantially similar in all material respects to those contained in any Standard Form Agreement) (collectively, “Inbound Licenses”). Except as set forth on Section 3.14(c)(i), the Business Intellectual Property does not include any Intellectual Property material to the Business that is licensed to the Company or any of its Subsidiaries from a third party.
(ii)Section 3.14(c)(ii) of the Seller Disclosure Schedule lists each license or Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound pursuant to which the Company or any of its Subsidiaries has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual Property (other than (A) nondisclosure agreements entered in the ordinary course of business; (B) nonexclusive licenses to the mobile applications comprising Products to the Company’s customers entered in the ordinary course of business; and (C) access or licenses granted to Business Employees or other Service Providers pursuant to Personnel Agreements without deviation) (collectively, “Outbound Licenses,” and together with the Inbound Licenses, “IP Licenses”). Neither the Company nor any of its Subsidiaries has ever been a member of any standards-setting or similar organization, nor is any of them subject to any present or contingent obligation to grant a license under any Intellectual Property to any standards-setting or similar organization, or as a result of membership in such an organization.
(iii)A true and correct copy of each IP License (that is not a Standard Software License) has been provided by the Seller Parties to the Buyer Parties, including all amendments and supplements thereto. As of the date of this Agreement, all IP Licenses are legal, valid, binding, enforceable, and in full force and effect (and no notice of breach has been received by the Business Group), and the underlying Intellectual Property for each such Contract is not subject to any outstanding injunction, judgment, order, decree or ruling. No Legal Proceeding is pending or threatened in writing, nor has any action, suit, proceeding, hearing, investigation, or charge, or any written complaint, claim, or demand been made, that challenges the legality, validity, enforceability, registration, or ownership of the underlying Intellectual Property to any such IP Licenses. To the Knowledge of Seller, no licensor under any Inbound License has ownership rights or license rights to derivative works or improvements made by or on behalf of the Business Group related to the Intellectual Property licensed thereunder. The consummation of the Transactions will not result in a breach, modification, cancellation, termination, non-renewal, suspension of, or acceleration of any payments with respect to any IP License. Immediately following the Closing Date, the Surviving Entity or Buyer will have the right to exercise all of the Business Group’s rights under such IP Licenses on terms identical to those in effect as of the date of this Agreement and to the same extent the Business Group would have been able to had the Transactions not occurred.

(iv)The Seller Parties have made available to Parent a correct and complete copy of each standard form of Contract currently in effect by the Business Group, including (as applicable) each of its unmodified standard forms of: (A) employee agreement containing any arbitration agreement and assignment or license of Intellectual Property or any confidentiality provision; (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision; and (C) confidentiality or nondisclosure agreement; (collectively, the “Standard Form Agreements”).
(d)Development of Company Intellectual Property. The Business Group has not jointly developed any Intellectual Property relating to the Business with any other Person with respect to which such other Person has retained any rights in the developed subject matter. Without limiting the generality of the foregoing:
(i)Each Person who is or was a Service Provider or otherwise an employee, consultant or contractor of the Business Group and that made any material contribution to the development of any Technology or Intellectual Property for or on behalf of the Business Group has signed a valid, enforceable agreement containing (A) an assignment to the Company or such Subsidiary of such Person’s rights, title and interest in and to the resulting Technology and Intellectual Property arising in connection therewith, and (B) customary confidentiality provisions protecting the rights of the Company or such Subsidiary in trade secrets and other Company or Subsidiary proprietary information (such valid, enforceable agreements, the “Personnel Agreements”). The Company or such Subsidiary and, to the Knowledge of Seller, all other parties thereto are in compliance in all material respects with the provisions of the Personnel Agreements.
(ii)No current or former Service Provider or other member, manager, officer, director, consultant, contractor or employee, of the Business Group (A) has made any claim of ownership with respect to any Company Intellectual Property to the Company or any of its Subsidiaries, or (B) has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property.
(iii)No funding, facilities or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Company Intellectual Property and no such Person has a claim of ownership or other right in any Company Intellectual Property.
(iv)To the Knowledge of Seller, no current or former Business Employee is in violation of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with any Seller Entity or, through services provided to any Seller Entity of a contract with such employee’s prior employers.
(e)Protection of Intellectual Property. The Business Group has taken commercially reasonable steps and precautions to maintain the confidentiality of, and otherwise protect and enforce its and their rights in, all material proprietary and confidential information that the Company and its Subsidiaries hold, or purport to hold, as a trade secret or maintains, or purport to maintain, as confidential.
(f)Enforcement. To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property, or third-party Intellectual Property that is incorporated into a Product. No Business Entity has made or asserted any charge, complaint, claim, demand, or notice (i) alleging any unauthorized use, unauthorized disclosure, infringement, dilution, violation, or misappropriation of any Business Intellectual Property or (ii) pertaining to or challenging the validity, enforceability, priority, or registrability of, or any right, title, or interest of any Person with respect to, any Company Intellectual Property. There are no letters or other written or electronic communications, or correspondences or claims that has been sent or otherwise delivered to any other Person by the Business Group or any of their representatives, regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property, or third-party Intellectual Property that are incorporated into a Product.

(g)Non-Infringement. The operation of the Business as currently conducted and as previously conducted (in the three (3) years prior to the date hereof) by the Business Group, including the design, development, use, import, branding, advertising, promotion, marketing, sale, provision, and licensing out of any Product, (i) has not infringed, violated or misappropriated, and (ii) does not infringe, violate or misappropriate any Intellectual Property of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. Without limiting the generality of the foregoing: (A) no infringement, misappropriation, or similar Legal Proceeding involving or relating to any Intellectual Property of another Person is pending, or to the Knowledge of Seller, has been threatened against the Company or its Subsidiaries or any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or its Subsidiaries with respect to such Legal Proceeding, nor, to the Knowledge of Seller, is there any reasonable basis for such a claim; and (B) no Business Entity has received any written notice or other written communications relating to any actual, alleged or suspected infringement, misappropriation or violation by any Business Entity of any Intellectual Property of another Person, including any cease and desist communication or letter or other written communication suggesting or offering that any Business Entity obtain a license to any Intellectual Property of another Person in a manner that reasonably implies infringement or violation in the absence of a license thereto.
(h)Liabilities. Except as set forth on Section 3.14(h) of the Seller Disclosure Schedule, no Business Entity has any present or future liability under any agreement to provide indemnification for infringement, misappropriation, or violation of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support, or maintenance for any Company Intellectual Property, Company Software, or Product.
(i)No Order. There are no Court Orders, forbearances to sue, consents, settlement agreements, judgments, orders, or similar litigation-related, inter partes, or adversarial-related, or government-imposed, obligations to which any Business Entity is a party or is otherwise bound that (i) restrict the rights of any Business Entity to use, transfer, license, distribute, exploit, or enforce any Business Intellectual Property or Product; (ii) restrict the Business in order to accommodate another Person’s Intellectual Property; or (iii) grant any third-party any right with respect to any Company Intellectual Property.
(j)Company Software. The Company Software operates in material accordance with its specifications. To Seller’s Knowledge, no Company Software or other software incorporated into a Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. None of the Company Software constitutes, contains, or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), records a user’s actions or location without such user’s knowledge and consent, or employs a user’s Internet connection without such user’s knowledge and consent to gather or transmit information on such user or such user’s behavior.
(k)Company Source Code. No Business Entity (nor any Person acting on its behalf) has delivered, licensed or made available any Company Source Code to any escrow agent or other Person (other than Seller) who is not, or was not, as of the date thereof, an employee, consultant or independent contractor of the Company or any of its Subsidiaries subject to a Personnel Agreement. No Business Entity has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code within the possession or control of any Business Entity to any other Person. The Seller Parties have provided all Company Source Code requested by Buyer for diligence purposes that is material to the Products or necessary to continue to operate the Business.
(l)Open Source. No Product and no Company Software (or other Software that is incorporated into any Product) contains, is linked with, derived from, or is distributed with, any Open

Source in a manner that requires or could require the Company or any Subsidiary pursuant to the applicable Open Source License: (i) to grant a license under, or refrain from asserting any one or more of its patent rights or that any Company Software(or other Software that is incorporated into any Product) or part thereof (except for the applicable, unmodified third-party Open Source material itself): (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) that otherwise imposes any limitation, restriction or condition on the Company’s or any Subsidiary’s exploitation of any Company Software (or such incorporated Software) or part thereof (in each case (i) and (ii), except for the applicable, unmodified third-party Open Source material itself). Neither the Company nor any of its Subsidiaries has distributed any Company Source Code pursuant to an Open Source License.
(m)Privacy. None of the disclosures made or contained in any Company Privacy Policy has been inaccurate, misleading or deceptive in any material respect. The Business Group does not Process any third-party data in the conduct of the Business.
(n)Security Measures.
(i)The Business Group’s information security practices and policies materially comply, and have in the last three (3) years materially complied with, all Information Privacy and Security Laws. In the last three (3) years, the Business Group has implemented and maintained reasonable disaster recovery and business continuity plans, procedures and facilities. In the last three (3) years, no Business Entity has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any System.
(ii)With respect to each Service Provider that is or has been permitted to access or otherwise Process Personal Information or Confidential Information of the Business Group, the Business Group has obtained a written agreement from such Person that complies with all Information Privacy and Security Laws. To the Knowledge of Seller, all Persons are in compliance with the provisions of such agreements and Information Privacy and Security Laws.
(iii)There have not been data Security Incidents that have given rise to a duty of the Business Group to report the incident to any Person or any Governmental Body. The Business Group has made all notifications to customers or non-customer end-users required to be made by the Business Group under any Information Privacy and Security Laws arising out of or relating to any Security Incidents involving Personal Information.
(iv)The Company and its Subsidiaries have at all times implemented, maintained, and monitored reasonable and appropriate plans, policies, safeguards, and measures (including with respect to technical, administrative, and physical security) to preserve and protect the confidentiality, availability, security, and integrity of all Systems, all Personal Information or Confidential Information used, collected, handled, transmitted, stored, or otherwise processed by or for the Business Group. Such plans, policies, safeguards, and measures have complied at all times with Information Privacy and Security Laws and agreements with third parties, and have included (A) steps to protect the Systems from infection by Software Contaminants, access by unauthorized Persons, or access by authorized Persons that exceeds the Person’s authorization; (B) performing and documenting risk assessment and management procedures of the Business Group (“Information Security Reviews”); and (C) adherence to industry standard practices pertaining to secure programming techniques. The Business Group has timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews.
(v)There are no letters or other written or electronic communications or correspondences that has been sent or otherwise delivered by or to the Business Group regarding any actual, alleged or suspected violation of any Information Privacy and Security Laws by (A) the Business Group or any Person performing for the Business Group, or (B) any of the Business Group’s Business Relations, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(o)Effect of Transaction. All Company Intellectual Property is (and immediately following the Closing shall be by Parent) fully transferable, alienable and licensable by the Purchased Entities without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company Intellectual Property; (ii) an obligation for Parent to offer any discount or be bound by any “most favored pricing” terms under any Contract to which any Business Entity is a party or bound or Parent or its Affiliates being bound by any exclusivity, non-compete, or similar restriction on the Parent’s or its Affiliates’ respective businesses to which Parent or its Affiliates would not have been bound but for the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to any of the Company Intellectual Property or any other Technology or the Intellectual Property of Parent; or (v) to the Knowledge of Seller, a breach or violation of any Information Privacy and Security Laws or any Company Privacy Policy.
3.15Related Party Transactions. No Related Party (i) has any material ownership or economic interest in any Acquired Asset, (ii) has any ownership interest in or material business relationship with any Material Business Relation, (iii) serves as an officer, director, employee or contractor of any Material Business Relation, (iv) is a party to any Contract (except for employment agreements and related compensation and benefits arrangements entered into in the ordinary course of business and on substantially arm’s-length terms, including the Seller Employee Plans) with any Purchased Entity, and (v) there are no material obligations of the Purchased Group to any Related Party.

3.16Anti-Corruption; Export Controls.

(a)Neither the Purchased Group nor any of their respective directors, officers, or to the Knowledge of Seller, any employees or any other Person affiliated with or acting for or on behalf of the Purchased Group or the Business has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Business, or (D) in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any other anti-corruption or anti-bribery Legal Requirement applicable to the Business (collectively, “Anti-corruption Laws”); or (ii) established or maintained any fund or asset that has not been recorded in the Business Books and Records. None of the Seller Entities or, to the Knowledge of Seller, the Service Providers has bribed another Person intending to obtain or retain business or an advantage in the conduct of Business, and the Business has in place adequate procedures designed to prevent the Company and Service Providers from undertaking any such conduct. None of the Purchased Entities, the Service Providers or, solely to the extent involved in the Business, the Excluded Entities or, to Seller’s Knowledge, any Representative of the Seller Group or any other Person affiliated with or acting for or on behalf of the Business in each case is the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to any Anti-corruption Law.
(b)The Purchased Group, the Business and, solely to the extent involved in the Business, the Excluded Group have complied with all Legal Requirements concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, anti-terrorism, or the ability to take an ownership interest in assets located in a foreign country, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security and the U.S. Department of State. None of the Purchased Entities, the Business or, solely to the extent involved in the Business, the Excluded Entities has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or Technology (including products derived from or based on such Technology) to any destination or Person prohibited by the Legal Requirements of the United States or any other country without obtaining prior authorization from the competent Governmental Body as required by such Legal Requirements. The Purchased Group, the

Business and, solely to the extent involved in the Business, the Excluded Group are in compliance with all U.S. Legal Requirements, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
(c)To the Knowledge of Seller none of the Products or components thereof contain any Conflict Minerals from any Covered Countries.
3.17Employee Benefit Plans.

(a)Section 3.17(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all material Seller Employee Plans (which, for the avoidance of doubt, excludes any individual employment offer letter or individual independent contractor or consultant agreement that is on substantially the form(s) set forth on Section 3.17(a) of the Seller Disclosure Schedule, is terminable without further liability and does not provide any retention, change in control or severance payments or benefits). Neither the Company nor any of its Subsidiaries maintain, sponsor, contribute to, are required to contribute to or are party to any Plan, nor does the Company or any of its Subsidiaries have any plan or commitment to adopt or enter into or otherwise have any liability with respect to any Plan.
(b)No Seller Employee Plan is (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a plan maintained by more than one employer (within the meaning of Section 413(c) of the Code), (iii) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or otherwise required to be registered under applicable Legal Requirements, or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), and neither any member of the Seller Group nor any of their respective ERISA Affiliates maintains, sponsors or contributes to, has at any time maintained, sponsored or contributed to, or has any Liability or obligation, whether actual or contingent, direct or indirect, with respect to, any such plans or arrangements described in the foregoing clauses (i)-(iv). No Liability under Title IV of ERISA has been or, to the Knowledge of Seller, is reasonably expected to be incurred by the Company, any Subsidiary, or any of their ERISA Affiliates.
(c)No Seller Employee Plan provides, and neither the Company nor any Subsidiary, nor any of their respective ERISA Affiliates, has any obligation, whether fixed or contingent, to provide retiree medical or other retiree welfare benefits with respect to any current or former Service Provider, or the spouses, dependents, or beneficiaries thereof, beyond the termination of employment or service of any such Service Provider, other than as required under Section 4980B of the Code or other applicable Legal Requirement.
(d)Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise), could (i) result in any compensatory payment or benefit becoming due or payable, or required to be provided, to any current or former Service Provider; (ii) increase the amount or value of compensation or benefits due or otherwise payable to any such Service Provider; or (iii) accelerate the vesting, funding, or time of payment of any compensation, equity award, or other benefit.
(e)With respect to the Business, each Seller Employee Plan has been sponsored, maintained, operated, and administered in all material respects in accordance with its terms and the requirements of all applicable Legal Requirements, including ERISA and the Code, as applicable.
(f)With respect to each Seller Employee Plan (as it relates to the Business or any Service Providers), (i) no event has occurred and there does not now exist, nor does any condition or circumstance exist that, to the Knowledge of Seller, would reasonably be expected to result in any current or contingent liabilities or obligations of Parent or any of its Affiliates following the Closing under ERISA, the Code or any other applicable Legal Requirements, and (ii) no Legal Proceeding is pending or, to the Knowledge of Seller, threatened against, by or on behalf of such Seller Employee Plan.
(g)No excise tax could reasonably be expected to be imposed upon the Company or any Subsidiary under Chapter 43 of the Code. The Seller Group has not made any filing in respect of any Seller Employee Plan (as it related to the Business or any Service Provider) or under the Employee Plans

Compliance Resolution System or the Department of Labor Delinquent Filer Voluntary Compliance Program.
(h)Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the Transactions, whether alone or in combination with any other event, will result in any amounts that constitute “parachute payments” within the meaning of Section 280G of the Code. Neither the Company nor any Subsidiary nor, with respect to the Business or the Service Providers, any other member of the Seller Group, is obligated (whether under a Contract or otherwise) to pay a Tax gross-up or reimbursement payment to any Service Provider, including with respect to any Tax-related payments under Section 280G or Section 4999 of the Code. No compensation payable by the Seller Group has been or would reasonably be expected to be includable in the gross income of any Service Provider as a result of the operation of, or by reason of a violation of, Section 409A of the Code.
(i)Each Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, and no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.
(j)With respect to the Business Employees, all contributions (including all employer contributions and employee salary reduction contributions), premiums, or payments required to be made with respect to any Seller Employee Plan, have been made on or before their due dates, or, to the extent not yet due, have been adequately accrued on the latest balance sheet of the Seller Group in accordance with the terms of the Seller Employee Plan and all applicable Legal Requirements.
(k)No Business Employees participate in or are covered by (i) a Seller Employee Plan that is a voluntary employee benefit association under Section 501(a)(9) of the Code or (ii) a Seller Employee Plan providing health, welfare, or similar insurance that is a self-insured plan (including any such plan pursuant to which a stop-loss policy or Contract applies).
(l)No Seller Employee Plan provides compensation or benefits to any Service Provider (or any spouse or dependent thereof) who resides outside of the United States.
3.18Tax Matters.

(a)Tax Returns and Payments. All income and other material Tax Returns required to be filed by or on behalf of the Company or any Subsidiary (or required to be filed with respect to the Acquired Assets) have been timely (taking into account automatic extensions of time to file received in the ordinary course of business) and properly filed and are true, correct, and complete in all material respects. All Taxes of the Company or any Subsidiary or for which the Company or any Subsidiary are liable, and all Taxes with respect to the Acquired Assets, that are due and payable (whether or not shown on any Tax Return) have been timely and properly paid. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that it is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return. The latest balance sheet of the Seller Group properly and adequately accrues or reserves for Tax Liabilities in accordance with GAAP. No power of attorney with respect to any Taxes of the Company or any Subsidiary is currently in force or has been executed or filed with any Governmental Body, which power of attorney will remain in effect after Closing.
(b)Tax Reserves. Since the Reference Balance Sheet Date, neither the Company nor any Subsidiary has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c)Audits; Claims. No deficiencies for Taxes with respect to the Company, its Subsidiaries, or the Acquired Assets have been claimed, proposed or assessed by any Governmental Body. To the Knowledge of Seller, here are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or its Subsidiaries (or Taxes with respect to the Acquired Assets). None of the Company (or any predecessor of the Company) or its Subsidiaries (or, with respect to Acquired Assets, the Excluded Entities) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. There are no matters under discussion with any Governmental Body, or, to the Knowledge of Seller, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company, its Subsidiaries or the Acquired Assets in respect of any Tax period (or portion thereof) beginning after the Closing Date. No issues relating to Taxes of the Company or its Subsidiaries (or Taxes with respect to the Acquired Assets) were raised by the relevant Governmental Body in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in respect of any Tax period (or portion thereof) beginning after the Closing Date.
(d)Adjustments in Taxable Income, Etc. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting; (ii) Contract with any Governmental Body; (iii) intercompany transaction; (iv) excess loss account described in Section 1502 of the Code or any corresponding provision of state, local, or non-U.S. Legal Requirement; (v) installment sale; (vi) rental agreement under Section 467 of the Code; (vii) prepaid amount received; or (viii) other transaction or election, in each case occurring on or before the Closing Date, or as a result of any recapture of any Tax loss or credit (including a dual consolidated loss) utilized in a Tax period (or portion thereof) ending on or before the Closing Date. Neither the Company nor any Subsidiary is currently, or for any period for which a Tax Return has not been filed will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) under Sections 481 or 263A of the Code (or any comparable provision under state, local, or non-U.S. Tax Legal Requirements) as a result of transactions, events, or accounting methods employed before the Closing.
(e)Distributed Stock; Tax Basis. Neither the Company, nor any Subsidiary, nor any of their respective Affiliates or predecessors by merger or consolidation, has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code. Neither the Company nor any Subsidiary has acquired any asset from any other corporation in a transaction in which the adjusted Tax basis in the acquired asset was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired asset (or any other property) in the hands of the transferor.
(f)Tax Holidays. The Company and each Subsidiary (and, with respect to Acquired Assets, the Excluded Entities) are in substantial compliance with the requirements for any material Tax exemptions, Tax holidays, Tax incentives, or other Tax reduction arrangements or agreements applicable to the Company or any Subsidiary and have been in substantial compliance since such agreement or arrangement was originally claimed, as applicable, and to the Knowledge of Seller none of the agreements or arrangements will be jeopardized by the Transactions. None of the Company, its Subsidiaries, or, with respect to the Acquired Assets, the Excluded Entities has applied for or received a ruling, clearance, consent, or determination from a Governmental Body regarding the Tax aspects of a past or prospective transaction.
(g)Listed Transactions. None of the Company, its Subsidiaries, or, with respect to the Acquired Assets, the Excluded Assets, has participated in, or is currently participating in, a transaction that is or is substantially similar to a “reportable transaction” within the meaning of Section 6011, 6112, or 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Legal Requirements.
(h)Consolidated Return; Transferee or Successor Tax Liability. Neither the Company nor any Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller) or any similar group for U.S. federal, state, local, or non-U.S. Tax purposes. Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements) as a transferee or successor, by Contract, or otherwise by operation of Legal Requirements.

(i)Tax Classification. Section 3.18(i) of the Seller Disclosure Schedule correctly describes the U.S. federal income tax classification of the Company and each of its Subsidiaries since its formation. Neither the Company nor any Subsidiary has been the subject of any election pursuant to Treasury Regulations Section 301.7701-3 or any similar or analogous provision of U.S. state or local Legal Requirements.
(j)Transfer Pricing. The Company and each Subsidiary are, and have been at all relevant times, in substantial compliance with all transfer pricing requirements in all jurisdictions in which the Company or any Subsidiary, as applicable, does business.
(k)Non-U.S. Tax. Neither the Company nor any Subsidiary (i) is or was treated for any Tax purpose as resident in a country other than the country of its incorporation; (ii) has or has had any trade or business, branch, agency, or permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its incorporation or is considered to be a branch, agency, or permanent establishment of an entity resident in a country other than the country of the Company’s or the Subsidiary’s (as applicable) incorporation; or (iii) has otherwise become subject to income Tax jurisdiction in a country other than the country of its incorporation. Neither the Company nor any Subsidiary has been (A) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local, or non-U.S. Legal Requirements) or (B) a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(l)Withholding. The Company and each Subsidiary and, with respect to the Business or Service Providers, each member of the Seller Group have complied with all applicable Legal Requirements relating to the timely payment, reporting, and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person (including withholding of Taxes under Sections 1441, 1442, 1445, and 1446 of the Code or similar provisions under any non-U.S. Legal Requirements).
(m)Tax Sharing Agreements. Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement, or similar agreement (other than any customary provisions of a commercial agreement entered into in the ordinary course of business no principal purpose of which relates to Tax matters).
(n)Escheat. The Company and each Subsidiary, and, with respect to the Acquired Assets, each member of the Seller Group, have timely and properly filed all material returns and reports required under any escheat or unclaimed property Legal Requirements, and all such returns and reports are true, correct, and complete in all material respects. Each such Person has timely paid all material amounts due under any escheat or unclaimed property Legal Requirements.
(o)Historic Business. The Company conducts its “historic business” and owns a “significant portion” of the Company’s “historic business assets”, each within the meaning of Treasury Regulation Section 1.368-1(d)
Nothing in this Section 3.18 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, deductions, Tax credits, Tax basis or other Tax asset in any Tax period (or portion thereof) beginning after the Closing Date.
3.19Insurance. As of the date of this Agreement, there are not and have been no claims in the last three (3) years for which a carrier of any insurance policy maintained by or on behalf of the Seller Group and covering the Purchased Group, the Business, the Acquired Assets or the Service Providers (each such insurance policy, excluding Seller Employee Plans, a “Business Insurance Policy”, and such covered Persons or Assets, the “Business Insured Group”) has denied or threatened to deny coverage of the Business Insured Group. Each Business Insurance Policy (a) is in full force and effect in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located and (b) provides coverage as may be required by applicable Legal Requirements or any Business Contract. There is no

breach or Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. Section 3.19 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance claims (including all workers compensation claims) related to the Business Insured Group made by the Seller Group during the last three (3) years.

3.20Material Business Relations. Section 3.20 of the Seller Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the ten (10) largest vendors and suppliers that are Business Relations, including contract manufacturers that are Business Relations (collectively, the “Material Business Relations”), based on the dollar amount of transactions during the last fiscal year. In the last three (3) years prior to the date of this Agreement, neither the Purchased Group nor the Business had any customers other than other members of the Seller Group. Except as set forth on Section 3.20 of the Seller Disclosure Schedule, neither the Company nor any Affiliate of Seller (including the Purchased Group) has received any written or, to Seller’s Knowledge, other communication from any Material Business Relation terminating or materially adversely affecting the business relationship with the Business, whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise. The Business Group does not have any outstanding material commercial disputes with any Material Business Relation. The Business Group has not received any written or, to Seller’s Knowledge, other notice from any Material Business Relation that such vendor, supplier or manufacturer will not continue as a vendor, supplier or manufacturer to the Buyer Group and the Business after the Closing or that such vendor, supplier or manufacturer intends to terminate or materially and adversely modify any existing Acquired Contract with the Business Group or reduce its commitments thereunder. The Purchased Group and the Business (or, to the extent related to the Business, any Excluded Entity) have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business, and, to the Knowledge of Seller, there is no reason why the Buyer Group will not continue to have such access on commercially reasonable terms following the Closing.

3.21Brokers. Neither the Company nor any Subsidiary, nor any of their respective stockholders, Representatives, or Affiliates, has employed or made any agreement with any broker, finder, investment banker, or other Person that will result in the obligation of the Purchased Group, Parent, or any of their respective Affiliates to pay any brokerage, finder’s, or similar fees or commissions in connection with the Transactions.

3.22Absence of Changes. From the Reference Balance Sheet Date until the date hereof, (a) the Business has been conducted in the ordinary course and in a manner consistent with past practice, and (b) no Material Adverse Effect has occurred.

3.23Business Financial Statements. The Seller Parties have delivered to the Buyer Parties the financial statements attached to Section 3.23 of the Seller Disclosure Schedule (collectively, the “Business Financial Statements”). The Business Financial Statements (i) were prepared in good faith and present fairly the expenses of the Business Group as of the respective dates thereof and for the periods covered thereby, (ii) are based on the Books and Records of the Seller Group and (iii) have been prepared in accordance with the Seller Group’s existing internal accounting and financial policies (including internal accounting controls) on a consistent basis throughout the periods covered thereby.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Buyer Parties as follows:
4.1Due Organization. Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.

4.2Authorization.     Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which Seller is to be a party, and each other instrument required to be executed and delivered by it pursuant to this Agreement, to consummate the Transactions, and to perform its obligations under this Agreement and the Ancillary Agreements. No other proceedings on the part of Seller are necessary to authorize this

Agreement and the Ancillary Agreements to which Seller is to be a party and the Transactions. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the Ancillary Agreements to which it is to be a party, each of such Ancillary Agreements will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their terms, in each case, except as such enforceability may be limited by the Enforceability Exceptions.

4.3Title to Shares. Seller is the sole record and beneficial owner of the type and number of Acquired Shares set forth opposite its name on Section 4.3 of the Seller Disclosure Schedule. Seller has full power and authority to sell, transfer, assign, and deliver such Acquired Shares. The Acquired Shares owned by Seller are owned free and clear of, and none of such Acquired Shares are subject to, any Encumbrances (other than restrictions on transfer pursuant to federal and state securities laws). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Capital Stock.

4.4No Conflict or Violation. Neither the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Seller is to be a party at Closing, nor the consummation of the Transactions, nor compliance by Seller with any of the provisions of this Agreement and the Ancillary Agreements to which Seller is to be a party at Closing, will not (a) violate or conflict with any provision of any Organizational Documents of Seller; (b) violate, conflict with, or result in or constitute a material Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any assets of Seller (including the Acquired Shares) under, any of the terms, conditions, or provisions of any Material Contract or Governmental Authorization to which Seller is a party or by which the assets of Seller are bound; (c) violate any Legal Requirement or Court Order in any material respect; (d) impose any Encumbrance on any Acquired Assets; or (e) give any Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Legal Requirements or any Court Order to which Seller or any of the Acquired Assets is subject.

4.5Consents and Approvals. Except for compliance with, and filings as may be required under, the HSR Act and any other applicable Antitrust Law, no notice to, declaration, filing or registration with, or authorization, consent, or approval of, or Governmental Authorization from, any Person (including any Governmental Body) is required to be made or obtained by Seller or any Affiliate of Seller in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Seller is to be a party and the consummation of the transactions contemplated hereby and thereby by Seller.

4.6Litigation. There are no Legal Proceedings pending or, to such Seller’s Knowledge, threatened against Seller or its Affiliates, which would reasonably be expected to adversely affect, in any material respect, such Seller’s Acquired Shares, the Acquired Assets or the ability of Seller to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Agreements to which Seller is to be a party or that would reasonably be expected to prevent or materially delay the consummation of the Transactions.

4.7Brokers. Neither Seller nor any of its Affiliates, nor any of their respective stockholders, Representatives, or Affiliates, has employed or made any agreement with any broker, finder, or similar agent or any Person or firm which will result in the obligation of the Seller Parties, Parent, or any of their respective Affiliates to pay any finder’s fee, brokerage fees, or commission or similar payment in connection with the Transactions.

4.8Securities Laws. Seller is an experienced and knowledgeable investor, is able to bear the economic risks of its acquisition and ownership of the Closing Equity Consideration which may be issued to it pursuant to this Agreement, and is capable of evaluating (and has evaluated) the merits and risks of investing in the Closing Equity Consideration and Seller’s acquisition and ownership thereof. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and, if applicable, is acquiring the Closing Equity Consideration for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Legal Requirements. Seller acknowledges and understands that, to the extent applicable, (a) Closing Equity Consideration which may be issued or delivered pursuant to this Agreement has not been registered under the Securities Act in reliance on an exemption therefrom and (b) that the Closing Equity Consideration to be issued or delivered to it pursuant to this Agreement will, upon its acquisition by Seller, be characterized as “restricted securities” under state and federal securities Legal Requirements. Seller agrees that the Closing Equity Consideration to be issued to it pursuant to this Agreement may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Legal Requirements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

(a) Other than in respect of the Parent Investment Representations (as defined below), the Buyer Parties jointly and severally represent and warrant to the Seller Parties as follows, and (b) in the case of the Parent Investment Representations, Parent represents and warrants to Seller in the terms of the Parent Investment Representations as of the date hereof and, except as would not be material to the Buyer Group, taken as a whole, as of the Closing Date:
5.1Due Organization. Each Buyer Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to conduct its business as it is presently being conducted and to own and use its properties and assets as presently owned and used.

5.2Authorization. Each Buyer Party has all requisite corporate or other organizational power and authority, and has taken all corporate other organizational action necessary, to execute and deliver this Agreement and each Ancillary Agreement to which it is (or, as of the Closing, will be) a party, to consummate the Transactions, and to perform its obligations hereunder and thereunder. No other proceedings on the part of any Buyer Party is necessary to authorize this Agreement, the Ancillary Agreements to which such Buyer Party is to be a party and the Transactions. This Agreement and each Ancillary Agreement to which any Buyer Party is a party constitutes the legal, valid, and binding obligation of such Buyer Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

5.3Consents and Approval; No Conflict.

(a)Except (i) as required under the DGCL, the DLLCA or the Organizational Documents of Parent and (ii) compliance with, and filings as may be required under, the HSR Act and any other applicable Antitrust Law, no notice, declaration, filing, or registration with, or authorization, consent, or approval of, or Governmental Authorization from, any Governmental Body or any other Person is required to be made or obtained by any Buyer Party in connection with the execution, delivery, or performance of this Agreement, the Ancillary Agreements to which such Buyer Party is (or, as of the Closing, will be) a party, or the consummation of the Transactions by such Buyer Party.
(b)Neither the execution, delivery, or performance of this Agreement by any Buyer Party or the Ancillary Agreements to which such Buyer Party is (or, as of the Closing, will be) a party, nor the consummation of the Transactions, nor compliance by such Buyer Party with any of the provisions of this Agreement or such Ancillary Agreements, will (i) violate or conflict with any provision of the Organizational Documents of such Buyer Party; or (ii) violate, conflict with, or result in or constitute a breach or Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of such Buyer Party’s material assets under, any of the terms, conditions, or provisions of any Contract (excluding this Agreement and such Ancillary Agreements) to which such Buyer Party is a party, except for any violation, conflict, breach, Default, termination, acceleration, or creation of Encumbrance that would not prevent or materially delay the ability of such Buyer Party to consummate the Transactions.

5.4Legal Proceedings. There is no Legal Proceeding pending against and, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding against any Buyer Party that challenges, or that would reasonably be expected to prevent or materially delay the consummation of the Transactions.
5.5Brokers. None of the Buyer Parties or their respective Representatives has engaged or made any agreement with any broker, finder, investment banker, or other Person that will result in the obligation of any Buyer Party to pay any brokerage, finder’s, or similar fees or commissions in connection with the Transactions.

5.6Investment Representations. Except as set forth in the Buyer Disclosure Schedule, the representations and warranties of Parent set forth in Schedule 5.6 (the “Parent Investment Representations”) are true and correct.

5.7Cash Resources. Parent or Buyer have as of the date hereof and will have as of the Closing available sufficient funds, available lines of credit or other sources of immediately available funds to enable Buyer to pay in full the Closing Cash Consideration and all transaction, fees, costs and expenses payable by them and perform and pay in full all of the obligations assumed by Buyer pursuant to this Agreement, including the Assumed Liabilities.

5.8Solvency. Immediately after giving effect to the Transactions: (a) Buyer will be able to pay its debts as they become due and will own assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (b) Buyer will have adequate capital to carry on its business. No transfer of assets is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer Parties.

5.9Tax Matters. Parent intends to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d).

ARTICLE VI
COVENANTS

6.1Efforts.

(a)On the terms and subject to the conditions contained in this Agreement, during the Interim Period, the Parties will use reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the Transactions as promptly as practicable and in any event prior to the Outside Date, (ii) execute any documents, instruments, or conveyances of any kind that may be reasonably necessary or advisable to carry out the Transactions, and (iii) cooperate with each other in connection with the foregoing.
(b)In furtherance and not in limitation of the terms of Section 6.1(a), each of the Parties (i) will file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event within twenty (20) Business Days) after the date hereof, and in such filing will request early termination of the applicable waiting period under the HSR Act, (ii) will make, or to cause to be made, any filing or notification that may be required under any other applicable Antitrust Law as promptly as practical following the date of this Agreement, and (iii) will cooperate in connection with any filing under applicable Antitrust Law and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Body, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or the office of any state attorney general. Each Party will promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by a Governmental Body of any jurisdiction and which the Parties may reasonably deem appropriate. The Buyer Parties, on the one hand, and the Seller Parties, on the other hand, may, as each of them deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 6.1(b) as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the receiving Party, and such receiving Party will cause its outside counsel not to disclose such materials or information to any partners, members, directors, managers, officers, employees or other Representatives of the receiving Party, unless express written permission is obtained in advance from the disclosing Party. No Party will independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in respect to any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting or conversation, and unless prohibited by such Governmental Body, the opportunity to attend or participate. The Parties will consult and cooperate with one another, and consider in good faith the comments of the other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with any Legal Proceeding under or relating to the HSR Act or other Antitrust Law. Each Party will (i) give the other Party prompt notice of the commencement or threat of commencement of any Legal Proceeding with respect to the transactions contemplated by this Agreement, (ii) keep the other Parties reasonably informed as to the status of any such Legal Proceeding, and (iii) promptly inform the other Parties of any communication to or from any Governmental Body regarding the transactions contemplated by this Agreement and promptly provide the other with copies of any written communications and material details of any oral communications with any Governmental Body regarding the transactions contemplated hereby. Neither Parent nor Seller shall commit to or agree with any Governmental Body to enter into any timing agreement, to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Law, pull and refile under the HSR Act or other applicable Antitrust Law, or agree or commit to agree not to consummate the transactions contemplated herein for any period of time, without the prior written consent of the other.
(c)In furtherance and not in limitation of the terms of Sections 6.1(a) and 6.1(b), the Parties will cooperate in good faith and will use their respective reasonable best efforts to ensure that no Governmental Body enters any Court Order or establishes any Legal Requirement or initiates any Legal Proceeding temporarily, preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby, and to ensure that no Governmental Body with the authority to clear, authorize or otherwise approve the consummation of the transactions contemplated hereby fails to do so by the Outside Date.
6.2No Solicitation of Other Proposals. From the date of this Agreement through the Closing or the earlier termination of this Agreement (the “Interim Period”), the Seller Parties will not, and Seller will cause its Subsidiaries and Representatives (including investment bankers, attorneys, and accountants) to not, directly or indirectly, enter into, solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than the Buyer Parties and their Representatives or Affiliates, with respect to any direct or indirect sale of all or a portion of the Acquired Assets or Purchased Group’s assets, or of any securities of any Purchased Entity, or any merger, consolidation, liquidation, dissolution, or similar transaction involving any Purchased Entity (each such transaction, a “Proposed Acquisition Transaction”). Notwithstanding the foregoing, a Proposed Acquisition Transaction does not include (and this Section 6.2 shall in no way restrict Seller with respect to) any direct or indirect sale of any securities of Seller or any merger, consolidation, liquidation, dissolution, or similar transaction with respect to Seller in each case during the Interim Period, provided that Seller or its successor continues (directly or indirectly) to own the Acquired Assets and the Purchased Group and otherwise remains bound by this Agreement and each Ancillary Agreement to which Seller is (or, as of the Closing, will be) a party in accordance with the existing terms hereof and thereof. During the Interim Period, the Seller Parties will not, and Seller will cause its Subsidiaries and Representatives to not, directly or indirectly, solicit, initiate, or knowingly encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Business or any Purchased Entity for the purposes of, or otherwise knowingly cooperate in any way with, or assist or participate in, knowingly facilitate or knowingly encourage, any effort or attempt by any other Person to seek or effect, any Proposed Acquisition Transaction. The Seller Parties will promptly advise any such prospective purchaser or soliciting party, by written notice (with a confidential copy to the Buyer Parties), of the existence of this Section 6.2 and will promptly (within one Business Day) notify the Buyer Parties (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made.

6.3Notification of Certain Matters. During the Interim Period, each Party will give prompt notice to the other Parties upon becoming aware that any representation or warranty made by such Party in this Agreement has become untrue or inaccurate in any material respect, or of any failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of such Party to consummate the Transactions set forth in Article VII to fail to be satisfied at the Closing, provided, however, that no such notification will affect or be deemed to modify any representation or warranty of such Party set forth in this Agreement or the conditions to the obligations of any Party to consummate the Transactions or the remedies available to the Parties under this Agreement; provided, further, however, that the a Party’s unintentional failure to give notice under this Section 6.3 shall not in and of itself be deemed to be a breach of covenant for the purposes of indemnification pursuant to Article VIII.

6.4Consents. Before the Closing, the Seller Parties will use commercially reasonable efforts to obtain all necessary consents, waivers, and approvals of any third parties to any Business Governmental Authorization or Acquired Contract identified on Schedule 6.4, as are required thereunder in connection with the Transactions, or for any of such Contracts or Governmental Authorizations to remain in full force and effect to preserve all rights of, and benefits to, the Business or the Purchased Group under such Contracts or Governmental Authorizations from and after the Closing. The Seller Parties will send each of the notices described on Schedule 6.4 promptly following the execution of this Agreement. Such consents, waivers, approvals and notices will be in a form and substance reasonably acceptable to Parent and Seller.

6.5Investigation by the Buyer Parties. From the date of this Agreement through the Closing Date, each Seller Party will, and will cause its and each other Business Entity’s officers, directors, employees, and agents to, afford the Representatives of the Buyer Group reasonable access at reasonable times to the Business Group and the Business for the purpose of inspecting the same, and to the officers, employees, agents, attorneys and accountants of the Business, Seller Employee Plans, Business Books and Records, Business Contracts and other Acquired Assets, and will furnish the Buyer Group and its Representatives all Business Books and Records as the Buyer Group, through its Representatives, may reasonably request; provided that, for the avoidance of doubt, any information furnished or disclosed to the Buyer Group or its Representatives pursuant to this Section 6.5 will be subject to the Confidentiality Agreement.

6.6Conduct of Business. During the Interim Period, except as (w) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned, or delayed), (x) required by applicable Legal Requirements, (y) expressly permitted or required by this Agreement (excluding Section 6.6(A)), or (z) set forth on Schedule 6.6, (A) each Seller Party will, and Seller will cause each other Business Entity to, use commercially reasonably efforts to, (i) operate the Business in the ordinary course of business consistent with past practice, (ii) pay or perform all obligations of the Business or the Business Group when due and preserve intact the Business; (iii) keep available the services of the current Business Employees; (iv) preserve the Acquired Assets (including the Business Intellectual Property and preserving the confidentiality of any Confidential Information of the Business Group) in all material respects; (v) maintain in effect the Business Contracts in all material respects; and (vi) preserve the relationships of the Business Relations, Business Employees and others having material business dealings with the Business, all with the goal of preserving unimpaired goodwill, the Business and the Purchased Group; and, (B) without limiting the generality of the foregoing, the Seller Parties will not, and Seller will cause each Business Entity to not:
(a)change any Purchased Entity’s authorized or issued capital stock or other equity interests (including by creation of any direct or indirect subsidiary of such Purchased Entity); issue, or commit to issue, any shares of capital stock or other equity interest or any security convertible into or exchangeable for any shares of capital stock or other equity interest; grant any registration rights; purchase, redeem, retire, or otherwise acquire any shares of any such capital stock or other equity interests; or declare or pay any dividend or other distribution or payment in respect of shares of capital stock or other equity interests;

(b)amend any Organizational Document of any Purchased Entity;
(c)adopt or change any Tax or other accounting method or change in any Tax accounting period; make or change in any material Tax election; settle or compromise of any claim, notice, audit report, or assessment in respect of material Taxes; amend any income or other material Tax Return; request a Tax ruling; enter into or make a request to enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax closing agreement, or similar agreement (including with a Governmental Body) in respect of Taxes (other than pursuant to any customary provisions of a commercial agreement entered into in the ordinary course of business no principal purpose of which relates to Tax matters); affirmatively surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(d)waive or release any material right or claim of any Business Entity or the Business that constitutes or would, absent such waiver or release, constitute an Acquired Asset;
(e)(i) transfer the employment or engagement of any Person from any member of the Seller Group (other than the Company and its Subsidiaries) to the Company or any of its Subsidiaries; (ii) assume from the Seller Group (other than the Company and its Subsidiaries) any Contracts with any of the Service Providers; (iii) hire, offer to hire or engage any Business Employee (except in connection with the backfilling of any roles held by any existing Business Employees and provided that the compensation for any such newly hired Business Employees shall be substantially comparable to either that of the former Business Employee holding such role or the generally applicable compensation band for such role); (iv) promote or terminate any Business Employee (other than for cause or as contemplated by this Agreement); (v) increase any form of compensation or benefits (including salaries, wage rates or bonuses) payable to any Business Employee, including any increase or change under any Seller Employee Plan (except as required by any applicable Legal Requirement); (vi) except as required by any Seller Employee Plan in effect on the date of this Agreement, grant or pay any change in control, special bonus or special or non-recurring remuneration to any Service Provider; (vii) except as required by any Seller Employee Plan in effect on the date of this Agreement, accelerate the vesting, funding or payment of any compensation or benefits to any Service Provider; or (viii) enter into, adopt, amend, or terminate any Plan, in any case, covering any Service Provider;
(f)enter into or agree to be bound by or assume any Labor Agreement;
(g)(i) enter into any Business Contract that would constitute a Material Contract or Business Governmental Authorization if in effect as of the date of this Agreement, other than entry into Business Contracts that are purchase orders from existing Business Relations in the ordinary course of business or (ii) amend, cancel, or terminate any Business Contract that is a Material Contract or Business Governmental Authorization;
(h)mortgage, pledge, or otherwise encumber any Acquired Assets;
(i)sell, assign, or transfer any Acquired Assets (other than Business Intellectual Property), other than to Seller in the ordinary course of business;
(j)dispose, sell, transfer, assign, encumber, pledge, license, abandon, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any Business Intellectual Property;
(k)transfer the registration of any Company Internet Domains and Accounts or fail to timely renew the registration of any Company Internet Domains and Accounts;
(l)fail to maintain or protect the confidentiality of any trade secret related to the Business, Company Source Code, data, or other information related to the Purchased Group or Business other than in a commercially reasonable manner and consistent with the Business’s past practice;
(m)transfer or provide a copy of any Company Source Code to any Person (including any current or former Service Provider or any contractor or commercial partner of the Business Group) (other than providing access to Company Source Code to current Transferred Employees actually involved in the development of the Products on a need to know basis in the ordinary course of business and provided each such Transferred Employee or consultant has executed a Personnel Agreement);
(n)take any action regarding a patent, patent application or other registered Intellectual Property related to the Company Intellectual Property or Products, other than in the ordinary course of business;
(o)issue, acquire, or incur Business Indebtedness (whether or not convertible into equity) for borrowed money;
(p)make any capital expenditure commitments in excess of $200,000;
(q)form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(r)commence or settle any Legal Proceeding;
(s)fail to pay or satisfy when due any material Liability of any Business Entity or the Business, except for liabilities being contested in good faith; or
(t)agree, whether orally or in writing, to do any of the things described in Section 6.6(a) through Section 6.6(s).
6.7Tax Matters.

(a)Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and any Subsidiary that are required to be filed on or before the Closing Date, and will pay, or cause to be paid, all Taxes of the Company and any Subsidiary due on or before the Closing Date. All such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or any Subsidiary with respect to such items, except as required by this Agreement or applicable Legal Requirements. Before filing any such Tax Return that is an income or other material Tax Return, the Seller Group will permit Parent to review and comment on such Tax Return, and will consider in good faith such revisions to such Tax Returns as are reasonably requested by Seller within five Business Days after receiving such Tax Returns from Seller.
(b)Subject to Section 6.7(h), Parent will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and any Subsidiary for any Pre-Closing Tax Periods and Straddle Periods that are filed after the Closing Date. Parent will permit Seller to review and comment on each such Tax Return that is an income or other material Tax Return described in the preceding sentence before filing and will consider in good faith such revisions to such Tax Returns (in the case of Straddle Periods, for the portion of such Straddle Period ending on the Closing Date) as are reasonably requested by Seller within five Business Days after receiving such Tax Returns from Parent. Seller will, upon reasonable advance notice from Parent, pay all Pre-Closing Taxes due with respect to such Tax Returns to Parent at least two Business Days before payment of such Taxes is due to the applicable Tax Authority.
(c)For the purposes of this Agreement, the Company and any Subsidiary will elect to treat all applicable taxable periods as ending on the Closing Date; provided that if the Company or any Subsidiary is required to file a Tax Return for a Straddle Period, the portion of any Taxes that are payable for such Straddle Period and relate or are attributable or allocable to the Pre-Closing Tax Period will (i) in the case of property Taxes (excluding ad valorem Taxes and any value added Tax or other Tax of a similar nature), be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes (including ad valorem Taxes and any value added Tax and any other Tax of a similar nature), be deemed equal to the amount which would be payable as computed on a closing of the books basis as if the relevant taxable period ended as of the close of business on the Closing Date.

(d)Seller and Parent will give prompt notice to each other of any inquiries, claims, assessments, audits, proposed adjustments, or similar events with respect to Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period or Straddle Period (any such inquiry, claim, assessment, audit, proposed adjustment, or similar event, a “Tax Contest”). Subject to Section 6.7(h), Parent will have sole control of the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, that Parent will keep Seller reasonably informed of the progress of any Tax Contest and will consider in good faith any comments Seller has with respect to such Tax Contest (in the case of Straddle Periods, for the portion of such Straddle Period ending on the Closing Date). Parent will not settle or compromise any such Tax Contest without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed, if Parent reasonably expects Seller will be adversely impacted as a result of such settlement or compromise. In the event of any conflict or overlap between the provisions of this Section 6.7(d) and Section 8.2(d), the provisions of this Section 6.7(d) will control. For the avoidance of doubt, any claim for indemnification in respect of such Tax Contest will be governed by Article VIII. The Buyer Group and the Excluded Group agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to Business Books and Records, as is reasonably necessary for the filing of all Tax Returns by such parties and the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit, or proceeding relating to any Tax.
(e)All transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and Transactions (“Transfer Taxes”) will be borne (i) fifty percent (50%) by the Buyer Parties and (ii) fifty percent (50%) by Seller. To the extent such Transfer Taxes are payable by Buyer or its Affiliate, Buyer or Parent will have the right to deduct any such Transfer Taxes from any amount payable to Seller, and Seller covenants to pay to the applicable Buyer Party an amount equal to such Transfer Taxes to the extent that they have not been so deducted. Seller agrees to cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts for which Seller is so liable under applicable Legal Requirements. Seller will provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by Seller.
(f)Without Seller’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, Parent will not cause the Surviving Entity or its Subsidiaries to (i) amend any Tax Return, (ii) make or change any Tax election, (iii) make any voluntary Tax disclosure, or (iv) consent to the waiver or extension of the statute of limitations, in each case, with respect to any Pre-Closing Tax Period and if such action would reasonably have the effect of materially increasing the Tax liability of Seller.
(g)Seller will be entitled to the amount of any refund of Taxes (including credits in lieu of refunds) of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period (to the extent such Taxes were borne by such Persons pursuant to the terms of this Agreement) which refund or credit is actually received by Parent or its Subsidiaries (including the Surviving Entity and its Subsidiaries) after the Closing but no later than the third anniversary of the Closing Date, net of any cost to Parent and its Affiliates attributable to the obtaining and receipt of such refund or credit. Parent will pay, or cause to be paid, to an account specified by Seller, for disbursement to Seller, any amount to which Seller is entitled pursuant to the prior sentence within thirty (30) Business Days of the receipt of the applicable refund or credit. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Body, Seller agrees to repay promptly the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Body, to Parent.
(h)Notwithstanding anything else in this Agreement, except as set forth below, Seller will have sole control of any Consolidated Tax Returns, including preparing and filing any such Consolidated Tax Returns, any elections with respect thereto, and any Tax audit with respect to any Consolidated Tax Return or Taxes shown or required to be shown on any Consolidated Tax Return, and the Buyer Group will have no rights with respect to such matters. Any Consolidated Tax Return that includes the Company or its Subsidiaries will be prepared in a manner consistent with past practice for filing such Consolidated Tax Returns, except as required by applicable Legal Requirements. Seller will not take any position on any Consolidated Tax Return or in connection with any Tax audit related to a

Consolidated Tax Return that could reasonably be expected to adversely affect the Buyer Group without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed. Following Closing, Parent and its Affiliates will reasonably cooperate with Seller with respect to providing any information, signatures, and other matters related to Seller’s preparation and filing of any Consolidated Tax Returns that include the Company and its Subsidiaries for a Pre-Closing Tax Period.
(i)All Tax sharing agreements or similar agreements between the Company or any Subsidiary, on the one hand, and any other Affiliates of the Company or any Subsidiary, on the other hand, will be terminated before the Closing Date, and, after the Closing Date, the Company and its Subsidiaries will not be bound thereby or have any liability thereunder.
(j)Each Party intends that (A) the First Merger and the Second Merger be considered together as a single integrated transaction for U.S. federal income Tax purposes that together qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder consistent with IRS Rev. Rul. 2001-46, 2001-2 C.B. 321, and (B) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”). Each Party shall report the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return for the taxable year including the Closing Date and shall file all applicable U.S. state and local income Tax Returns in a manner consistent with the Intended Tax Treatment and not take any position for income Tax purposes that is inconsistent with the Intended Tax Treatment, unless required by a “determination” within the meaning of Section 1313(a) of the Code.
(k)Any Company Transaction Deductions shall be reported for U.S. federal income tax purposes in the Tax period of the Company that includes the Closing Date to the extent supportable on a “more likely than not” level of confidence; provided that, if a Business Transaction Expense is eligible for an election by the Company for the seventy percent (70%) safe harbor for “success based fees” set forth in IRS Revenue Procedure 2011-29, 2011-18 I.R.B. 746, the Parties agree to make (or cause to be made) such election with respect to such Business Transaction Expense.
(l)Following the date hereof, Parent and Seller will cooperate to determine an allocation of the Consideration as between the Acquired Shares and the Acquired Assets (the “Consideration Allocation” and the amount allocated to the Acquired Shares being the “Closing Merger Consideration” and the amount allocated to the Acquired Assets the “Closing Asset Purchase Consideration”) and further as among the Acquired Assets (the “Asset Allocation” and, together with the Consideration Allocation, the “Allocation”) for applicable Tax purposes. The Parties agree that, for purposes of the Consideration Allocation, the Closing Equity Consideration be allocated first to Acquired Shares and then, as applicable, to the Acquired Assets to the extent reasonably permissible under applicable Legal Requirements. The Parties further agree that, for applicable Tax purposes, the purchase price for the Acquired Assets (together with assumed liabilities and other amounts included in or adjustments to such purchase price for federal income Tax purposes) shall be allocated among the Acquired Assets, including to the extent applicable, in a manner consistent with Section 1060 of the Code and Treasury Regulations thereunder, as well as comparable provisions of state and local Tax Law. Seller shall deliver to Parent no later than thirty (30) days from the date hereof a proposed Consideration Allocation and, no later than thirty (30) days from the Closing Date, a proposed Asset Allocation. To the extent the Parent agrees to the applicable Allocation, such Allocation will be deemed final. If Parent notifies Seller in writing that it disputes one or more items reflected in a proposed Allocation delivered by such other Person, Parent and Seller will negotiate in good faith to resolve such dispute; provided, however, that if Parent and Seller are unable to resolve such dispute within fifteen (15) days after the delivery by Parent of its notice to Seller, then such dispute with respect to such items shall be resolved by an independent nationally recognized certified public accounting firm mutually agreed between Parent and Seller (the “Accountant”). The fees and expenses of the Accountant will be borne by Parent and Seller in proportion to the relative amount by which each such Party’s position has been modified by the Accountant. For example, if Parent disputes the allocation of Consideration Allocation to Acquired Shares by an amount of $100,000, but the Accountant determines that Parent has a valid position with respect to only $60,000, then Parent shall bear 60% of such fees and expenses to the extent attributable to the resolution of the dispute pertaining to such allocation. The Parties will file, and will cause their respective Affiliates to file, all Tax Returns and information reports in a manner consistent with the Allocation, as finally determined, and will take no position contrary thereto unless required to do so by a “determination” within the meaning of Section 1313(a) of the Code.
6.8Wrong Pockets; Payment of Business Accounts Payable.

(a)Wrong Pockets.
(i)To the extent that (A) Seller or any other Excluded Entity receives on or after the Closing Date a payment under any Acquired Contract or that is otherwise on account of the Acquired Assets or (B) any Acquired Asset remains vested in Seller or any other Excluded Entity following the Closing, then Seller agrees to, or to cause such other Excluded Entity or any applicable assignee of Seller or such Excluded Entity to, promptly transfer any such payment received or Acquired Asset for no additional consideration to Buyer or its designee and, to the extent permitted by Legal Requirements, such amount will be held in trust for Buyer pending such transfer. Seller will notify Buyer as soon as reasonably practicable upon becoming aware that that there are any Acquired Assets in Seller’s possession or control or that of any other Excluded Entity.
(ii)To the extent that (A) Buyer or any Purchased Entity receives on or after the Closing a payment in respect of any Excluded Asset or (B) any Excluded Asset is vested in Buyer or any of its Affiliates following the Closing, then Buyer agrees to promptly, for no additional consideration, transfer such payment or Excluded Asset to Seller and, to the extent permitted by Legal Requirements, such amount will be held in trust for Seller pending such transfer. Buyer will notify Seller as soon as reasonably practicable upon becoming aware that there are any Excluded Asset in Buyer’s possession or control or that of any other Affiliate of the Buyer.
(b)Payment of Accounts Payable. To the extent that Seller or any other Excluded Entity on or after the Closing receives a bill or other indication from a third party purporting to require Seller or such other Excluded Entity to satisfy any accounts payable included in the Assumed Liabilities, Seller will promptly forward any such document to Buyer and reasonably cooperate with Buyer to enable Buyer (or its designated Affiliate(s)) to satisfy such Assumed Liabilities. Buyer and Seller will reasonably cooperate with one another to ensure that any Excluded Liabilities and Assumed Liabilities (as applicable) are borne by the appropriate party(ies), including by reimbursing the appropriate party for any payment inadvertently made with respect to any Liability that is properly for the account of the other party(ies).
6.9Employment Matters.

(a)Prior to the Closing, Parent or one of its Affiliates will extend offers of employment on terms substantially consistent with those set forth on Section 6.9(d), contingent upon the Closing, to all Business Employees, including any Business Employees who, as of the Closing, are on approved leave of absence (any such employee, an “Inactive Employee”). Such offers shall be effective as of the Closing or, with respect to any Inactive Employee, on the date on which such Inactive Employee returns to work after the Closing (the “Transfer Date”), provided that, for any Inactive Employee, the offer shall expire if the date on which such Inactive Employee returns to work is more than one hundred eighty (180) days following the Closing Date. Each such Business Employee who receives and accepts Parent’s or its applicable Affiliate’s offer of employment and commences employment with Parent or its Affiliates (including, after the Closing, the Company and its Subsidiaries) at the Closing (or, with respect to Inactive Employees, after the Closing) will be referred to herein as a “Transferred Employee”. Seller will terminate the employment of all Business Employees who agree to become Transferred Employees in each case, effective as of immediately prior to the Closing or the Transferred Employees’ Transfer Date (as applicable).
(b)The Seller Parties and the Buyer Parties intend that the Transaction will not trigger any severance or other similar termination payments or benefits under the terms of any Seller Employee Plan for any Transferred Employee prior to or upon the consummation of the Transactions contemplated hereby and the Buyer Parties and the Seller Parties will use reasonable efforts to ensure the same.
(c)On or prior to the Closing Date (or, with respect to any Inactive Employee who becomes a Transferred Employee after the Closing Date, his or her Transfer Date), Seller will, or will cause the applicable member of the Excluded Group to, pay in full to the Transferred Employees any and all compensation and benefits, including, without limitation, base salary, wages, bonuses, commissions and other forms of incentive compensation, vacation and paid-time-off and other employee benefits (except, in the case of Tax-qualified employee benefits, to the extent vested and payable in a subsequent year in accordance with the terms of the applicable plan), in each case, that have been earned or accrued, as applicable, through the Closing Date or Transfer Date, as applicable (such payments and amounts, the “Accrued Amounts”).
(d)Until at least the twelve-month anniversary of the Closing Date or, if earlier, until the applicable Transferred Employee’s employment terminates for any reason (the “Benefits Continuation Period”), and unless more favorable benefits are provided for in any applicable offer letter with a Transferred Employee, Parent will provide, or will cause its Affiliates to provide, each Transferred Employee with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Transferred Employee as of immediately prior to the Closing; and (ii) defined contribution, health and welfare benefits (excluding defined benefit pension benefits, retiree medical benefits, transaction or retention bonuses and equity-based compensation) to the Transferred Employees that are no less favorable than those provided to similarly situated employees of Parent or its Affiliates from time to time. If, during the Benefits Continuation Period, Parent or its Affiliates adopt or implement a cash bonus program, then Transferred Employees shall be eligible to participate in such cash bonus program on terms no less favorable than those provided to other similarly situated employees of Parent and its Affiliates.
(e)Parent will (or will cause one of its Affiliates to) use commercially reasonable efforts to provide each Transferred Employee with credit for purposes of eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan) for all service with Seller that was recognized by Seller prior to the Closing (or prior to the Transferred Employee’s Transfer Date, as applicable) under Parent’s and its Affiliates’ plans and programs providing employee benefits to Transferred Employees after the Closing Date or Transfer Date, as applicable (the “Buyer Benefit Plans”), to the same extent as such Transferred Employee was (or would have been) entitled, before the Closing or his or her Transfer Date (as applicable), to credit for such service under Seller Employee Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Parent will, or will cause one of its Affiliates to, use commercially reasonable efforts to cause (i) for each Buyer Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits, all pre-existing condition exclusions or limitations, waiting periods, required physical examinations, and actively-at-work requirements of such Buyer Benefit Plan to be waived for each Transferred Employee and his or her covered dependents (except to the extent that such exclusions, conditions or requirements applied to the Transferred Employee under comparable Seller Employee Plans as of immediately prior to the Closing or his or her Transfer Date (as applicable)); and (ii) any co-payments, deductibles and other eligible expenses incurred by each Transferred Employee and/or his or her covered dependents during the plan year ending on the Closing Date or his or her Transfer Date (as applicable) to be credited for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket, and other similar requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Buyer Benefit Plan (to the extent such credit would have been given under comparable Seller Employee Plans prior to the Closing or his or her Transfer Date (as applicable)).
(f)Through the Closing and through the final Transfer Date to occur after the Closing, the Seller Group will reasonably cooperate with the Buyer Group, to the extent requested by Parent, to allow the Buyer Group to meet with Transferred Employees (either individually or in groups) during breaks, outside of scheduled work hours, or as otherwise agreed to by Seller and Parent.
(g)Seller will, and will cause the other members of the Excluded Group to, furnish to the Buyer Parties such information (except to the extent prohibited by applicable Legal Requirement)

reasonably related to the Transferred Employees and the Seller Employee Plans as may be reasonably requested by and necessary for Parent to effect the transactions contemplated by this Section 6.9.
(h)The Excluded Group will be solely responsible for complying with the requirements of Section 4980B of the Code, including provision of “continuation coverage” under Section 4980B of the Code with respect to all Service Providers and “qualified beneficiaries” thereof for whom a “qualifying event” occurs at any time on or prior to the Closing Date.
(i)The Parties acknowledge and agree that all Seller Employee Liabilities shall be and remain solely obligations of the Excluded Group, and the Excluded Group shall remain solely liable for, and Parent and its Affiliates shall not assume or otherwise incur any obligation with respect to, any Seller Employee Liabilities. Without limiting the foregoing, the Excluded Group shall be solely responsible for any and all obligations arising under any Seller Employee Plan at any time. No Transferred Employee shall accrue any benefits under any Seller Employee Plan in respect of service with Parent or any of its Affiliates (including the Company or any of its Subsidiaries) after the Closing Date (or applicable Transfer Date).
(j)As soon as reasonably practicable after the Closing, Parent shall grant retention awards to certain Transferred Employees as set forth in such Transferred Employees’ respective offer letters with Parent (or an Affiliate thereof), on the terms and conditions set forth in such offer letters.
(k)The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement. Nothing in this Agreement will, or will be construed so as to, (i) prevent or restrict in any way the right of Parent or any of its Affiliates to terminate, reassign, promote, or demote any Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment or service of any Service Provider; (ii) create any third-party rights in, or confer any remedies or claims on, any Service Provider (or any beneficiaries or dependents thereof), any participant in any Seller Employee Plan or Buyer Benefit Plan, or any other Person; (iii) constitute or be deemed an establishment, amendment or modification of any Seller Employee Plan or other Plan; or (iv) obligate Parent or any of its Affiliates to adopt or maintain any Plan, Buyer Benefit Plan or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any Plan, Buyer Benefit Plan or any other compensatory or benefits arrangement at any time.
6.10Publicity; Confidentiality; Post-Closing Access.

(a)Publicity.
(i)No public announcement related to this Agreement or the transactions contemplated herein will be issued by any Person without the joint approval of Seller and Parent (which approval shall not be unreasonably withheld, conditioned or delayed), except in any public disclosure which either Seller or Parent, in its good faith judgment and based on the advice of its legal counsel, believes is required by applicable Legal Requirement or by any stock exchange on which its securities or those of its Affiliates are listed. If any Party, in its good faith judgment, believes such disclosure is required, such Party shall, to the extent permitted by applicable Legal Requirement, use its commercially reasonable efforts to consult with the other Parties and their respective Representatives, and to consider in good faith any revisions proposed by the other Parties or their respective Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which the disclosing Party, in its good faith judgment, believes is so required to be disclosed. Notwithstanding the foregoing, without the approval of the other Parties, Parent and Seller and their respective Affiliates may, following the date hereof and subject to the other terms and conditions of this Agreement, (a) make internal announcements to their and their Affiliates’ respective employees and Affiliates, (b) subject to Section 6.1, communicate with Governmental Body and (c) make the public announcements and engage in public communications regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or by the Ancillary Agreements (in the case of this clause (c), to the extent such announcements or communications are consistent with a communications plan agreed upon by Seller and Parent or their respective prior public communications).

(ii)If any Party, based on the advice of its legal counsel, determines that this Agreement, or any of the other Ancillary Agreements (other than the Supply Agreement, the IP License Agreement, the Equity Side Letter and the Required Equity Documents, which shall be governed by their respective terms), must be publicly filed with a Governmental Body, then such Party or its applicable Affiliate, prior to making any such filing, shall provide the other Parties and their respective counsel with a redacted version of this Agreement (and any other Ancillary Agreement) that it intends to file, and will consider in good faith any comments provided by the other Parties or their respective counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Body of those sections specified by the other Parties or their respective counsel for redaction and confidentiality. Notwithstanding any other provision of this Agreement, the requirements of this Section 6.10(a)(ii) shall not apply to any disclosure of any Party or any of its Affiliates, of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between any of the Parties or their respective Affiliates regarding this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby.
(b)Confidentiality.
(i)The terms of the Confidentiality Agreement relating to obligations with respect to Confidential Information (as defined in the Confidentiality Agreement) and non-solicitation are hereby incorporated herein by reference, and such terms shall continue in full force and effect until the Closing, or, in the event of the termination of this Agreement in accordance with its terms, until the date such provisions are terminated in accordance with their respective terms. The Confidentiality Agreement shall expire and be of no further force or effect upon the Closing.
(ii)From and after the Closing, all Confidential Information exchanged between the Buyer Group (or their respective Affiliates or Representatives), on the one hand, and Seller or the Excluded Group (or their respective Affiliates or Representatives), on the other hand, shall be subject to and treated in accordance with the terms of this Section 6.10(b), and with respect to such exchange of Confidential Information, the applicable disclosing party and the applicable receiving party of such Confidential Information shall be referred to herein as the “Disclosing Party” and the “Receiving Party”, respectively. For purposes of this Section 6.10(b), “Confidential Information” means (A) any and all trade secrets or other information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement or any Ancillary Agreement (other than the Supply Agreement, the IP License Agreement, the Equity Side Letter and the Required Equity Documents, which shall be governed by their terms), whether or not stored in any medium, including business or technical information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including Source Code thereto), pricing information, financial information, information relating to existing, previous, and potential suppliers, customers, and Contracts, and other know-how; (B) the terms of this Agreement; and (C) any Confidential Information (as defined in the Confidentiality Agreement) disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement; provided that the terms of this Agreement shall be deemed to be both Buyer Confidential Information and Seller Confidential Information. Notwithstanding the foregoing, for purposes of this Section 6.10(b) (including as used in the definitions of Acquired Confidential Information, Buyer Confidential Information and Seller Confidential Information), Confidential Information shall not include information that (1) was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (2) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (3) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement; (4) is subsequently disclosed to the Receiving Party by a Person other than an Affiliate or Representative of the Disclosing Party without obligations of confidentiality with respect thereto; (5) is subsequently independently discovered or developed by the Receiving Party without the use of or reference to Confidential Information or (6) any Confidential Information to the extent such information governed by the terms of the Supply Agreement, the IP License Agreement, the Equity Side Letter or Required Equity Documents.
(iii)From and after the Closing, all Confidential Information obtained by the Buyer Parties (or their Affiliates or Representatives) from the Excluded Group or its Representatives that constitutes Acquired Assets or otherwise relates exclusively to the Business, the Acquired Assets or the Assumed Liabilities (the “Acquired Confidential Information”) shall be deemed to be Confidential Information disclosed by the Buyer Parties (or their Affiliates or Representatives) to the Excluded Group (or its Representatives) for purposes of this Section 6.10(b) (and shall not be subject to clause (1) of the last sentence of Section 6.10(b)(ii) and cannot be subject to clauses (4) or (5) of such sentence) and, for all time following the Closing (the “Confidentiality Period”), shall be used by the Excluded Group or its Representatives solely as required to (A) perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement or any Ancillary Agreement or, to the extent permitted by the terms thereof, any commercial Contract related to the Business to which Seller or any member of the Excluded Group is a party, (B) comply with applicable Legal Requirements or the Excluded Group’s regulatory, stock exchange, Tax or financing reporting requirements or (C) in connection with defending any action, proceeding, or governmental inquiry against such Person (each of (A), (B) and (C), a “Seller Permitted Purpose”), and for no other purpose. During the Confidentiality Period, Seller shall (and shall cause the Excluded Group to) (1) not disclose, or permit the disclosure of, any of the Acquired Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and who are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 6.10(b); and (2) treat, and will cause its Affiliates and Representatives to treat, the Acquired Confidential Information as confidential, using the same degree of care as the Excluded Group normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Seller shall be responsible for any use or disclosure of Acquired Confidential Information by any Excluded Entity or Representative thereof that would breach this Section 6.10(b) if such Excluded Entity or Representative was a party hereto.
(iv)During the Confidentiality Period:
(A)all Confidential Information obtained by Parent (or its Affiliates or Representatives) from the Excluded Group (or its Representatives) other than the Acquired Confidential Information (the “Seller Confidential Information”) shall be used by the Buyer Parties solely as required to (1) perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement, any Ancillary Agreement or, to the extent permitted by the terms thereof, any commercial Contract related to the Business to which any Buyer Entity is a party, (2) conduct the Business or (3) comply with applicable Legal Requirements or their or their Affiliates’ respective regulatory, stock exchange, Tax or financing reporting requirements (each of (1) through (3), a “Buyer Permitted Purpose”), and for no other purpose. During the Confidentiality Period, Parent shall (x) not disclose, or permit the disclosure of, any of Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Buyer Permitted Purpose to the extent such Persons are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 6.10(b); and (y) treat, and will cause its Affiliates and the Representatives of Parent or any of its Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Parent normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Parent shall be responsible for any use or disclosure of Seller Confidential Information by any of Parent’s Affiliates or Representatives that would breach this Section 6.10(b) as if such Affiliate or Representative was a party hereto.
(B)all Confidential Information obtained by the Excluded Group (or its Affiliates or Representatives) from Parent (or its Affiliates or Representatives) (the “Buyer Confidential Information”) shall be used by the Excluded Group or its Representatives solely as required for Seller Permitted Purposes, and for no other purpose. During the Confidentiality Period, subject to Section 6.10(a), Seller shall, and shall cause the Excluded Group to, (x) not disclose, or permit the disclosure of, any of Buyer Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Seller Permitted Purposes to the extent such Persons are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 6.10(b); and (y) treat, and will cause its Affiliates and the Representatives to treat, Buyer

Confidential Information as confidential, using the same degree of care as the Excluded Group normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Seller shall be responsible for any use or disclosure of Buyer Confidential Information by any Excluded Entity or its Representatives that would breach this Section 6.10(b) if such Excluded Entity or Representative was a party hereto.
(v)In the event Parent or Seller is requested pursuant to, or required by, applicable Legal Requirements, or by its or its Affiliates’ respective regulatory, stock exchange, Tax or financing reporting requirements, to disclose any of the other Party’s Confidential Information (i.e., in the case of a request to or requirement on Parent or any of its Affiliates, Seller Confidential Information or, in the case of a request to or requirement on Seller or the Excluded Group, Acquired Confidential Information and Buyer Confidential Information, as applicable), it will, except to the extent prohibited by applicable Legal Requirements, notify the other Party in writing in a timely manner so that such other Party may seek a protective order or other appropriate remedy at its sole cost and expense or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Legal Requirement or its or its Affiliates’ respective regulatory, stock exchange, Tax or financing reporting requirements (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by its counsel is requested or required, and, to the extent possible, such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.
(c)Post-Closing Access.
(i)Seller shall, and shall cause the other Excluded Entities to, preserve and keep, all Shared Books and Records in the possession or control of the Excluded Group which do not constitute Acquired Assets hereunder for a period of seven (7) years following the Closing in a manner consistent with the Seller Group’s past practices or for such longer period as may be required by applicable Legal Requirements. For so long as such records are preserved, Seller shall provide, or cause to be provided to, the Buyer Group and its Representatives, reasonable access at reasonable times to such Shared Books and Records as Parent shall reasonably request in writing for any reasonable business purpose (including, subject to Section 11.21, in connection with any Legal Proceeding to which any Buyer Entity, the Acquired Assets or the Assumed Liabilities are subject or in connection with the requirements of any Legal Requirement applicable to the Acquired Assets or the Assumed Liabilities). Each Buyer Party acknowledges and agrees that, prior to making any Shared Books and Records available to the Buyer Parties, the Excluded Group may redact any portions thereof that do not relate to the Business, the Acquired Assets or the Assumed Liabilities. Any information provided pursuant to this Section 6.10(c) shall be subject to Section 6.10(b) in accordance with its terms.
(ii)Parent and Buyer shall, and shall cause its controlled Affiliates to, preserve and keep, all Business Books and Records in the possession or control of the Purchased Group or which constitute Acquired Assets hereunder for a period of seven (7) years following the Closing in a manner consistent with Parent’s past practices or for such longer period as may be required by applicable Legal Requirements. For so long as such records are preserved, Parent, Buyer or their applicable controlled Affiliates shall provide, or cause to be provided to, Seller Group, reasonable access at reasonable times to such Business Books and Records as Seller shall reasonably request in writing for any reasonable business purpose.
6.11Non-Solicit.

(a)Non-Solicit. During the Restricted Period, Seller will not, and will cause its Subsidiaries to not, directly or indirectly, on its or their own behalf, (i) induce or attempt to induce any Transferred Employee to terminate his or her service relationship with Parent or any of its Affiliates, or (ii) solicit to hire, or engage or hire, or engage any Transferred Employee; provided, however, that nothing contained herein will prohibit the Excluded Entities from (A) placing general advertisements or conducting any other form of general solicitation that is not specifically targeted at any Transferred Employee or (B) employing or engaging any Transferred Employee who has ceased to be employed or engaged by Parent and its Affiliates for at least twelve (12) consecutive months prior to such employment or engagement and whose employment or engagement is terminated by Parent or its Affiliates.
(b)Acknowledgments. Seller, on behalf of itself and the Seller Group, expressly covenants, agrees and acknowledges as follows:
(i)(A) Sufficient consideration has been given to Seller by the Buyer Parties as it relates to this Section 6.11; (B) Seller has consulted with independent legal counsel regarding its obligations under this Section 6.11 and fully understands the terms and conditions contained in this Section 6.11; (C) the restrictions contained in this Section 6.11 are reasonable in terms of duration, scope and area, do not impose unreasonable limitations on the Seller Group and are necessary to protect the value of the Purchased Group, the Business and the Acquired Assets (including the goodwill inherent therein); and (D) the agreements in this Section 6.11 are a material inducement to the Buyer Parties entering into this Agreement.
(ii)If, at the time of enforcement of any of this Section 6.11, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are invalid, illegal or unenforceable under circumstances then existing, the Parties agree that a duration or scope reasonable under such circumstances that comes closest to expressing the intent of the invalid, illegal or unenforceable terms shall be substituted for the stated duration or scope, and that such court shall be allowed to revise the restrictions contained herein to cover such duration or scope permitted by applicable Legal Requirements. In the event of a breach or violation by of any of the covenants set forth in this Section 6.11, the applicable period during which such covenants shall survive will be extended by the amount of time between the initial occurrence of such breach or violation and when such breach or violation has been duly cured, upon order of a court of competent jurisdiction or arbitrator.
(iii)The covenants set forth in this Section 6.11 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, non-hire or other similar covenants in any other current or future agreement to which Seller or any other Excluded Entity, on the one hand, and Buyer or any of its Affiliates, on the other hand, is or will be a party (including, for clarity, the Supply Agreement), unless express written reference is made to the specific provisions hereof which are intended to be superseded. Seller will not challenge the validity or enforceability of the restrictions contained in this Section 6.11. For the avoidance of doubt, Section 11.13 applies to the covenants, agreements, acknowledgments and obligations under this Section 6.11.
6.12Release.

(a)Effective as of the Closing, each Seller Party (on its own behalf and on behalf of its executors, administrators, agents, successors, permitted assigns and Affiliates) (each, a “Seller Releasing Party”) releases, waives, and discharges the Surviving Entity and its subsidiaries, officers, directors, attorneys, accountants, advisors, agents, successors, and permitted assigns from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect of economic or business relationship, or interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts, covenants, fees, costs, and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental, or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third-party witness, with the enforcement of this release and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity, that in any way arises from or out of, is based upon, or relates to any omissions, acts, events, or facts that have occurred or occur at any time before or as of the Closing; provided, that nothing contained in this Section 6.12 will be construed as a waiver or release of any rights or claims of any Seller Releasing Party under this

Agreement (including, for the avoidance of doubt, any rights to indemnification under Article VIII) or any Ancillary Agreement to which such Seller Releasing Party is a party.
(b)Effective as of the Closing, Parent and Buyer (on its own behalf and on behalf of its executors, administrators, agents, successors, permitted assigns and Affiliates) (each, a “Buyer Releasing Party”) releases, waives, and discharges Seller and its respective Affiliates, subsidiaries, officers, directors, securityholders, partners, members, attorneys, accountants, advisors, agents, successors, and permitted assigns from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect of economic or business relationship, or interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts, covenants, fees, costs, and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental, or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third-party witness, with the enforcement of this release and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity, that in any way arises from or out of, is based upon, or relates to any omissions, acts, events, or facts that have occurred or occur at any time before or as of the Closing in each case arising out of this Agreement and the Transactions, including any claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, that nothing contained in this Section 6.12 will be construed as a waiver or release of (i) any rights or claims of any Buyer Releasing Party under this Agreement (including, for the avoidance of doubt, any rights to indemnification under Article VIII) or any Ancillary Agreement to which such Buyer Releasing Party is a party or (ii) any claims for Fraud by a Seller Party.
(c)Effective as of the Closing, each Seller Releasing Party releases, waives, and discharges Parent, Buyer, the Surviving Entity and each of their respective Affiliates, subsidiaries, officers, directors, securityholders, partners, members, attorneys, accountants, advisors, agents, successors, and permitted assigns from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect of economic or business relationship, or interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts, covenants, fees, costs, and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental, or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third-party witness, with the enforcement of this release and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity, that in any way arises from or out of, is based upon, or relates to any omissions, acts, events, or facts that have occurred or occur at any time before or as of the Closing in each case arising out of this Agreement and the Transactions, including any claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, that nothing contained in this Section 6.12 will be construed as a waiver or release of (i) any rights or claims of any Seller Releasing Party under this Agreement (including, for the avoidance of doubt, any rights to indemnification under Article VIII) or any Ancillary Agreement to which such Seller Releasing Party is a party or (ii) any claims for Fraud by a Buyer Party.
6.13Audits. From and after the Closing until the fourth (4th) anniversary of the Closing Date, Seller shall reasonably cooperate with Parent and Parent’s independent public accountants and other authorized Representatives (“Parent’s Representatives”) if and to the extent reasonably requested by Parent in connection with the completion of any audit subsequent to the Closing of the historical financial statements of the Business Group for any fiscal years ended, or occurring, prior to the Closing Date and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, as amended (a “Periodic Report”) and/or of any disclosure document of Parent or its Affiliates to be used by Parent or its Affiliates to obtain financing and/or to register securities of any Buyer Entity (in each case, a

“Disclosure Document”), including, without limitation, any registration statement under the Securities Act and any syndication memorandum for debt financing of the Buyer Group. Such cooperation may include (a) assisting Parent and/or Parent’s Representatives in the preparation, audit and review of financial statements for the Company and/or the Business for any fiscal years or portions thereof relating to a pre-Closing period and reasonably determined by Parent that may be necessary for inclusion in any Periodic Report and/or Disclosure Document or in any filing that Parent may desire to make with the U.S. Securities and Exchange Commission (“SEC”) or other regulatory authority, (b) executing and providing any certifications, representation letters or similar documents and providing such other information as Parent or Parent’s Representatives may request in conjunction with an audit of such financial statements and/or in conjunction with Parent’s Representatives’ preparation of any comfort letters with respect to any Periodic Report and/or Disclosure Document (and responding to any inquiries from Parent or Parent’s Representatives in connection with any such certifications, representation letters or other information), (c) providing Parent and Parent’s Representatives with reasonable access during normal business hours to the Business Group’s prior accountants’ work papers and Seller’s Books and Records to the extent relating to, and Seller’s Representatives to the extent they were involved in the preparation of, any such financial statements and information (if any), (d) assisting in the preparation of responses to comments received from the Staff of the SEC with respect to any such financial statements included in any SEC filings, (e) assisting in the preparation of any statutory or regulatory audits required to be filed with respect to the Buyer Group or the Business in any jurisdiction and (f) executing and providing appropriate managers’ certifications of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002 and responding to inquiries from Parent’s management in connection with any such managers’ certification. Parent agrees that the Seller Parties shall not be responsible for payments of any third-party costs and expenses relating to the matters contemplated by this Section 6.13, and Parent shall, promptly following receipt of a reasonably detailed invoice therefor from the Seller, reimburse the Seller for all reasonable out-of-pocket expenses incurred in connection with satisfying its obligations under this Section 6.13. Parent shall indemnify and hold harmless the Seller and its directors, managers, officers and employees from and against any liabilities or losses suffered or incurred by them in connection with compliance by such Persons with their obligations under this Section 6.13 (other than to the extent arising from fraud, bad faith or gross negligence of Seller or any of its directors, managers, officers or employees).

6.14Transition Services. Seller agrees to use commercially reasonable efforts to provide or cause to be provided to Parent and its Affiliates, for a period of 180 days following the Closing, (a) the services described on Schedule 6.14(a) (such services, the “Required Transition Services”) and (b) any other services that were provided to the Business Group prior to the Closing if reasonably requested by Parent and only to the extent necessary for Parent and its Affiliates to continue to operate the Business in substantially the same manner as operated prior to Closing (including access to commercial software platforms and accounts). The transition services described in this Section 6.14 shall be provided on a pass-through cost basis, and Parent shall pay such costs to Seller within thirty (30) days of receipt of the applicable invoice therefor by wire transfer of immediately available funds.

ARTICLE VII.
CONDITIONS TO CLOSING

7.1Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions provided for by this Agreement are subject, in the discretion of Seller, to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by Seller:

(a)Representations, Warranties, and Covenants.
(i)All representations and warranties of the Buyer Parties contained in this Agreement (other than the Buyer Fundamental Representations) will be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date (in each case, without giving effect to materiality qualifications or Parent Material Adverse Effect qualifications), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(ii)All Buyer Fundamental Representations will be true and correct in all respects (other than in respect of de minimis variations or deficiencies) at and as of the date of this Agreement and at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date.
(iii)Each Buyer Party will have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by such Buyer Party before or on the Closing Date.
(b)No Parent Material Adverse Effect: Since the date hereof, no Parent Material Adverse Effect will have occurred.
(c)Regulatory Compliance and Approval. The Required Regulatory Approvals will have been obtained.
(d)No Legal Proceedings or Court Orders. No Court Order issued by any court of competent jurisdiction preventing the consummation of the Transactions will be in effect, nor will there be any Legal Proceeding or other action taken by any Governmental Body, or any Legal Requirement enacted that has not been overturned or otherwise made inapplicable to this Agreement, that prevents the consummation of the Transactions.
(e)Deliveries. The Buyer Parties will have delivered to Seller each of the items set forth in Section 2.2(a).
7.2Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions provided for by this Agreement are subject, in the discretion of Parent, to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by Parent:

(a)Representations, Warranties, and Covenants.
(i)All representations and warranties of Seller contained in this Agreement (other than (A) the Seller Fundamental Representations (other than the Seller Tax Representations), and (B) the representation and warranty of Seller set forth in clause (b) of Section 3.22 (No Material Adverse Effect)) will be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(ii)All Seller Fundamental Representations (other than Seller Tax Representations) will be true and correct in all respects (other than in respect of de minimis variations or deficiencies) at and as of the date of this Agreement and at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date.
(iii)All Seller Tax Representations will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date.
(iv)The representation and warranty of Seller set forth in clause (b) of Section 3.22 (No Material Adverse Effect) will be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(v)Each Seller Party will have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by such Seller Party before or on the Closing Date.
(b)No Material Adverse Effect. Since the date hereof, no Material Adverse Effect will have occurred.
(c)Regulatory Compliance and Approval. The Required Regulatory Approvals will have been obtained.
(d)No Legal Proceedings or Court Orders. No Court Order issued by any court of competent jurisdiction preventing the consummation of the Transactions will be in effect, nor will there be any Legal Proceeding or other action taken by any Governmental Body, or any Legal Requirement enacted that has not been overturned or otherwise made inapplicable to this Agreement, that prevents the consummation of the Transactions.
(e)Offer Packages. The Offer Package for (i) the Top Key Employee and (ii) at least four (4) other Required Key Employees in each case will be in full force and effect, and neither the Top Key Employee nor more than four (4) other Required Key Employees will have repudiated such employee’s Offer Package or given notice to Parent or its Affiliates of an intention to terminate employment with Parent (or its Affiliates) following the Closing.
(f)Other Deliveries. The Seller Parties will have delivered to the Buyer Parties each of the items set forth in Section 2.2(b) (other than subsection (xiii) thereof).

ARTICLE VIII.
INDEMNIFICATION; REMEDIES

8.1Survival of Representations, Etc.

(a)Representations and Warranties. All of the representations and warranties made by any party in this Agreement, in the Buyer Closing Certificate (if such party is a Buyer Party) or in the Seller Closing Certificate (if such party is Seller) will survive the Closing until 11:59 p.m. (Pacific time) on the date that is twelve (12) months following the Closing Date (the “General Survival Period”); provided, however, that (i) the Fundamental Representations (other than the Seller Tax Representations) will survive until 11:59 p.m. (Pacific time) on the date that is six (6) years following the Closing; (ii) the Seller Tax Representations will survive until the date that is 30 days following the expiration of the statute of limitations with respect to the matters addressed in the Seller Tax Representations; and (iii) the Seller IP Representations and the Seller Sufficiency and Title Representations will survive until 11:59 p.m. (Pacific time) on the date that is three (3) years following the Closing. Claims based upon or arising out of any representation or warranty may be asserted, solely in accordance with and subject to the limitations set forth in this Article VIII, at any time before the expiration of the applicable survival period. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and Seller hereby waives any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.
(b)Covenants. All of the covenants, agreements, and obligations of the parties under this Agreement to be performed on or following the Closing will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations (including any extensions thereof). All of the covenants, agreements, and obligations of the parties under this Agreement to be performed prior to the Closing will survive for 12 months after the Closing.
(c)Pending Claims. Notwithstanding the foregoing, the expiration of the representations, warranties, covenants, agreements, and obligations provided in this Agreement will not affect the rights of an Indemnified Party in respect of any claim for indemnification pursuant to this

Article VIII made by such party pursuant to a Claim Notice in accordance with the requirements herein and received by the other party before the expiration of the applicable survival period provided in this Section 8.1 (and, for the avoidance of doubt, such claim for indemnification need not be filed in a court or other tribunal before the expiration of the applicable survival period).
(d)Representations Not Limited. The representations, warranties, covenants, and obligations of the Seller Parties and the Buyer Parties, and the rights and remedies that may be exercised by the Seller Indemnified Parties or the Buyer Indemnified Parties (as applicable), will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants, and obligations.
8.2Indemnification.

(a)Seller Agreement to Indemnify. Seller will indemnify, defend and hold harmless each of the Buyer Indemnified Parties from and against any and all Damages incurred in connection with, arising out of, resulting from, or incident to:
(i)any inaccuracy in or breach of any representation or warranty made by any Seller Party in this Agreement on the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, or in the Seller Closing Certificate on the Closing Date, in each case, without giving effect to materiality or Material Adverse Effect qualifications for purposes of the calculation of the amount of Damages incurred;
(ii)any breach of any covenant or agreement made by any Seller Party in this Agreement;
(iii)any Pre-Closing Tax;
(iv)any Related Excluded Liabilities; or
(v)any Unrelated Excluded Liabilities.
(b)Buyer Agreement to Indemnify. Parent and Buyer will, jointly and severally, indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred in connection with or arising out of:
(i)any inaccuracy in or breach of any representation or warranty made by any Buyer Party in this Agreement (other than the Parent Investment Representations) or in the Buyer Closing Certificate (other than in respect of the Parent Investment Representations), in each case, without giving effect to materiality or Material Adverse Effect qualifications for purposes of the calculation of the amount of Damages incurred; or
(ii)any breach of any covenant or agreement made by any Buyer Party in this Agreement; or
(iii)any Assumed Liabilities.
(c)Cooperation. The Indemnified Parties and the Indemnifying Party will reasonably cooperate with each other and their attorneys in the investigation, trial, and defense of any Legal Proceeding arising from third-party claims and any appeal arising therefrom; provided, however, that, subject to Section 8.2(d), the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Parties and the Indemnifying Party will cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the Indemnifying Party will be entitled to withhold information from the Indemnified Party if its provision to the Indemnified Party would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Indemnified Party in a manner which would not result in such a waiver; provided, further, that the Indemnifying Party shall have provided written notice to the Indemnified Party of its reliance on the immediately preceding proviso to withhold information on each occasion that information is withheld. The Indemnifying Party and the Indemnified Parties will cooperate with each other in any notifications to insurers.
(d)Indemnification Procedures; Defense of Third-Party Claims.
(i)If a claim for Damages is to be made by a Indemnified Party (an “Indemnification Matter”), including as a result of a third-party claim, the Indemnified Party will, subject to this Article VIII, deliver a written notice (a “Claim Notice”) to the Indemnifying Party with respect to such claim for indemnification promptly after such Indemnified Party becomes aware of any fact, condition, or event which may give rise to Damages for which indemnification may be sought under this Article VIII (and in any event within 30 days after the Indemnified Party becomes aware of such matter), together with copies of any such written documents, and including (to the extent known) a brief description in reasonable detail of the facts, circumstances or events giving rise to each item of Damages based on the Indemnified Party’s good faith belief thereof, including, with respect to a Third Party Claim, the identity and address of any third-party claimant, and the basis for indemnification under this Article VIII to which such item of Damages is related; provided that the failure of such Indemnified Party to give prompt notice under this Agreement will not affect rights to indemnification under this Agreement, except to the extent that such Indemnified Party demonstrates actual damages caused by such failure. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstances alleged to give rise to the Indemnification Matter, and whether and to what extent any amount is payable in respect of the Indemnification Matter and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel of the Indemnified Party and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not respond within thirty (30) days of receipt of a Claim Notice, the Indemnifying Party shall be deemed to have rejected such Indemnification Matter, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. In the event that the Indemnifying Party seeks to contest any Damages set forth in a Claim Notice, the Indemnifying Party may notify the Indemnified Party in writing of such objection (a “Claim Objection Notice”), which Claim Objection Notice shall set forth the Indemnifying Party’s basis for objecting to any individual items of Damages set forth in such Claim Notice to which the Indemnifying Party objects. Upon the Indemnified Party’s receipt of a Claim Objection Notice, the Indemnified Party and the Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Damages. If the Indemnifying Party and the Indemnified Parties should so agree, a memorandum setting forth the agreement reached by such parties with respect to such disputed items of Damages shall be prepared and signed by all such parties. If within thirty (30) days after the Indemnified Party’s receipt of a Claim Objection Notice, and after good faith negotiations, such parties are unable to agree on the respective rights of such parties with respect to any disputed items of Damages set forth in a Claim Objection Notice, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(ii)If a third-party action, suit, claim or demand (a “Third Party Claim”) gives rise to an Indemnifying Party’s obligation to provide indemnification under this Article VIII, then the Indemnifying Party will be entitled, if it so elects, at its own cost, risk, and expense, to undertake, conduct and control, through counsel of its own choosing, the defense of such Third Party Claim (including the right to settle any such claim). If the Indemnifying Party elects to undertake, conduct and control the defense of a Third Party Claim as provided herein, then the Indemnifying Party may settle such Third Party Claim without the consent of the Indemnified Party (which consent will not unreasonably be withheld, conditioned or delayed) only if (A) the Indemnified Party receives a full, complete and unconditional release in respect of the Third Party Claim without any admission or finding of obligation, Liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim, and (B) no equitable relief of any kind is imposed on the Indemnified Party or any of its Affiliates. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim where the Third Party Claim which the Indemnifying Party seeks to assume control (I) primarily seeks non-monetary relief, (II) involves criminal allegations, (III) would reasonably be expected to have a material adverse effect on the Indemnified Party’s continuing business interest or prospects, (IV) involves Damages that are reasonably expected to be in excess of the maximum amount recoverable from the Indemnifying Party pursuant to this Article VIII with respect to such Third Party Claim or (V) the Indemnifying Party failed or is failing to adequately prosecute or defend; (each of the foregoing, an “Exception Claim”).
(iii)Notwithstanding the foregoing, if the Indemnifying Party elects not to assume the control or defense of a Third Party Claim in accordance with Section 8.2(e)(ii) or in the case of an Exception Claim, such Indemnified Party will be entitled to assume the defense of such Third Party Claim, provided, however, that such Indemnified Party will not enter into a settlement of such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). If such Indemnified Party enters into a settlement of a Third Party Claim without the consent of the Indemnifying Party in conflict with this Section 8.2(e)(iii), in addition to any other rights or remedies of the Indemnifying Party available under this Agreement, such settlement will not be used as evidence of Damages hereunder and the Indemnifying Party will not be precluded from contesting the amounts owed by the Indemnifying Party in respect of such Third Party Claim on the basis that the settlement by such Indemnified Party was not reasonable in light of the circumstances of such Third Party Claim or did not constitute, in whole or in part, an indemnifiable Damage for purposes of this Article VIII.
(e)Limitations on Indemnity.
(i)The Indemnifying Party will not be liable under Section 8.2(a)(i) or Section 8.2(a)(iv) for any Damages until the aggregate amount of indemnifiable Damages due to the Indemnified Parties pursuant to an in accordance with this Article VIII exceeds an accumulated total of $5,000,000 (the “Basket”); provided, however, that the Basket will not apply to any claim for breach of the Fundamental Representations or any Damages that arise from or relate to Seller’s indemnification obligations in respect of Business Indebtedness, Business Transaction Expenses or an Uncured IK Sufficiency Rep Breach. Once the aggregate amount of Damages exceeds the Basket, to the extent applicable, then the Indemnified Parties will have the right to recover all Damages without regard to the Basket; provided, that (A) such recovery shall be pursuant to and in accordance with Section 8.3, (B) the maximum aggregate amount of Damages for which the Indemnifying Party will be liable to Indemnified Parties under Section 8.2(a)(i) in respect of breaches of any General Representations will not exceed $20,000,000 (the “General Cap”), (C) the maximum aggregate amount of Damages for which the Indemnifying Party will be liable to Indemnified Parties under Section 8.2(a)(i) in respect of breaches of any Seller IP Representations or Seller Sufficiency and Title Representations and under Section 8.2(a)(iv) in respect of Related Excluded Liabilities will be limited to the cancellation of the Closing Equity Consideration in accordance with Section 8.3(a)(i) or, following the occurrence of a Liquidity Event, the lesser of (x) $86,418,156.38 and (y) the amount of consideration actually received by Seller upon the consummation of such Liquidity Event (the “Liquidity Event Consideration”), and (D) the maximum aggregate amount of Damages for which the Indemnifying Parties will be liable to Indemnified Parties under Section 8.2(a) (other than Section 8.2(a)(ii) (but solely with respect to a breach of the covenants or agreements made by Seller in Section 1.1(a) or Section 6.11) or Section 8.2(a)(v)) or under Section 8.2(b) (other than Section 8.2(b)(ii), but solely with respect to a breach of the covenants or agreements made by a Buyer Party in Section 1.1(b)) will equal the Purchase Price. Notwithstanding the foregoing or anything to the contrary in this Agreement, the limitations set out in this Section 8.2(e) will not apply with respect to Damages for which an Indemnifying Party may be liable pursuant hereto in the case of Fraud committed by such Indemnifying Party.
(ii)The Indemnified Parties will not be entitled to recover any Damages relating to any matter arising under, or any facts and circumstances relating to or arising out of, a provision of this Agreement to the extent that the Indemnified Parties have already recovered Damages with respect to such matter pursuant to another provision of this Agreement. If a state of facts exists that would allow a Buyer Indemnified Party to seek recovery under both Section 8.2(a)(i) and Section 8.2(a)(iv) with respect to Related Excluded Liabilities, then such Buyer Indemnified Party may only may seek recovery for Damages under Section 8.2(a)(i), and such claim will be subject to the applicable limitations set forth herein, including to the extent applicable, the Basket, the General Cap, the General Survival Period and such other caps, survival periods and applicable limitations set forth in this Section 8.2(e) or otherwise in this Article VIII.
(iii)For purposes of computing the amount of any Damages payable to the Buyer Indemnified Parties under this Article VIII, such Damages shall be reduced by an amount equal to the amount of any insurance proceeds, indemnification payments or reimbursements actually received by Parent or any of its Affiliates from any third party including under any insurance policy (net of actual out-of-pocket costs of recovery and/or enforcement, deductibles and retro-premium adjustments) in connection with such Damages or any of the circumstances giving rise thereto. If any of Parent or its Affiliates receives any such insurance proceeds, indemnification payments or reimbursements with respect to any Damages for which it has already received an indemnification payment hereunder, it shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the portion of the indemnification payment for which it received such a recovery.
(iv)Following the Closing, each Indemnified Party will use commercially reasonable efforts to mitigate all Damages incurred or reasonably expected to be incurred by it (including costs and expenses to remedy the circumstances giving rise, or reasonably expected to give rise, to such Damages) upon becoming aware of any fact, event, or circumstance that has resulted in, or would reasonably be expected to give rise to, any such Damage, and any such costs or expenses incurred by such Indemnified Party in connection with such mitigation that constitute Damages may be recovered by such Indemnified Party.
(f)Provisions Relating to Damages. The term “Damages” as used in this Article VIII is not limited to Third Party Claims, but includes direct claims for Damages incurred or sustained by any Indemnified Party.
(g)No Contribution. Seller will have no right to reimbursement or contribution from, subrogation to, or indemnification from any Buyer Entity (including the Surviving Entity) with respect to any indemnification claim of a Buyer Indemnified Party against Seller (in its capacity as Indemnifying Party under this Agreement).
(h)Setoff. Subject to the other provisions of this Article VIII, in addition to any rights of setoff or other similar rights that any Indemnified Party may have at common law or otherwise, such Indemnified Party will have the right to withhold and deduct any amount of Damages fully and finally determined to be payable to such Indemnified Party under this Article VIII from any amount otherwise payable by such Indemnified Party to the Indemnifying Party.
(i)Tax Treatment. All amounts payable by any Indemnifying Party in respect of indemnification claims under this Agreement and any payments pursuant to Section 6.7(a) or Section 6.7(b) will be treated for all applicable Tax purposes as an adjustment to the consideration paid under this Agreement unless otherwise required by applicable Legal Requirements.
8.3Satisfaction of Indemnification Obligations. Subject to the limitations under this Article VIII, any Damages owing to an Indemnified Party pursuant to this Article VIII shall be recovered and satisfied:
(a)in the case of a Buyer Indemnified Party:
(i)first, (A) prior to the closing of a Liquidity Event, by automatic forfeiture, cancellation and delivery to and retirement by Parent of a number of Seller’s Closing Equity Consideration equal to the quotient of (1) the aggregate dollar amount of such Damages, divided by (2) the Parent Per Share Price, rounded down to the nearest whole number of shares, or (B) after the closing of a Liquidity Event, an amount, portion or number of Liquidity Event Consideration equal to the aggregate dollar amount of such Damages;

(ii)second, to the extent the Indemnifying Party’s indemnification obligations with respect to such Damages have not been fully satisfied pursuant to the foregoing clause (i), by Seller’s payment in cash equal to the amount of such unsatisfied Damages, by wire transfer of immediately available funds to an account designated by the Indemnified Party;
(iii)provided, that, to the extent any Damages arise from or relate to Seller’s indemnification obligations in respect of Business Indebtedness, Business Transaction Expenses (including, for the avoidance of doubt, pursuant to Section 8.2(a)(ii), Section 8.2(a)(iv) or Section 8.2(a)(v)) or an Uncured IK Sufficiency Rep Breach, the foregoing priority of recovery in this Section 8.3(a) shall be reversed, mutatis, mutandis, with respect to such Damages; provided, further, that, except following the closing of a Liquidity Event, the Buyer Indemnified Parties’ sole source of recovery with respect to Damages under Section 8.2(a)(i) in respect of Seller IP Representations and Seller Sufficiency and Title Representations (other than with respect to an Uncured IK Sufficiency Rep Breach) and under Section 8.2(a)(iv) in respect of Related Excluded Liabilities (other than in respect of Business Indebtedness or Business Transaction Expenses) will be limited to the remedies set forth in Section 8.3(a)(i)(A); and
(b) in the case of a Seller Indemnified Party, by Parent’s wire transfer of immediately available funds to an account designated by Seller.
8.4Exclusive Remedy. Except in the case of claims of Fraud against a Party who committed such Fraud or claims by a Seller Indemnified Party relating to the Parent Investment Representations, this Article VIII will be the sole and exclusive remedy of the Indemnified Parties from and after the Closing Date for any claims arising out of this Agreement and the Transactions including any claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement, the Seller Closing Certificate and the Buyer Closing Certificate; provided, however, that the foregoing will not be deemed a waiver by any Party of and nothing herein shall preclude any Party from enforcing (a) any right to specific performance or injunctive relief pursuant to Section 11.13, or (b) any rights or obligations under any Ancillary Agreement.

ARTICLE IX
TERMINATION

9.1Termination. This Agreement may be terminated at any time before Closing:

(a)by mutual written consent of Parent and Seller;
(b)by either Parent or Seller, by written notice to the other Party, if any Governmental Body shall have issued a Court Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Court Order or ruling or other action shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied in all material respects with its obligations under Section 6.1; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of or resulted in such Court Order or other action;
(c)by either Parent or Seller, by written notice to the other Party, if the Closing has not occurred on or before 180 days after the date of this Agreement (the “Outside Date”); provided, however, that this provision will not be available to (i) Parent if Seller has the right to terminate this Agreement under clause (e) of this Section 9.1, (ii) Seller if Parent has the right to terminate this Agreement under clause (d) of this Section 9.1, (iii) Parent if any Buyer Party’s breach of this Agreement has been the primary cause of, or primarily resulted in, either (1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transaction set forth in Article VII prior to the Outside Date; or (2) the failure of the Closing to have occurred prior to the Outside Date, or (iv) Seller if any Seller Party’s breach of this Agreement has been the primary cause of, or primarily resulted in, either

(1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transaction set forth in Article VII prior to the Outside Date; or (2) the failure of the Closing to have occurred prior to the Outside Date;
(d)by written notice from Parent to Seller, (i) if any of the representations or warranties of Seller set forth in Article III or Article IV shall not be true and correct such that any of the conditions to Closing set forth in Sections 7.2(a)(i) through 7.2(a)(iv) would not be satisfied or (ii) if any Seller Party shall have failed to perform or comply with the covenants or agreements of such Seller Party set forth in this Agreement such that the condition to Closing set forth in Section 7.2(a)(v) would not be satisfied and, in each case of the foregoing clauses (i) and (ii), such breach or failure to perform or comply is not capable of cure or if such breach or failure to perform or comply (or breaches or failures) is capable of cure, such breach or failure to perform or comply is not cured prior to the earlier of (A) the Outside Date or (B) the thirtieth (30th) day after written notice thereof is delivered to Seller; provided that, in each case, no Buyer Party is then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 7.1(a) to not be satisfied; or
(e)by written notice from Seller to Parent, (i) if any of the representations or warranties of the Buyer Parties set forth in Article V shall not be true and correct such that any of the conditions to Closing set forth in Sections 7.1(a)(i) or 7.1(a)(ii) would not be satisfied or (ii) if any Buyer Party shall have failed to perform or comply with the covenants or agreements of such Buyer Party set forth in this Agreement such that the condition to Closing set forth in Section 7.1(a)(iii) would not be satisfied and, in each case of the foregoing clauses (i) and (ii), such breach or failure to perform or comply is not capable of cure or if such breach or failure to perform or comply (or breaches or failures) is capable of cure, such breach or failure to perform or comply is not cured prior to the earlier of (A) the Outside Date or (B) the thirtieth (30th) day after written notice thereof is delivered to Parent; provided that, in each case, no Seller Party is then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 7.2(a) to not be satisfied.
9.2Effect of Termination. In the event of termination of this Agreement in accordance with Section 9.1, no party to this Agreement will have any Liability to any other party to this Agreement; provided that (i) Section 6.10, this Section 9.2, Article XI (including the availability of specific performance or other injunctive relief pursuant to Section 11.13) and the Confidentiality Agreement will survive such termination and remain valid and binding obligations of the applicable parties thereto and (ii) that the termination of this Agreement shall not relieve any party hereto from any Liability incurred or suffered by any other party hereto as a result of any Fraud or a Willful Breach by a Party of any covenant or agreement set forth in this Agreement occurring prior to such termination. “Willful Breach” means the material breach of a covenant by a deliberate action or deliberate omission taken (or deliberately failed to be taken) intentionally with the actual knowledge that such action or omission constitutes a material breach of such covenant.

ARTICLE X
DEFINED TERMS

10.1Defined Terms. As used in this Agreement, the terms below will have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
“Acquired Assets” means (i) all Assets owned or held by the Purchased Group (other than Excluded Assets) and (ii) all of Seller’s and its Subsidiaries’ (including the Company) right, title and interest in, to and under all of the following Assets used or held for use in the operation or conduct of, the Business, but excluding the Excluded Assets:
(a)all credits, deposits (including security deposits under the Business Real Property Lease), prepaid expenses, deferred charges and prepaid items of each of Seller and its Affiliates to the extent relating to the Acquired Contracts;
(b)(i) all Contracts, including the Business Real Property Lease, set forth on Schedule 10.1(a), and (ii) all Business Contracts that are not listed on Schedule 10.1(a) and are not Shared Contracts or Excluded Assets but which Buyer, in its sole discretion, elects to accept and assume by notice to Seller no later than six (6) months following the Closing Date (in each case, including any Contract Rights thereunder) (such Contracts in the foregoing clauses (i) and (ii), the “Acquired Contracts”, and such Contract Rights, “Acquired Contract Rights”);
(c)all Business Books and Records;
(d)all Business Intellectual Property;
(e)all Company Software, Company Source Code and documentation relating thereto, including Source Code repositories, version histories, developer notes, and user, operating, service, and installation manuals and all quality assurance, regulatory and compliance materials;
(f)all Governmental Authorizations (i) held by any Purchased Entity, or (ii) exclusively related to the Business (collectively, the “Business Governmental Authorizations”), in each case, to the extent transferable;
(g)all Fixtures and Equipment (i) located in the Business Leased Real Property, (ii) in the possession of any Transferred Employee for use in the Business or (iii) listed on Schedule 10.1(b);
(h)all goodwill associated with the Business;
(i)all attorney work product and privileged communications to the extent exclusively relating to the Acquired Assets or the Assumed Liabilities;
(j)all rights under or pursuant to all warranties, representations and guarantees made by suppliers to the extent relating to the Acquired Assets or services furnished to the Business Group pertaining to the Business or affecting the Acquired Assets, to the extent such warranties, representations and guarantees are assignable;
(k)all rights of any Purchased Entity under this Agreement or any Ancillary Agreement from and after the Closing;
(l)all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including any Encumbrances or other rights to payment or to enforce payment in each case to the extent in connection with the Acquired Assets; and
(m)all other Assets exclusively used or held for use in, or exclusively arising from the operation or conduct of, the Business.
“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.
“Ancillary Agreements” means, collectively, the Supply Agreement, the Confidentiality Agreement, the Bill of Sale, the IP License Agreement, the Required Equity Documents, the Equity Side Letter, the IP Assignment, the Patent Assignment and all other agreements, instruments, documents, and certificates executed, filed, or otherwise prepared, exchanged or delivered in accordance or in connection with this Agreement. Notwithstanding the foregoing, the Ancillary Agreements will not include the Offer Packages.
“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, each as amended, and all other applicable Legal Requirements (including state and non-U.S. Laws) issued by a Governmental Body that are designed or intended to preserve and protect competition, prohibit and restrict monopolization, attempted monopolization, restraint of trade and abuse of dominant position, to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.
“Assets” means assets, properties and rights, wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
“Assumed Liabilities” means, collectively, all Liabilities of the Purchased Group or of the Excluded Entities related to the Acquired Assets in each case to the extent accruing or arising solely from, or relating solely to, periods, events, or occurrences from and after (but not including the Closing on) the Closing Date, including all executory obligations of any Business Entity under the Acquired Contracts. For the avoidance of doubt, Assumed Liabilities will not include any Liability for any Default under any Acquired Contract occurring on or prior to the Closing Date or any other Liability to the extent accruing or arising solely from, or relating solely to the period, events or occurrences prior to the Closing Date.
“Books and Records” means, with respect to any Person (including a business), all business records, minute books, data and databases (including metrics, calibration logs, maintenance records, and performance data, sensor and diagnostic data used for predictive maintenance or quality control and historical operating data used to improve system reliability or efficiency), management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, Tax Returns and worksheets, notes, files, or documents related thereto, and all other books and records maintained by such Person.
“Business” means (a) the design, development, manufacture, commercialization, support, and maintenance of the Infinite Kitchen product or system (or component thereof) (including the Products) that is designed for the automated assembly (including, but not limited to, heating and cooling) of food ingredients in a food production, restaurant, or similar business; and (b) the design and development of other kitchen automation products and systems that are intended for the preparing or cooking of food ingredients or the making of beverages, in each case of clauses (a) and (b), all as currently conducted or currently proposed to be conducted by the Seller Group.
“Business Books and Records” means all Books and Records maintained by the Seller Group to the extent exclusively related to the Business, the Acquired Assets, the Assumed Liabilities or the Purchased Group.
“Business Contract” means, as applicable, any Contract (i) to which any Purchased Entity is a party or by which any Acquired Asset is bound, (ii) to which any Seller Entity (including the Purchased Group) is a party that primarily relates to the operation or conduct of the Business or (iii) to the extent not covered by the foregoing clauses (i) or (ii), that is a Shared Contract, in each case in effect as of the date of this Agreement.
“Business Current Liabilities” means, with respect to any Purchased Entity, collectively, without duplication, all current liabilities of the Purchased Group, excluding any liabilities specifically taken into account in the calculation of Business Transaction Expenses or Business Indebtedness.
“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of New York are authorized or obligated to close.
“Business Employee” has the meaning set forth in Section 3.14(a).
“Business Group” means, collectively, the Purchased Group, the Business and, to the extent involved in or related to the Business, the Excluded Group, and each member of the Business Group, a “Business Entity”.

“Business Indebtedness” means, with respect to any Purchased Entity, any (a) indebtedness of any Purchased Entity for borrowed money or issued in substitution or exchange for indebtedness for borrowed money; (b) indebtedness of any Purchased Entity evidenced by any note, bond, debenture, or other debt security; (c) indebtedness for the deferred purchase price of property or services provided by third parties with respect to which the any Purchased Entity is liable, contingently or otherwise, as obligor or otherwise; (d) commitment by which any Purchased Entity assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit); (e) indebtedness guaranteed in any manner by any Purchased Entity (including guarantees in the form of an agreement to repurchase or reimburse); (f) Liabilities under capitalized leases with respect to which any Purchased Entity is liable, contingently or otherwise, as obligor, guarantor, or otherwise; (g) indebtedness secured by a Encumbrance on any capital stock of, or other equity interests in, any Purchased Entity; (h) Liabilities of any Purchased Entity arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) accrued and unpaid interest on, and any prepayment premiums, penalties, or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date; (j) all Liabilities of any Purchased Entity; (i) for accrued, unpaid vacation, paid time off and accrued, unpaid commissions, cash incentives, and performance or other bonuses, (ii) for accrued, unpaid severance or similar termination payments or benefits, (iii) in respect of any post-retirement or retiree health, medical or welfare benefit or any underfunded or unfunded deferred compensation, phantom equity, or similar arrangements, whether or not accrued or (iv) in respect of any unsatisfied “withdrawal liability” to any “multiemployer plan” (within the meaning of ERISA) or any underfunded or unfunded pension or retiree medical or welfare plan or arrangement liabilities (calculated on a plan termination basis), and (k) all employer-side Taxes imposed on any amounts described in the foregoing clause (j).
“Business Intellectual Property” means the Company Intellectual Property and any other Intellectual Property (a) used by the Seller Group primarily in connection with the Business or (b) owned by the Seller Group and used in the legacy versions of the Infinite Kitchen.
“Business Relations” means any customer, supplier, vendor, contract manufacturer, distributor, licensors, or licensees of or primarily related to the Business, including all suppliers of parts and/or technology to the Business.
“Business Transaction Expenses” means, without duplication, (a) the aggregate out-of-pocket expenses, costs, fees, and disbursements (including fees and expenses payable to all attorneys, accountants, investment bankers, and other advisers of Seller or any of its Subsidiaries (including the Purchased Group)) that are payable or borne by any Purchased Entity in connection with the negotiation, execution, delivery, and performance of this Agreement pursuant to arrangements entered into by any Seller Entity before the Closing (whether incurred or accrued before or after the Closing Date and whether or not such amounts have been billed as of or before the Closing Date); (b) any severance, termination, transaction, change in control, retention, stay or similar bonuses or payments owed by any Purchased Entity to any Service Provider that may become payable upon or in connection with the consummation of Transactions (whether prior to, upon or after such consummation and whether or not in connection with another event, including any termination of service), together with any employer-side Taxes imposed on any Purchased Entity with respect thereto; and (c) all other miscellaneous expenses or costs incurred, payable or otherwise borne by any Purchased Entity, in each case pursuant to arrangements entered into by any Seller Entity before the Closing and to the extent that such fees, expenses, or disbursements have not been fully satisfied and paid.
“Buyer Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Seller on behalf of the Buyer Parties which sets forth the exceptions to the representations and warranties contained in Article V.

“Buyer Group” means, collectively, Parent and its Subsidiaries (including, after the Closing, the Surviving Entity and its Subsidiaries), and each member of the Buyer Group, a “Buyer Entity”.
“Buyer Indemnified Parties” means the following Persons: (a) Buyer; (b) Buyer’s Affiliates (including, following the Closing, the Purchased Group); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b), and (c) above.
“Closing Cash Consideration” means an amount of cash equal to One Hundred Million Dollars ($100,000,000).
“Closing Equity Consideration” means the number of shares of Parent Preferred Stock equal to the quotient of (i) Eighty-Six Million Four Hundred Eighteen Thousand One Hundred Fifty-Six Dollars and Thirty-Eight Cents ($86,418,156.38), divided by (ii) the Parent Per Share Price, rounded down to the nearest whole share.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means the Company Common Stock and all other capital stock of the Company, if any, taken together.
“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.
“Company Intellectual Property” means any and all Intellectual Property that are owned or purported to be owned by the Company or any Subsidiary of the Company as of the Closing Date.
“Company Internet Domains and Accounts” means the Internet domain name registrations and social media accounts registered in the name of the Company or any Subsidiary.
“Company Privacy Policy” means each external or internal, past or present privacy policy of the Business Group, including any policy relating to (a) the privacy of users of the Products or any Business Entity’s website or any mobile applications; (b) the creation, collection, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal, or other Processing of any User Data or Personal Information; and (c) any Business Employee information.
“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).
“Company Software” means any and all Software that embodies or incorporates any Company Intellectual Property for the operation of the Business, including all Software relating to the operation and coordination of the Infinite Kitchen automated food and beverage assembly line, ingredient dispensing, sequencing, and monitoring functions, error detection, sensor calibration, and performance analytics, and all front-end and back-end applications, interfaces, and databases, including point of sale and customer-order integration modules, cloud-based management dashboards and analytics platforms, menu configuration databases and ingredient parameter libraries.

“Company Source Code” shall mean any Source Code authored by (or exclusively developed on behalf of) the Company, and any Source Code of any Company Software.
“Company Transaction Deductions” means (without duplication), collectively, all Tax deductions, losses, or expenses arising as a result of the following costs and expenses, in each case, solely to the extent economically borne by Seller pursuant to the terms of this Agreement: (a) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements resulting from the Transactions; (b) any change in control or stay bonuses, or similar compensatory amounts, being paid or payable to employees or other service providers of the Company or its Subsidiaries resulting from the Transactions; (c) any acceleration of deferred financing fees related to the repayment of Business Indebtedness; and (d) any Business Transaction Expenses.
“Confidentiality Agreement” means the Nondisclosure Agreement by and between Seller and Parent, dated as of September 12, 2025.
“Conflict Minerals” means cassiterite, columbite-tantalite (coltan), gold, and wolframite, and their derivatives tantalum, tin, and tungsten.
“Consideration” means the consideration to be paid by Buyer to Seller under this Agreement.
“Consolidated Tax Return” means any consolidated, combined or unitary U.S. federal, state, local or non-U.S. Tax Return filed or to be filed for a Pre-Closing Tax Period (or portion thereof) by an affiliated or similar group the parent of which is Seller or any Subsidiary of Seller (other than the Company or its Subsidiaries).
“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant, or contaminant that, whether on its own or admixed with another, is identified or defined in or regulated by or under any EHS Laws or that upon release into the Environment presents a danger to the Environment or to the health, safety, or welfare of any Person.
“Contract” means any written, oral, or other agreement, contract, open purchase or sale order, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature, including any modifications or supplements thereto.
“Contract Rights” means all of rights and obligations of any Purchased Entity or related to the Business under any Business Contract.
“Court Order” means any judgment, decision, consent decree, injunction, ruling, or order of, settlement or conciliation agreement with, a Governmental Body that is binding on any Person or its property.
“Covered Countries” means the Democratic Republic of the Congo and its adjoining countries.
“Damages” means losses, damages, Liabilities, Taxes, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees and expenses, reasonable fees and expenses of accountants and other similar professionals and, if applicable, the cost of enforcing any right to indemnification hereunder; provided, however, that “Damages” (i) shall not include punitive, special or exemplary damages, except to the extent payable to a Governmental Body or other third party and (ii) shall include consequential damages only to the extent reasonably foreseeable.
“Default” means (a) a breach of or default under any Contract or Governmental Authorization; (b) the occurrence of an event that with or without the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Governmental Authorization; or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation, or acceleration under any Contract or Governmental Authorization.
“DOJ DSP Rule” mean 28 CFR Part 202, “Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” including any amendments thereto and guidance provided thereunder.
“EHS Laws” means (a) the common law and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions, and judgments of any government or international, supranational, executive, administrative, judicial, or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human, occupational or worker health, safety, or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement, or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders, and notices made or served thereunder or pursuant thereto, including Occupational Safety and Health Act, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act, each as amended.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, or restriction of any nature.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, or entity.
“Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels, and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, groundwater, river sediment, marshes, wetlands, flora, and fauna.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.
“ERISA Affiliate” of any Entity (whether or not incorporated) means any other Entity that, together with such Entity, is or was at the relevant time required to be treated as a single employer under Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(i) of ERISA.

“Excluded Assets” means, notwithstanding any other provision of this Agreement, the Assets of the Excluded Group other than the Acquired Assets, including following Assets of the Excluded Group which are not to be acquired by Buyer hereunder:
(a)all Contract Rights to the extent arising under Contracts that are not Acquired Contracts;
(b)all equity interests in any Excluded Entity;
(c)all accounts and notes receivable (whether current or noncurrent) of the Excluded Group;
(d)all personnel records relating to the Service Providers and other records;
(e)all Tax Returns of the Seller Group other than those relating primarily to the Acquired Assets;
(f)all assets of, or that are set aside in trust with respect to, any Seller Employee Plan;
(g)all rights of Seller under this Agreement or any Ancillary Agreement;
(h)all Tax assets of Seller and its Subsidiaries (other than the Purchased Group) and refunds of Pre-Closing Taxes related to the Acquired Assets;
(i)all Deal Communications;
(j)the Assets and Contracts listed on Schedule 10.1(c); and
(k)all other Assets exclusively used or held for use in, or exclusively arising from the operation or conduct of, the businesses of the Excluded Group (excluding, for the avoidance of doubt, the Business).
“Excluded Group” means, collectively, Seller and its Subsidiaries other than the Purchased Group. Any member of the Excluded Group is referred to herein as an “Excluded Entity”.
“Excluded Liabilities” means, collectively, all Liabilities of the Seller Group (including the Purchased Group) as of the Closing Date other than Assumed Liabilities, including:
(l)any and all Liabilities of the Seller Group, whether arising before, on or after the Closing Date, to the extent resulting from or arising out of the past, present or future ownership or use of any of the Excluded Assets;
(m)all Liabilities in respect of any Legal Proceeding against any Seller Entity which will have been asserted on or prior to the Closing Date;
(n)all Liabilities assumed by, retained by or agreed to be performed by any Excluded Entity or, prior to the Closing, any Purchased Entity pursuant to this Agreement or any of the Ancillary Agreements;

(o)all Seller Indebtedness;
(p)any Business Transaction Expenses;
(q)Pre-Closing Taxes;
(r)all Seller Employee Liabilities;
(s)all Liabilities (including Liabilities under EHS Laws or Food Safety Laws) to the extent arising out of or relating to any Business Entity at any time being the owner or occupant of, or the operator of the activities conducted at, any Facility or former Facility, or any failure of any Business Entity to comply with any EHS Laws or Food Safety Laws;
(t)all Liabilities to the extent arising out of or relating to the return (including any return based on breach of warranty) of, or refund, adjustment, allowance, rebate, or exchange in respect of, any product marketed or sold or service performed by any Business Entity, arising prior to the Closing;
(u)all outstanding options, restricted stock units, convertible debt, or other forms of equity or rights to acquire capital stock in any Seller Entity; and
(v)all Liabilities for or otherwise relating to any fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and independent contractors and appraisal fees, costs and expenses) incurred by any Seller Entity on or prior to the Closing Date in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the Transactions (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions), in each case irrespective of whether any such fees, costs, or expenses have been billed prior to the Closing Date or will become payable or be billed on or after the Closing Date;
(w)provided that, notwithstanding the foregoing and for the avoidance of doubt, for the purposes of Section 8.2(a)(iv) or Section 8.2(a)(v), Excluded Liabilities shall not include any Liabilities or other obligations of the Seller Group under any Ancillary Agreements (with any such Liabilities or obligations determined in accordance with the terms of the applicable Ancillary Agreement).
“Facility” means any real property, leaseholds, or other real property interest relating to the Business owned, held, occupied, or operated by the Business Group and any buildings, structures, or equipment (including motor vehicles) relating to the Business owned or operated by the Business Group.
“Fixtures and Equipment” means all of the machinery, furniture, fixtures, furnishings, computers, automobiles, trucks, spare parts, supplies, equipment, mechanical assemblies and other tangible personal property used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of any Business Entity’s suppliers, including automated ingredient dispensing units and conveyors, bowl and plate transport mechanisms and supporting frames, sensors, scales, and cameras used for detection, calibration, or portion control, finishing stations and manual interface points integrated into the automated assembly process, electrical, hydraulic, pneumatic, and refrigeration components and subassemblies, spare parts, tools, maintenance kits, and calibration devices, and all warranty rights with respect thereto.

“Food Safety Laws” means all Legal Requirements relating to food safety or the production, manufacturing, packaging, labeling, testing, holding, distributing, selling, purchasing or marketing of food products intended for human consumption, to the extent such Legal Requirements apply to the Purchased Group, the Business or the Acquired Assets, including (to the extent applicable) the Federal Food, Drug, and Cosmetic Act, as amended, the Food Allergen Labeling and Consumer Protection Act of 2004, the Federal Trade Commission Act, the National Labeling and Education Act of 1990, the Federal Meat Inspection Act, the Poultry Products Inspection Act, the Perishable Agricultural Commodities Act of 1930 and the Legal Requirements adopted by the U.S. Food and Drug Administration or the U.S. Department of Agriculture.
“Fraud” means an actual and intentional common law fraud under Delaware Law with respect to the making of the representations and warranties by a Person against whom relief is sought (a) pursuant to Article III or Article IV (in the case of Seller) or Article V (in the case of the Buyer Parties), or (b) in the Seller Closing Certificate (in the case of Seller) or in the Buyer Closing Certificate (in the case of the Buyer Parties), in each case, that resulted in the other Party or Parties acting in reasonable reliance on such representation or warranty and incurring Damages as a result of such reliance; provided, that such actual and intentional fraud shall only be deemed to exist if the Person against whom relief is sought had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person were, or would actually be, breached.
“Fundamental Representations” means (a) the representations and warranties of Seller set forth in (i) Section 3.1(a) (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.18 (Tax Matters) (the “Seller Tax Representations”), Section 3.21 (Brokers), Section 4.1 (Due Organization), Section 4.2 (Authorization), Section 4.3 (Title to Shares), Section 4.4(a) (No Conflict or Violation), Section 4.7 (Brokers) (such representations and warranties in this clause (i), collectively, the “Seller Fundamental Representations”) and (ii) the Seller Closing Certificate; and (b) the representations and warranties of the applicable Buyer Parties set forth in (i) Section 5.1 (Due Organization), Section 5.2 (Authorization) and Section 5.5 (Brokers) (such representations and warranties in this clause (ii), collectively, the “Buyer Fundamental Representations”) and (ii) in the Buyer Closing Certificate.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
“General Representations” means (a) the representations and warranties of Seller contained in Article III and Article IV, other than (i) the Seller Fundamental Representations, (ii) the representations and warranties of Seller set forth in Section 3.14 (the “Seller IP Representations”) and (iii) the representations and warranties of Seller set forth in Section 3.6(a) and Section 3.6(b) (such representations and warranties in this clause (iii), collectively, the “Seller Sufficiency and Title Representations”); and (b) the representations and warranties of the Buyer Parties contained in Article V other than the Buyer Fundamental Representations.
“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or under any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental, quasi-governmental, or supranational authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court, arbitral body, arbitrator, or other tribunal).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IK Business” means the design, development, manufacture, commercialization, support, and maintenance of the Infinite Kitchen product or system (or component thereof) that is designed for the automated assembly (including, but not limited to, heating and cooling) of food ingredients in a food production, restaurant, or similar business all as currently conducted by the Seller Group.
“Inbound Licenses” has the meaning set forth in Section 3.14(c)(ii).
“Indemnified Parties” means, as applicable, the Buyer Indemnified Parties or the Seller Indemnified Parties.
“Indemnifying Party” means (a) if the Indemnified Parties are Buyer Indemnified Parties, Seller, or (b) if the Indemnified Parties are Seller Indemnified Parties, Parent and Buyer.
“Information Privacy and Security Laws” means applicable Legal Requirements, binding guidance and standards, concerning the privacy, security, or protection of Personal Information (including any Legal Requirements of jurisdictions where the Personal Information was collected, processed, or transferred), and all legally binding regulations promulgated and guidance issued by Governmental Bodies (including staff reports) thereunder, which may include the DOJ DSP Rule, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Video Privacy Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state social security number protection laws, state data breach notification laws, state consumer protection laws, state data security laws, the California Consumer Privacy Act and any similar Legal Requirements enacted and in effect in other U.S. states, the California Invasion of Privacy Act, the Massachusetts data protection law, 201 CMR 17.00, the Illinois Biometric Information Privacy Act, the Payment Card Industry Data Security Standard and other applicable card association rules, the General Data Protection Regulation (EU) 2016/679 (and nation specific rules), and any applicable Legal Requirements concerning requirements for website and mobile application privacy policies and practices, data- or web-scraping, cybercrime, use of electronic data, unfair or deceptive trade practices with respect to information pertaining to an individual, or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing), or storage or transmission of Personal Information.
“Intellectual Property” means all rights in, arising out of, or associated with Technology and intellectual property in any jurisdiction, including: (a) rights in, arising out of, or associated with works of authorship, including without limitation rights granted under the U.S. Copyright Act; (b) rights in, arising out of, or associated with databases; (c) rights in, arising out of, or associated with inventions, including without limitation rights granted under the U.S. Patent Act; (d) rights in, arising out of, or associated with trademarks, service marks and trade names including without limitation rights granted under the U.S. Lanham Act; (e) rights in, arising out of, or associated with confidential information and trade secrets, including rights described under the Uniform Trade Secrets Act; (f) rights of attribution and integrity and other moral rights of an author; (g) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, publicity or similar rights; (h) rights in, arising out of, or associated with domain names; and (i) any similar or analogous rights arising in any jurisdiction in the world.
“IP Licenses” has the meaning set forth in Section 3.14(c)(ii).
“IRS” means the United States Internal Revenue Service.
“Knowledge,” when referring to the Knowledge of Seller on one hand, means the actual knowledge of the Persons listed on Schedule 10.1(d)(i), or, when referring to the Knowledge of Parent on the other hand, means the actual knowledge of the Persons listed on Schedule 10.1(d)(ii), in each case, after making a reasonable inquiry with respect to the particular matter in question.
“Leases” means all of the existing leases with respect to the personal or real property of the Business Group (including any Fixtures and Equipment).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding, whether formal or information, whether public or private, and whether in law or equity, hearing, claim, cause of action, complaint, charge, inquiry, audit, examination, investigation, or Court Order commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body (whether or not any Governmental Body is a party thereto).
“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, court decisions, agency guidelines, order or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body, including EHS Laws or Food Safety Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, and occupational safety and health laws, and laws respecting employment practices, employee documentation, terms and conditions of employment, and wages and hours, including any Court Order.
“Liabilities” means, any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability) secured by any Acquired Assets or entered into in connection with the Business, regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.
“Liquidity Event” means any transaction or series of transactions whereby that Seller receives consideration in exchange for all of its Closing Equity Consideration, whether in a sale, transfer, IPO of Parent or otherwise.
“Material Adverse Effect” means, with respect to the Business or the Acquired Assets, any Effect that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, financial condition or results of operations of the Purchased Group and the Business, taken as a whole; provided, however, no Effect (or results thereof) will be considered, either alone or in combination, directly or indirectly, when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such Effect resulted or arose from any of the following: (a) the negotiation, execution, announcement, existence or pendency of this Agreement (including by reason of the identity of any Buyer Party or any of its Affiliates or any communication by any Buyer Party or any of its Affiliates regarding their respective plans or intentions with respect to the Purchased Group or the Business, including the impact thereof on relationships, contractual or otherwise, with any customers, suppliers, vendors, partners, employees, regulators or others having relationships with the Purchased Group or the Business or any litigation arising from or relating to this Agreement or the transactions contemplated hereby); (b) any change that is generally applicable to the industries or markets in which the Purchased Group operates or in which products or services of the Business are produced, distributed or sold; (c) any change in applicable laws or the interpretation thereof after the date of this Agreement; (d) any changes or prospective changes in GAAP, accounting standards or in the interpretation or enforcement thereof after the date of this Agreement; (e) conditions generally affecting the economy, the regulatory environment or credit, securities, currency, financial, commodity, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index, any changes in interest rates or exchange rates, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions or the threat thereof) in the United States or elsewhere in the world; (f) any national or international political, geopolitical or social conditions, including civil commotion, civil disorder, or any other type of civil unrest (including riots, public demonstrations, protests, looting, and revolutions), the threatening of, engagement in, or escalation of, hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or cyber-attack or terrorist attack or other force majeure event or any other national or international calamity or crisis and, in each case, any responses thereto (e.g., sanctions, boycotts, or curfews), in each case whether or not involving the United States; (g) any hurricane, earthquake, flood or other natural disasters; (h) any failure by the Purchased Group or the Business (or, to the extent related to the Business, any Excluded Entity) to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of the Business for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that this clause (h) will not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect unless otherwise excluded under this definition); or (i) any epidemic, pandemic or disease outbreak, or any applicable law, directive, pronouncements, guidelines or recommendations or interpretation thereof issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, or any change in such applicable law, directive, guidelines, pronouncements, recommendations or interpretation thereof following the date of this Agreement, or any material worsening of such conditions threatened or existing as of the date of this Agreement; provided, that Material Adverse Effect may take into account, individually or in the aggregate, any Effect described in the foregoing clauses (b), (c), (d), (e), (f), (g) or (i) to the extent any such Effects have or would reasonably be expected to have a materially disproportionate adverse impact on the Business relative to other Persons in the industries in which the Business Group operates.
“Open Source” means any software code that is distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), or any modification or derivative thereof, or other Intellectual Property that is licensed pursuant to a license that requires, as a condition of use, modification, or distribution of such Intellectual Property, that such Intellectual Property (a) in the case of Software, be made available or distributed in a form other than binary (e.g., Source Code form); (b) be licensed for the purpose of preparing derivative works; (c) be licensed under terms that allow such Intellectual Property or portions thereof or interfaces therefor to be reverse engineered, reverse assembled, or disassembled (other than by operation of law); or (d) be redistributable at no license fee. Open Source includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or other Software licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (such licenses or agreements are collectively, “Open Source Licenses”).
“ordinary course of business” or “ordinary course” or any similar phrase will describe any action taken by a Person if such action is consistent with the past practices of such Person, whether or not so specified, and is taken in the ordinary course of the normal day-to-day operations of such Person;
“Organizational Documents” means the certificate of incorporation and bylaws, or equivalent governing documents, including all amendments thereto, of the applicable Entity.
“Outbound Licenses” has the meaning set forth in Section 3.14(c)(ii).
“Owned Real Property” means all real property owned in fee by any Business Entity, including all rights, easements, and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon, and all Facilities thereon, if any.
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, made and entered into as of May 2, 2025 by and among Parent, and each of the investors listed on Schedule A thereto, any additional investor that becomes a party to thereto in accordance with Section 6.15 thereof and any holder of a Lender Warrant (as defined therein) that becomes a party to thereto in accordance with Section 6.15 thereof.
“Parent Material Adverse Effect” means any fact, change, effect or event (each, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, financial condition or results of operations of Parent, its Subsidiaries, and their respective businesses, taken as a whole; provided, however, that no Effect (or results thereof) will be considered, either alone or in combination, directly or indirectly, when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such Effect resulted or arose from any of the following: (a) the negotiation, execution, announcement, existence or pendency of this Agreement (including by reason of the identity of any Party or any of its Affiliates or any communication by any Party or any of its Affiliates regarding their respective plans or intentions with respect to their respective businesses, including the impact thereof on relationships, contractual or otherwise, with any customers, suppliers, vendors, partners, employees, regulators or others having relationships with any Party, its Affiliates or their respective businesses or any litigation arising from or relating to this Agreement or the transactions contemplated hereby); (b) any change that is generally applicable to the industries or markets in which Parent or any of its Subsidiaries operates or in which products or services of their respective businesses are produced, distributed or sold; (c) any change in applicable laws or the interpretation thereof after the date of this Agreement; (d) any changes or prospective changes in GAAP, accounting standards or in the interpretation or enforcement thereof after the date of this Agreement; (e) conditions generally affecting the economy, the regulatory environment or credit, securities, currency, financial, commodity, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index, any changes in interest rates or exchange rates, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions or the threat thereof) in the United States or elsewhere in the world; (f) any national or international political, geopolitical or social conditions, including civil commotion, civil disorder, or any other type of civil unrest (including riots, public demonstrations, protests, looting, and revolutions), the threatening of, engagement in, or escalation of, hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or cyber-attack or terrorist attack or other force majeure event or any other national or international calamity or crisis and, in each case, any responses thereto (e.g., sanctions, boycotts, or curfews), in each case whether or not involving the United States; (g) any hurricane, earthquake, flood or other natural disasters; (h) any failure by Parent or any of its Subsidiaries or their respective businesses to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of such businesses for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that this clause (h) will not prevent a determination that any Effect underlying such failure has resulted in a Parent Material Adverse Effect unless otherwise excluded under this definition); or (i) any epidemic, pandemic or disease outbreak, or any applicable law, directive, pronouncements, guidelines or recommendations or interpretation thereof issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, or any change in such applicable law, directive, guidelines, pronouncements, recommendations or interpretation thereof following the date of this Agreement, or any material worsening of such conditions threatened or existing as of the date of this Agreement; provided, that Parent Material Adverse Effect may take into account, individually or in the aggregate, any Effect described in the foregoing clauses (b), (c), (d), (e), (f), (g) or (i) to the extent any such Effects have or would reasonably be expected to have a materially disproportionate adverse impact on the respective businesses of Parent and its Subsidiaries relative to other Persons in the industries in which Parent and its Subsidiaries operate.
“Parent Per Share Price” has the meaning given to “Original Issue Price” in respect of the Parent Preferred Stock in the Parent Voting Agreement as in effect as of the date of this Agreement.
“Parent Preferred Stock” means the Series C Preferred Stock of the Parent, $0.00001 par value per share.
“Parent Right of First Refusal and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, made as of May 2, 2025, by and among Parent, the Investors and the Key Holders (each as defined therein).
“Parent Voting Agreement” means the Amended and Restated Voting Agreement, made and entered into as of May 2, 2025, by and among Parent, the holders of shares of Parent’s capital stock listed on Schedule A thereto (together with any subsequent investors, or transferees, who become parties pursuant to Sections 9.1(b) and 9.2 thereto) and certain other stockholders of Parent and/or holders of options to acquire shares of the capital stock of Parent listed on Schedule B thereto (together with any subsequent stockholders or option holders, or any transferees, who become parties pursuant to Section 9.1(a) or 9.2 thereto).
“PAYE” means pay as you earn as it applies to income Tax pursuant to the Income Tax (Earnings and Pensions) Act 2003 and the PAYE regulations referred to therein.
“Permitted Encumbrances” means (a) any restriction on transfer arising under applicable securities laws; (b) liens for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP; and (c) mechanics’, carriers’, workers’, repairers’, and similar Encumbrances arising or incurred in the ordinary course of business that are not yet due and payable and that are not, individually or in the aggregate, material to the business, operations, and financial condition of the Excluded Group in connection with the Business or the Purchased Group.
“Person” means any individual, Entity, or Governmental Body.
“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household (including name, address, telephone number, email address, billing information, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history or other website, application or online activity or usage data, location data, or biometric data), and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Information Privacy and Security Laws.
“Personnel Agreements” has the meaning set forth in Section 3.14(d)(i).
“Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA); (b) each other employment, consulting, executive, management, individual service, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, relocation, incentive, deferred compensation, retention, transaction, change in control, or similar plan, program, arrangement, agreement, policy, or commitment; (c) each compensatory option, restricted equity, equity unit, deferred equity, performance equity, equity appreciation, deferred equity, or other compensatory equity or equity-linked award, plan, program, arrangement, agreement, policy, or commitment; and (d) each life, health, disability, accident, medical, dental, vision, cafeteria, retiree benefit, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit, and each other compensation or benefit plan, program, arrangement, agreement, policy, or commitment, whether written or unwritten.
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending at the close of business on the Closing Date.
“Pre-Closing Taxes” means (a) any Liability for Taxes of the Company or any Subsidiary attributable to a Pre-Closing Tax Period; (b) any Liability for Taxes for which the Company or any Subsidiary (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Legal Requirements), as a transferee or successor, by Contract or otherwise, in each case (i) with respect to a Pre-Closing Tax Period or (ii) by reason of being a member of a consolidated, affiliated, combined, or unitary group for Tax purposes at any time on or before the Closing Date; (c) any Liability for Taxes imposed on or payable by Person with respect to which the Company or any Subsidiary has an obligation to indemnify such Person in accordance with a transaction consummated on or before the Closing; (d) the employer’s share of any employment or other payroll Taxes imposed with respect to any compensation payments payable as a result of the Transactions on or about the Closing Date and (e) the portion of Transfer Taxes borne by Seller pursuant to Section 6.7(e). Notwithstanding anything to the contrary herein, Pre-Closing Taxes shall not include (i) any Taxes resulting from an election made under Sections 336 or 338 of the Code with respect to the Transactions, (ii) any Taxes incurred with respect to any transaction outside the ordinary course of business on the Closing Date after the Closing or (iii) Transfer Taxes borne by the Buyer Parties pursuant to Section 6.7(e).

“Process” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the access, acquisition, collection, use, recording, organization, structuring, adaptation, alteration, retrieval, combination, erasure, storage, retention, sharing, distribution, transfer, disclosure, destruction, disposal or any other processing (as defined by applicable Information Privacy and Security Laws) of any Personal Information, User Data, sensitive information, proprietary information or confidential information (whether in electronic or any other form or medium).
“Products” means the Infinite Kitchen.
“Purchase Price” means One Hundred Eighty-Six Million Four Hundred Eighteen Thousand One Hundred Fifty-Six Dollars and Thirty-Eight Cents ($186,418,156.38).
“Purchased Group” means the Company and its Subsidiaries, and each member of the Purchased Group, a “Purchased Entity”.
“Reference Balance Sheet Date” means June 30, 2025.
“Registered Intellectual Property” shall mean all Intellectual Property that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation, patent applications, foreign counterparts, reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations, and continuations-in-part, and domain names.
“Related Excluded Liability” means any Excluded Liability to the extent resulting from, arising out of or related to the conduct or operation of the Business.
“Related Party” means, as applicable, (a) any Service Provider, (b) any director (or equivalent) or officer (or equivalent) of Seller Entity and (c) any immediate family member of any of the foregoing Persons who is an individual.
“Representatives” means officers, directors, managers, principal, employees, agents, attorneys, accountants, advisors, and other representatives.
“Required Equity Documents” means, collectively, (a) the Parent Investors’ Rights Agreement; (b) the Parent Voting Agreement; and (c) the Parent Right of First Refusal and Co-Sale Agreement.
“Required Key Employees” means (a) the Key Employee set forth in subsection (a) of the Key Employee Schedule (the “Top Key Employee”) and (b) the other Key Employees set forth in subsection (b) of the Key Employee Schedule.
“Required Regulatory Approvals” means the Governmental Authorizations listed on Schedule 6.1.
“Restricted Period” means the period commencing at the Closing and ending on the five (5)-year anniversary of the Closing Date.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, or compromise of Personal Information and/or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Systems or any Personal Information or confidential information stored or otherwise processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Legal Requirement.
“Seller Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to the Buyer Parties on behalf of Seller which sets forth the exceptions to the representations and warranties contained in Article III or Article IV and certain other information called for by this Agreement.
“Seller Employee Liabilities” means any and all liabilities, commitments and obligations (including all liabilities, commitments and obligations with respect to wages, compensation, cash or equity incentives, benefits, severance, Accrued Amounts and other accrued obligations, employment, engagement, retention and/or discharge, Section 4980B of the Code (or similar applicable Legal Requirement), the WARN Act, claims of unfair labor practices and any other claims under any applicable Legal Requirement by or on behalf of any employee or other service provider or relating to employment or labor): (a) relating to any Service Provider (or dependent or beneficiary thereof) who does not become a Transferred Employee for any reason, regardless of when arising, (b) relating to any current or former employee or other service provider who is or was not a Business Employee, (c) relating to any Transferred Employee (or any beneficiary or dependent thereof), to the extent arising on or prior to the Closing Date (or, if later, such Transferred Employee’s Transfer Date), or (d) arising at any time under any Seller Employee Plan.
“Seller Employee Plan” means each Plan (i) which is maintained, sponsored, or entered into by the Excluded Group for the benefit of (or which covers) any current or former Service Providers or the spouses, beneficiaries or other dependents thereof or (ii) under which the Excluded Group has any obligation or Liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to any current or former Service Providers, or the spouses, beneficiaries or other dependents thereof.
“Seller Group” means, collectively, Seller and its Subsidiaries (including, prior to the Closing, the Purchased Group), and each member of the Seller Group, a “Seller Entity”.
“Seller Indebtedness” shall have the meaning given to Business Indebtedness; provided that each reference to “Purchased Entity” shall be deemed to refer to “Seller Entity”.
“Seller Indemnified Parties” means the following Persons: (a) Seller; (b) Seller’s Affiliates; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b), and (c) above.
“Service Provider” means (i) each Business Employee and (ii) any current or former employee, officer, manager, director, consultant, independent contractor or other individual service provider of the Seller Group who provides all or substantially all their services to the Business.
“Shared Books and Records” means all Books and Records maintained by the Seller Group to the extent relating to both the Business, the Acquired Assets, the Assumed Liabilities or the

Purchased Group, on the one hand, and the other businesses of the Excluded Group, the Excluded Assets, the Excluded Liabilities or the Excluded Group, on the other hand.
“Shared Contract” means any Contract to which any Seller Entity (including the Purchased Group) is a party that relates to both (a) the Business and (b) any other businesses of the Excluded Group.
“Shared Privileged Materials” means any attorney work product and privileged communications covered by attorney-client privilege, work product doctrine or other similar privilege that is material to the Business and relates to both (a) the Business and (b) any other businesses of the Excluded Group.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in Source Code or object code; (b) databases, compilations, data aggregation programs, and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts, and other work product used to design, plan, organize, and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.
“Software Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (b) damaging or destroying any data or file without the user’s consent.
“Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions, and procedural, object-oriented, and other code, which may be printed out or displayed in human readable form.
“Standard Form Agreements” has the meaning set forth in Section 3.14(c)(iii).
“Standard Software License” means, as applicable: (a) non-exclusive Inbound Licenses to the Company or any Subsidiary of commercially available Software available on reasonable terms to the public (including on a Software-as-a-service basis), where such Software (i) has not been modified by or for the Company or any Subsidiary, (ii) has not been and is not being redistributed, (iii) is neither incorporated into nor used in the development of any Product, and (iv) is licensed for the annual fees paid to the licensor of such Software of less than $10,000; or (b) non-exclusive, term-limited Outbound Licenses of Software Products that the Company or its Subsidiary makes generally available, where such Outbound License was entered into in the ordinary course of business pursuant to the standard form of agreement that has been available to the Buyer Parties, without modification.
“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any Entity of which such Person, directly or indirectly, (a) owns or purports to own, beneficially or of record, (i) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person, directly or indirectly, to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity, voting, beneficial, or financial interests in such Entity or (b) otherwise exercises control.

“System” means any information technology equipment or system, database and data processing system or IT infrastructure of the Business Group that is used primarily in or related primarily to, and necessary to operate, the Business as currently conducted.
“Tax” means any U.S. federal, state, or local or non-U.S. tax, charge, duty, fee, levy, or other assessment, including income, corporation, gross income, gross receipts, production, excise, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, unincorporated business, capital, general corporate, environmental (including taxes under former Code Section 59A), occupation, recording, gains, premium, privilege, registration, value-added, alternative, add-on, minimum, estimated, and other taxes, or like charges of any kind whatsoever in the nature of a tax, whether disputed or not, and including any interest, penalties, or additions to tax, imposed by any Governmental Body.
“Tax Authority” means any Governmental Body having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, claim for refund, certificate, or other document or information (including any schedule or attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority, in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Technology” means all forms of technology and content, including any or all of the following: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings; (b) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (c) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (d) databases, data compilations and collections and technical data; and (e) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Treasury Regulations” means the U.S. Department of Treasury’s tax regulations issued under the Code.
“Uncured IK Sufficiency Rep Breach” means the occurrence of all of the following events: (a) a material breach by the Seller of the IK Sufficiency Rep as though made on the Closing Date, (b) the Excluded Group owning certain Assets (excluding cash or cash equivalents) that, if such Assets had been included as Acquired Assets acquired by the Buyer at Closing, would have resulted in the IK Sufficiency Rep not having been so breached, and (c) Parent having provided written notice to Seller of the existence of such material breach of the IK Sufficiency Rep and Seller not having cured such material breach within 90 days of such written notice.
“Unrelated Excluded Liability” means any Excluded Liability that is not a Related Excluded Liability.
“User Data” means any data or information (including any non-Personal Information or other data or information) collected by or on behalf of the Business Group from users of any Business Entity’s websites, online services, or mobile applications.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff Legal Requirement.
The following terms will have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
Accountant	6.7(l)
Accrued Amounts	6.9(c)
Acquired Confidential Information	6.10(b)(iii)
Acquired Shares	Recitals
Agreement	Preamble
Allocation	6.7(l)
Anti-corruption Laws	3.16(a)
Asset Allocation	6.7(l)
Basket	8.2(e)(i)
Benefits Continuation Period	6.9(d)
Bill of Sale	2.2(a)(iv)
Business Employee	3.12(a)
Business Financial Statements	3.23
Business Insurance Policy	3.19
Business Insured Group	3.19
Business Leased Real Property	3.5(c)
Business Real Property Lease	3.5(c)
Buyer	Preamble
Buyer Benefit Plans	6.9(e)
Buyer Closing Certificate	2.2(a)(i)
Buyer Confidential Information	6.10(b)(iv)(B)
Buyer Parties	Preamble
Buyer Party	Preamble
Buyer Permitted Purpose	6.10(b)(iv)(A)
Buyer Releasing Party	6.12(b)
Claim Notice	8.2(d)(i)
Claim Objection Notice	8.2(d)(i)
Closing	2.1
Closing Asset Purchase Consideration	6.7(l)
Closing Date	2.1

Closing Merger Consideration	6.7(l)
Company	Preamble
Company Registered Intellectual Property	3.14(a)
Confidential Information	6.10(b)(ii)
Confidentiality Period	6.10(b)(iii)
Consideration Allocation	6.7(l)
Deal Communications	11.21(b)
DGCL	Recitals
Disclosing Party	6.10(b)(ii)
Disclosure Document	6.13
DLLCA	Recitals
Enforceability Exceptions	3.2
Equity Side Letter	Recitals
Exception Claim	8.2(d)(ii)
Firm	11.21(a)
First Certificate of Merger	1.2(a)(ii)
First Effective Time	1.2(a)(ii)
First Merger	Recitals
General Cap	8.2(e)(i)
General Survival Period	8.1(a)
IK Sufficiency Rep	3.6(e)
Inactive Employee	6.9(a)
Inbound Licenses	3.14(c)(i)
Indemnification Matter	8.2(d)(i)
Information Security Reviews	3.14(n)(iv)
Intended Tax Treatment	6.7(j)
Interim Period	6.2
IP Assignment	2.2(a)(v)
IP License Agreement	Recitals
IP Licenses	3.14(c)(ii)
Key Employee Schedule	Recitals
Key Employees	Recitals
Labor Agreement	3.12(e)
Liquidity Event Consideration	8.2(e)(i)
Material Business Relations	3.2
Material Contract	3.7(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Recitals
Offer Packages	Recitals
Outbound Licenses	3.14(c)(ii)
Outside Date	9.1(c)
Parent	Preamble
Parent Investment Representations	5.6

Parent’s Representatives	6.13
Parties	Preamble
Party	Preamble
Patent Assignment	2.2(a)(vi)
Periodic Report	6.13
Personnel Agreements	3.14(d)(i)
Privileged Deal Communications	11.21(b)
Proposed Acquisition Transaction	6.2
Protected Parties	11.21(a)
PTO	3.14(a)
Receiving Party	6.10(b)(ii)
Required Transition Services	6.14
SEC	6.13
Second Certificate of Merger	1.2(b)(ii)
Second Effective Time	1.2(b)(ii)
Second Merger	Recitals
Seller	Preamble
Seller Closing Certificate	2.2(b)(i)
Seller Confidential Information	6.10(b)(iv)(A)
Seller Parties	Preamble
Seller Party	Preamble
Seller Permitted Purpose	6.10(b)(iii)
Seller Releasing Party	6.12(a)
Standard Form Agreements	3.14(c)(iv)
Supply Agreement	Recitals
Surviving Corporation	Recitals
Surviving Corporation Common Stock	1.2(d)(iii)
Surviving Entity	Recitals
Tax Contest	6.7(d)
Third Party Claim	8.2(d)(ii)
Transfer Date	6.9(a)
Transfer Taxes	6.7(e)
Transferred Employee	6.9(a)
Treasury Shares	1.2(d)(ii)
Unassigned Asset	1.5(a)
Union	3.12(e)
Willful Breach	9.2
ARTICLE XI
MISCELLANEOUS

11.1Notices. All notices, requests, demands, claims, and other communications that are required or may be given under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail; or the Business Day after being sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express). In each case notice will be sent to:

If to Seller or the Company (before the Closing), addressed to:

Sweetgreen, Inc.
3102 36th Street
Los Angeles, California 90018
Attn: Chief Legal Officer
Email: [***]

With a copy to (which will not constitute notice):

Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, WA
Attn: Nick Davis
Email: [***]

If to any Buyer Party, addressed to:

Wonder Group, Inc.
1065 6th Avenue, 15th Floor
New York, New York 10018
Attn: President & General Counsel
Email: [***]

With a copy to (which will not constitute notice):

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attn: Andrew Clark; Stanley I. Onyeador
Email: [***]
or to such other place and with such other copies as any Party may designate as to itself by written notice to the others.
11.2Rules of Construction and References.

(a)All article, section, schedule, exhibit, and annex references used in this Agreement are to articles, sections, schedules, exhibits, and annexes to this Agreement unless otherwise specified. The schedules, exhibits, and annexes attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.
(b)If a term is defined as one part of speech (such as a noun), it will have a corresponding meaning when used as another part of speech (such as a verb). Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender will include the feminine and neutral genders, and vice versa. The term “includes” or “including”, when used in this Agreement, means “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,”

“hereunder,” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular section or article in which such words appear. The words “ordinary course of business”, when used in this Agreement, means “ordinary course of business consistent with past practice”. Unless otherwise stated, any reference in this Agreement to any Person will be construed to include such Person’s successors and assigns.
(c)Except as otherwise expressly provided in this Agreement, all references to “Dollars” or “$” will be deemed references to the lawful money of the United States of America.
(d)References to any statute, rule, or regulation are to the statute, rule, or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation including any successor to said section; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule, or regulation will be deemed to refer to such statute, rule, or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.
(e)All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein.
(f)Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(g)The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or document.
(h)All accounting terms used in this Agreement and not expressly defined in this Agreement will have the meanings given to them under GAAP.
(i)The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(j)Subject to Section 11.1, any reference to any notice or other communication received “in writing” will be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, electronic mail, or any other means of written communication.
(k)The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to any Buyer Party or its Representatives, on the one hand, or any Seller Party or its Representatives, on the other hand, that such information, document, or material was (i) contained in the other Party’s virtual data room located at DFIN Venue no later than 11:59 p.m.

ET on the day prior to the date hereof or (ii) actually received (whether by physical or electronic delivery) upon request to such Party or its Representatives prior to the execution hereof.
11.3Titles. The table of contents, titles, captions, or headings of the Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.4Entire Agreement. This Agreement, including the Schedules and Exhibits to this Agreement, the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the other agreements, documents, and written understandings referred to in this Agreement or otherwise entered into or delivered by the parties to this Agreement on the date of this Agreement (including the Ancillary Agreements) constitute the entire agreement and understanding relating to the Transactions and supersede all other prior covenants, agreements (including any letters of intent between such parties), undertakings, obligations, promises, arrangements, communications, representations, and warranties, whether oral or written, by any party to this Agreement or by any director, officer, employee, agent, Affiliate, or Representative of any party to this Agreement relating to the Transactions; provided, however, (a) to the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Supply Agreement or the IP License Agreement, the provisions of the Supply Agreement or the IP License Agreement, respectively, will govern and control to the extent of such conflict or inconsistency and (b) that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Closing.

11.5Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by the Company or Seller, on the one hand, or any Buyer Party, on the other hand, without the prior written consent of the other Party. Notwithstanding the foregoing, any Buyer Party may, without the prior written consent of any Seller Party, assign all or any portion of its rights and obligations under this Agreement to an Affiliate(s) thereof; provided, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement. No such assignment will release the assignor from any of its obligations under this Agreement. In addition, any Buyer Party may assign their rights under this Agreement to a lender as collateral security.

11.6Amendment or Modification. This Agreement may not be amended or modified except in an instrument in writing signed by Seller and Buyer. Subject to the immediately following sentence, no amendment, supplement, modification, or waiver of this Agreement will be binding unless executed in writing by the party to be bound.

11.7Waiver. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege. The failure of a Party to exercise any right conferred in this Agreement within the time required will cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

11.8Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

11.9Burden and Benefit. This Agreement will be binding upon and will inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Article VIII, is entitled to indemnification, will be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

11.10Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement, including tort claims) will be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

11.11Consent to Jurisdiction. Each party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection with this Agreement or the Transactions, or for recognition or enforcement of any judgment relating to any of the foregoing, and each of the Parties irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each party to this Agreement agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.12Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.13Specific Performance. Each party to this Agreement acknowledges and agrees that the other Parties may be damaged irreparably, and in a manner for which monetary damages may not be an adequate remedy, in the event any of the provisions of this Agreement (including Section 6.11) are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each party to this Agreement agrees that the other Parties will be entitled to seeking an injunction or injunctions to prevent breaches of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

11.14Cumulative Remedies. All rights and remedies of either party to this Agreement are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.15Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the other Ancillary Agreements and the Transactions will be paid by the Party incurring such expenses, including all fees of its legal counsel, financial advisers and accountants.

11.16Representation by Counsel. Each party to this Agreement represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that it is fully aware of the contents thereof and its meaning, intent, and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress, or undue influence.

11.17Further Assurances. Seller agrees, to the extent necessary, to cause each Excluded Entity and, prior to the Closing, each Purchased Entity to comply with the terms of this Agreement and the Ancillary Agreements applicable to such Excluded Entity or Purchased Entity (as applicable). Parent shall cause Buyer to comply with the terms of this Agreement. Without limiting the foregoing, from and after the Closing, as and when requested by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will use commercially reasonable efforts to take, or cause to be taken all such further or other actions reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and to cooperate with each other in connection with the foregoing.

11.18Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed an original and all of which together will constitute one and the same instrument. The Parties agree that this Agreement will be legally binding upon the electronic transmission, including by email, by each Party of a signed signature page to this Agreement to the other Parties.

11.19Disclaimers of Other Warranties.

(a)NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO ANY BUYER PARTY OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE SELLER GROUP, THE PURCHASED SHARES, THE ACQUIRED ASSETS, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE III OR IN ARTICLE IV (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY ANY RELATED ITEM IN THE SELLER DISCLOSURE SCHEDULE) OR THE SELLER CLOSING CERTIFICATE AND SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY SELLER, ANY OTHER SELLER ENTITY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR OTHER REPRESENTATIVES, INCLUDING, WITH RESPECT TO (A) ANY STATEMENTS, DOCUMENTS, PROJECTIONS, OR OTHER INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE BUYER PARTIES BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SELLER ENTITIES, THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING THE BUSINESS, FINANCIAL CONDITION, ASSETS (INCLUDING THE CONDITION, VALUE, QUALITY OR SUITABILITY OF ANY ASSETS, WHETHER TANGIBLE,

INTANGIBLE OR MIXED) AND LIABILITIES, (B) ANY MANAGEMENT PRESENTATION OR (C) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 11.19(a) SHALL IN ANY WAY LIMIT ANY CLAIM FOR FRAUD (AS DEFINED HEREIN). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR IN ARTICLE IV (AND THE INDEMNIFICATION PROVISIONS RELATED TO BREACHES THEREOF IN ARTICLE VIII), BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER IS ACQUIRING THE BUSINESS AND THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS.
(b)NONE OF THE BUYER PARTIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO ANY SELLER PARTY OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, ASSETS OR LIABILITIES OF THE BUYER GROUP OR THE CAPITAL STOCK OR OTHER SECURITIES OF PARENT OR ANY OTHER BUYER ENTITY, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE V (INCLUDING THE PARENT INVESTMENT REPRESENTATIONS) (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY ANY RELATED ITEM IN THE BUYER DISCLOSURE SCHEDULE) OR THE BUYER CLOSING CERTIFICATE, AND EACH BUYER PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY SUCH BUYER PARTY, ANY OTHER BUYER ENTITY OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR OTHER REPRESENTATIVES, INCLUDING, WITH RESPECT TO (A) ANY STATEMENTS, DOCUMENTS, PROJECTIONS, OR OTHER INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE SELLER PARTIES BY OR ON BEHALF OF THE BUYER PARTIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, ASSETS (INCLUDING THE CONDITION, VALUE, QUALITY OR SUITABILITY OF ANY ASSETS, WHETHER TANGIBLE, INTANGIBLE OR MIXED), LIABILITIES OR CONDITION (FINANCIAL OR OTHERWISE) OF THE BUYER GROUP OR THE CAPITAL STOCK OR OTHER SECURITIES OF PARENT OR ANY OTHER BUYER ENTITY, (B) ANY MANAGEMENT PRESENTATION OR (C) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, ASSETS, LIABILITIES OR CONDITION OF THE BUYER GROUP. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 11.19(b) SHALL IN ANY WAY LIMIT ANY CLAIM FOR FRAUD (AS DEFINED HEREIN). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V (INCLUDING, FOR AVOIDANCE OF DOUBT, THE PARENT INVESTMENT REPRESENTATIONS) (AND THE INDEMNIFICATION PROVISIONS RELATED TO BREACHES THEREOF IN ARTICLE VIII, TO THE EXTENT APPLICABLE), EACH SELLER PARTY HEREBY ACKNOWLEDGES AND AGREES THAT SELLER IS ACQUIRING THE CLOSING EQUITY CONSIDERATION (AND THEREBY AN INDIRECT INTEREST IN THE ASSETS OF THE BUYER GROUP AND THEIR RESPECTIVE BUSINESSES) ON AN “AS IS, WHERE IS” BASIS.
11.20Acknowledgements.

(a)Seller hereby acknowledges (for itself and on behalf of the other Seller Entities) that (a) no Buyer Party or any other Person makes any representation or warranty with respect to Parent or its Subsidiaries, their respective businesses, operations, assets, properties, liabilities, and condition (financial and otherwise) or the Closing Equity Consideration, except as set forth in Article V (including the Parent Investment Representations) or the Buyer Closing Certificate, and (b) neither Seller Party nor any other Person has relied on any representation or warranty that is not set forth in Article V or the Buyer Closing Certificate. Seller acknowledges (for itself and on behalf of the other Seller Entities) that (i) Seller is a sophisticated Person, (ii) each Seller Party has, with the assistance of its expert advisors, including legal counsel, conducted its own independent review, analysis, and investigation of the Buyer Group, their respective businesses, operations, assets, properties, liabilities, and condition (financial and otherwise) or the Closing Equity Consideration, as it deems necessary in connection with the execution of this Agreement and the consummation of the Transactions, (iii) the Seller Parties and their Representatives have been permitted reasonable access to the books, records and properties of the Buyer Group and their respective businesses, (iv) the Seller Parties and their respective Representatives have had an opportunity to meet with Representatives of the Buyer Group to discuss their respective businesses, operations, assets, properties, liabilities, and condition (financial and otherwise), and (v) each Seller Party has conducted, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Buyer Group’s respective businesses. In making its determination to proceed with the Transactions, each Seller Party has relied solely on the results of its own independent investigation and verification, in addition to the representations and warranties of the Buyer Parties expressly and specifically set forth in Article V and the Buyer Closing Certificate.
(b)Each Buyer Party hereby acknowledges that (a) neither Seller Party nor any other Person makes any representation or warranty with respect to the Business, the Acquired Shares, the Seller Group, the Acquired Assets, the Excluded Assets, the Assumed Liabilities, or the Excluded Liabilities, except as set forth in Article III, Article IV or the Seller Closing Certificate, and (b) such Buyer Party has not relied on any representation or warranty that is not set forth in Article III, Article IV or the Seller Closing Certificate. Each Buyer Party acknowledges (for itself and on behalf of its Affiliates) that (i) such Buyer Party is a sophisticated purchaser, (ii) such Buyer Party has, with the assistance of its expert advisors, including legal counsel, conducted its own independent review, analysis, and investigation of the Acquired Shares, the Acquired Assets, the Business and the Purchased Group and each of their businesses, operations, assets, properties, liabilities, and condition (financial and otherwise) as it deems necessary in connection with the execution of this Agreement and the consummation of the Transactions, (iii) such Buyer Party and its Representatives have been permitted reasonable access to the Acquired Assets and Key Employees, (iv) such Buyer Party and its Representatives have had an opportunity to meet with Representatives of Seller and the Business to discuss the businesses, operations, assets, properties, liabilities, and condition (financial and otherwise) of the Business and the Purchased Group, and (v) such Buyer Party has conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business and the Purchased Group. In making its determination to proceed with the Transactions, each Buyer Party has relied solely on the results of its own independent investigation and verification, in addition to the representations and warranties of Seller expressly and specifically set forth in Article III, Article IV and the Seller Closing Certificate.
11.21Conflicts; Retention of Privilege; Shared Privileged Materials.

(a)Each of the Parties hereto acknowledges and agrees that Cooley LLP (the “Firm”) has acted as counsel to the Seller Parties in connection with the negotiation of this Agreement and the consummation of the Transactions. In connection with any matter or dispute under this Agreement, each of the Buyer Parties hereby irrevocably waives and agrees not to assert, and agrees to cause its Affiliates (including the Surviving Entity) following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with the Firm’s prior representation of the Seller Parties in connection with the negotiation of this Agreement and the consummation of the Transactions (collectively, the “Protected Parties”) after the Closing in any matter involving this Agreement or the Transactions.
(b)Each Buyer Party further agrees, on behalf of itself and its Affiliates, including, after the Closing, on behalf of the Surviving Entity, that all communications in any form or format whatsoever between or among any of the Firm and the Protected Parties, or any of their respective representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement and ending at the First Effective Time, any dispute arising under this Agreement (collectively, the “Deal

Communications”), shall be deemed to be retained and owned collectively by the Protected Parties and shall not pass to or be claimed by the Buyer Parties or, following the Closing, the Surviving Entity (subject to the proviso in the immediately following sentence). All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Protected Parties and shall not pass to or be claimed by the Buyer Parties or, following the Closing, the Surviving Entity; provided, that nothing contained herein shall be deemed to be a waiver by any of the Buyer Parties or any of their respective Affiliates (including, after the Closing, the Surviving Entity) of, and neither Seller nor any Excluded Entity shall waive (without Parent’s prior written consent), any applicable privileges or protections (including attorney-client privilege, work-product protection or expectation of client confidence) that can or may be asserted by any Buyer Entity (including, after the Closing, the Surviving Entity) to prevent disclosure of any Deal Communications or other communications to any third party.
(c)Notwithstanding the foregoing, in the event that a dispute arises between the Buyer Parties and their Affiliates (including, after the Closing, the Surviving Entity), on the one hand, and a third party other than a Protected Party, on the other hand, the Buyer Parties and their Affiliates (including, following the Closing, the Surviving Entity) may assert, and neither Seller nor any other Excluded Entity shall waive (without Parent’s prior written consent), any attorney-client privilege, work-product protection, expectation of client confidence or similar privileges to prevent the disclosure of any Privileged Deal Communications to such third party; provided, however, that none of the Buyer Parties (nor, following the Closing, the Surviving Entity) may waive such privilege without the prior written consent (email to suffice) of Seller (such consent not to be unreasonably conditioned, withheld or delayed). In the event that the Buyer Parties or their Affiliates (including the Surviving Entity following the Closing) is legally required by Legal Requirement or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Parent shall promptly notify Seller in writing (including by making specific reference to this Section 11.21(c)) so that Seller can seek a protective order (at Seller’s expense), and Parent shall reasonably cooperate with Seller (at Seller’s expense) in connection therewith.
(d)Each Buyer Party agrees on behalf of itself and, following the Closing, the Surviving Entity, that to the extent that a Buyer Party or, after the Closing, the Surviving Entity, receives or takes physical possession of any Deal Communications, (i) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Protected Parties or any other Person of the privileges or protections described in this Section 11.21, and (ii) neither the Buyer Parties nor, following the Closing, the Surviving Entity shall assert any claim that any of the Protected Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications by virtue of such receipt of physical possession.
(e)Shared Privilege Materials. The Parties acknowledge and agree that it is their mutual intent in relation to Shared Privileged Materials that each of the Buyer Parties, on the one hand, and Seller, on the other hand, shall be entitled to possess and use such work product and privileged communications but neither may waive attorney-client privilege with respect thereto without the prior consent of the other Party, not to be unreasonably withheld, conditioned or delayed.
[Signature Page Follows]

The Parties have executed this Agreement as of the date first written above.
PARENT:
WONDER GROUP, INC.

By: /s/ Marc Lore
Name: Marc Lore
Title: CEO

BUYER:
WONDER AUTOMATION, INC.

By: /s/ Marc Lore
Name: Marc Lore
Title: Chief Executive Officer

MERGER SUB I:
WALLY MERGER SUB I, INC.

By: /s/ Marc Lore
Name: Marc Lore
Title: Chief Executive Officer

MERGER SUB II:
WALLY MERGER SUB II, LLC

By: WONDER GROUP, INC.
Its: Sole Member

By: /s/ Marc Lore
Name: Marc Lore
Title: CEO

[Signature Page to Agreement and Plan of Merger and Asset Purchase]

SELLER:
SWEETGREEN, INC.

By: /s/ Jonathan Neman
Name: Jonathan Neman
Title: Chief Executive Officer

COMPANY:
SPYCE FOOD CO.

By: /s/ Jonathan Neman
Name: Jonathan Neman
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Asset Purchase]